UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]    Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive proxy statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Section 240.14a-12

                               TCI Solutions, Inc.
   --------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   --------------------------------------------------------------------------
    (Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[X]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                  Common stock, par value $0.001 per share
                  Series A Preferred Stock
                  Series B Preferred Stock

         (2)      Aggregate number of securities to which transaction applies:

                  12,825,459 shares of common stock 31,703 shares of Series A Preferred Stock 1,124,154 shares of Series B Preferred Stock

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The transaction value is based on:

                  (i) $0.132 per share to be paid with respect to 12,825,459 shares of Common Stock;

                  (ii) $0.8409 per share to be paid with respect to 31,703 shares of Series A Preferred Stock; and

                  (iii) $0.7573 per share to be paid with respect to 1,124,154 shares of Series B Preferred Stock.

         (4)      Proposed maximum aggregate value of transaction: $2,570,941.41

         (5)      Total fee paid: $514.19

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)    Amount Previously Paid:_______________________

       (2)    Form, Schedule or Registration Statement No.: ____________________

       (3)    Filing Party: ________________________________

       (4)    Date Filed:________________________________

                           [TCI SOLUTIONS, INC. LOGO]

                               TCI Solutions, Inc.

                         17752 Skypark Circle, Suite 160
                            Irvine, California 92614

                           ---------------------------

                                                        __________________, 2005
Dear Stockholder,

         We cordially invite you to attend a special meeting of stockholders of TCI Solutions, Inc. ("TCI") to be held at 10:00 A.M., California time, on _________, 2005, at TCI's principal executive offices located at 17752 Skypark Circle, Suite 160, Irvine, California 92614.

         At the special meeting, you will be asked to adopt an agreement and plan of merger by and among TCI, Retalix Ltd., an Israeli corporation, Retalix Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Retalix Ltd., Survivor RTLX LLC, a Delaware limited liability company of which Retalix Holdings Inc. is the sole member, and RTLX LLC, a Delaware limited liability company of which Retalix Holdings, Inc. is the sole member. The agreement and plan of merger proposes a double merger transaction in which RTLX LLC will first merge with and into TCI (with TCI surviving), followed immediately by the merger of TCI with and into Survivor RTLX LLC (with Survivor RTLX LLC surviving). We refer to these transactions collectively as the "merger" and the agreement and plan of merger as the "merger agreement."

         Upon completion of the merger (except for (i) shares acquired by Retalix Holdings Inc. pursuant to a stock purchase agreement dated as of April 1, 2005 among TCI, Retalix Ltd., Retalix Holdings, Inc. and certain holders of TCI's Series A Preferred Stock and Series B Preferred Stock, and (ii) shares held by stockholders who properly perfect appraisal rights under Delaware law):


         o each holder of TCI common stock will receive $0.132 in cash per share;

         o each holder of Series A Preferred Stock will receive $0.8409 in cash per share (determined on an as-converted to common stock basis); and

         o each holder of Series B Preferred Stock will receive $0.7573 in cash per share (determined on an as-converted to common stock basis).

         On March 31, 2005 TCI's board of directors (then consisting of David R. Butler, Lance C. Jacobs, Daniel Raynor, Mark T. Koulogeorge, James E. Houlihan III and Todd Gardner) unanimously approved the merger agreement and the proposed merger, and has determined that the adoption of the merger agreement is advisable and that the proposed merger is fair to, and in the best interests of, all stockholders of TCI. Accordingly, the board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement.

         We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger and other important information related to the merger in detail.

         The merger is conditioned on the adoption of the merger agreement by
(i) a majority of the outstanding TCI common stock and preferred stock voting as a single class on an as-converted basis, and (ii) by 58% of the preferred stock, with both series thereof voting as a single class. Retalix Holdings Inc., a wholly owned subsidiary of Retalix Ltd., owns 73.4% of TCI's stock on an as-converted basis and more than 97% of TCI's preferred stock, and intends to vote in favor of the adoption of the merger agreement. Therefore the votes of Retalix Holdings Inc. will be sufficient to approve the merger agreement.

         We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage prepaid envelope as promptly as possible. Please do not send any stock certificates with your proxy card. Your vote is important, regardless of the number of shares you own. Please note that you will be able to vote in person at the meeting even if you have previously returned your proxy.

         Thank you for your attention to this important matter.

                                         Sincerely,



                                         Stephen P. DeSantis
                                         Chief Financial Officer,
                                         Executive Vice President and Secretary

         This proxy statement is dated _____________, 2005, and is first being mailed to stockholders of TCI on or about ___________, 2005.

--------------------------------------------------------------------------------

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                           [TCI SOLUTIONS, INC. LOGO]

                               TCI Solutions, Inc.

                         17752 Skypark Circle, Suite 160
                            Irvine, California 92614

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        --------------------------------

                        TO BE HELD ____________ __, 2005


         We cordially invite you to attend a special meeting of stockholders of TCI Solutions, Inc. ("TCI"), a Delaware corporation. This special meeting will be held at 10:00 a.m., California time, on _______________, 2005, at the principal executive offices of TCI located at 17752 Skypark Circle, Suite 160, Irvine, California 92614.

         The meeting is being held:

         1. to adopt the agreement and plan of merger pursuant to which RTLX LLC, a wholly-owned subsidiary of Retalix Ltd. will merge with and into TCI (with TCI surviving), followed immediately by the merger of TCI with and into another wholly-owned subsidiary of Retalix Ltd., Survivor RTLX LLC, which will be the surviving company; and

         2. to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

         TCI's board of directors has fixed the close of business on ________, 2005 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

         On March 31, 2005, the board of directors (then consisting of David R. Butler, Lance C. Jacobs, Daniel Raynor, Mark T. Koulogeorge, James E. Houlihan, III and Todd G. Gardner) determined that the adoption of the agreement and plan of merger is advisable and that the proposed merger is fair to, and in the best interests of, all stockholders of TCI, and unanimously approved the agreement and plan of merger and the proposed merger. Accordingly, the board of directors recommends that stockholders vote FOR the adoption of the agreement and plan of merger.

         Your vote is very important. The completion of the merger is conditioned on the adoption of the agreement and plan of merger by (i) the affirmative vote of holders of a majority of TCI's issued and outstanding shares of common stock and preferred stock voting as a single class on an as-converted to common stock basis and (ii) by 58% of both series of the preferred stock, voting as a single class. Retalix Holdings Inc., a wholly owned subsidiary of Retalix Ltd., owns 73.4% of TCI's stock on an as-converted basis and more than 97% of TCI's preferred stock and intends to vote in favor of the adoption of the merger agreement. Therefore, the votes of Retalix Holdings Inc. will be sufficient to approve the merger agreement.

         Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

         The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the agreement and plan of merger is included as Appendix A to the accompanying proxy statement.

                                          By order of the board of directors,


                                          Stephen P. DeSantis
                                          Chief Financial Officer,
                                          Executive Vice President and Secretary
Irvine, California
April __, 2005


                                TABLE OF CONTENTS

                                                                                                                     Page


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION..............................................................1

SUMMARY TERM SHEET.......................................................................................................2

                  The Special Meeting....................................................................................2

                  The Proposed Merger....................................................................................2

                  Questions About the Fairness of the Merger  and Conflicts of Interest..................................6

                  Voting and Proxy Procedures............................................................................8

                  Getting More Information...............................................................................9

INTRODUCTION............................................................................................................10

SPECIAL FACTORS.........................................................................................................11

                  Background of the Merger..............................................................................11

                  Position of TCI as to the Fairness of the Merger......................................................15

                  Opinion of Financial Advisor to the Board of Directors................................................17

                  Position of TCI as to the Purposes, Alternatives, Reasons and Effects of the Merger...................22

                  Position of Retalix as to the Fairness of the Merger..................................................22

                  Position of Retalix as to the Purposes, Alternatives, Reasons and Effects of the Merger...............23

                  Retalix's Plans for TCI...............................................................................24

THE MERGER..............................................................................................................25

                  Proposal to be Considered at the Special Meeting......................................................25

                  Voting Rights; Quorum; Vote Required for Approval.....................................................25

                  Voting and Revocation of Proxies......................................................................26

                  Proxy Solicitation....................................................................................26

                  Structure of the Merger...............................................................................26

                  Effective Time of the Merger..........................................................................27

                  Payment of Merger Consideration and Surrender of Stock Certificates...................................27

                  Source of Merger Funding..............................................................................27

                  Interests of Certain Persons in the Merger; Potential Conflicts of Interest...........................27

                  Intent to Vote; Recommendations.......................................................................30

                  Estimated Fees and Expenses of the Merger.............................................................30

                  Appraisal Rights......................................................................................31

                  Material U.S. Federal Income Tax Consequences.........................................................32

                  Certain Legal Matters.................................................................................33

                  Regulatory Filings and Approvals......................................................................33

THE MERGER AGREEMENT....................................................................................................34

                  Representations and Warranties........................................................................34

                  Conditions to the Merger..............................................................................34

                  Amendments............................................................................................34

                  Waiver................................................................................................34


                  Options and Warrants..................................................................................35

                  Interim Operations....................................................................................35

                  Access to Information.................................................................................35

                  Notices of Certain Events; Continuing Disclosure......................................................35

                  Compensation..........................................................................................36

                  Consents..............................................................................................36

                  Stockholder Approval; Other Covenants.................................................................36

                  Other Acquisition Proposals...........................................................................36

                  Confidentiality.......................................................................................38

                  Indemnification.......................................................................................38

                  Vote..................................................................................................38

                  Termination...........................................................................................38

                  Termination Fee.......................................................................................39

                  Expenses..............................................................................................39

INFORMATION ABOUT TCI...................................................................................................40

                  Business..............................................................................................40

                  Our Evolution.........................................................................................40

                  Principal Products and Services.......................................................................40

                  Retail Execution System...............................................................................41

                  TCI Retail............................................................................................41

                  TCI HQ................................................................................................41

                  TCI Store.............................................................................................41

                  Solution Packages.....................................................................................42

                  TCI thinStore(TM).....................................................................................43

                  TCI Store(TM).........................................................................................43

                  Services..............................................................................................44

                  Market Background.....................................................................................44

                  Markets...............................................................................................45

                  Distribution..........................................................................................45

                  Competition...........................................................................................45

                  Significant Customers.................................................................................45

                  Proprietary Rights and Licenses.......................................................................46

                  Environmental Matters.................................................................................46

                  Employees.............................................................................................46

                  Properties............................................................................................46

                  Legal Proceedings.....................................................................................47

                  Management's Discussion and Analysis of Financial Condition and Results of Operations.................47

                  Overview of Significant Trends and Developments in Our Business.......................................49


                  Results of Operations.................................................................................50

                  Software License Revenue by Product Line..............................................................50

                  Off-Balance Sheet Arrangements........................................................................54

                  Business Outlook......................................................................................54

                  Financial Statements..................................................................................55

                  Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.................55

TCI SOLUTIONS, INC. SELECTED FINANCIAL AND OPERATING DATA...............................................................56

TCI SOLUTIONS, INC. PROJECTED FINANCIAL INFORMATION.....................................................................57

         Price Range of TCI's Common Stock..............................................................................58

         Dividends and Dividend Policy..................................................................................58

INFORMATION ABOUT RETALIX...............................................................................................59

OTHER MATTERS...........................................................................................................61

                  Other Matters at the Special Meeting..................................................................61

                  Future Stockholder Proposals..........................................................................61

                  Security Ownership of Certain Beneficial Owners and Management........................................61

                  Purchases by TCI and its Directors and Executive Officers and by Retalix and its
                  Directors and Executive Officers......................................................................62

                  Available Information.................................................................................63


SCHEDULES AND APPENDICES
Schedule I     -      Information Concerning Directors and Executive Officers of TCI Solutions, Inc. and
                      Retalix Ltd.
Appendix A     -      Agreement and Plan of Merger dated as of April 1, 2005 among TCI Solutions, Inc.,
                      Retalix Ltd., Retalix Holdings Inc., Survivor RTLX LLC and RTLX LLC
Appendix B            Stock Purchase Agreement dated April 1, 2005 among TCI Solutions, Inc., Retalix Ltd.,
                      Retalix Holdings Inc. and certain Stockholders of TCI Solutions, Inc. signatory thereto
Appendix C     -      Opinion of The Mentor Group, Inc. dated March 31, 2005
Appendix D     -      Section 262 of the Delaware General Corporation Law (Appraisal Rights)
Appendix E     -      Financial Statements of TCI Solutions, Inc.

This document may incorporate or refer to important business and financial information about TCI Solutions, Inc. from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. This information is available without charge at the Securities and Exchange Commission's website at www.sec.gov, as well as from other sources. See "OTHER MATTERS - Available Information" below.



           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This proxy statement and the documents attached to or incorporated by reference herein contain or are based upon "forward-looking" information and involve risks and uncertainties. Such forward-looking statements reflect, among other things, management's current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause TCI's actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein or in the documents attached or incorporated by reference that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates, "seeks" and similar words and expressions are intended to identify forward-looking statements. TCI assumes no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation:

     o    costs and charges related to the proposed merger;

     o failure to obtain required stockholder or regulatory approvals for the merger;

     o    the merger not closing for any other reason; and

     o other factors disclosed in TCI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on April 15, 2005 and in other reports filed by TCI from time to time with the Securities and Exchange Commission.

                               SUMMARY TERM SHEET

         This summary term sheet summarizes selected information contained elsewhere in this proxy statement but may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully including the attached schedule and appendices. In this proxy statement, the term "TCI" refers to TCI Solutions, Inc., the term "Retalix" refers to Retalix Ltd., and where applicable, may also refer to Retalix Holdings Inc., Survivor RTLX LLC and RTLX LLC, all of which are wholly-owned subsidiaries of Retalix.



The Special Meeting

When and where is the special meeting?                       The special meeting of the stockholders of TCI will be
                                                             held on _______________, 2005, at 10:00 a.m. Pacific
                                                             Standard Time, at TCI's principal executive offices
                                                             located at 17752 Skypark Circle, Suite 160, Irvine,
                                                             California 92614.  See "THE MERGER."

What am I being asked to vote upon?                          A proposal to adopt the agreement and plan of merger
                                                             dated as of April 1, 2005 among Retalix, Retalix
                                                             Holdings Inc., Survivor RTLX LLC, RTLX LLC and TCI.
                                                             The agreement and plan of merger and the merger
                                                             transactions proposed therein are referred to in this
                                                             proxy statement as the "merger agreement" and  the
                                                             "merger," respectively.  See "THE MERGER--Proposal to be
                                                             Considered at the Special Meeting."
The Proposed Merger

What will happen if the merger is completed?                 RTLX LLC will merge into TCI, with TCI surviving the
                                                             merger, immediately followed by a merger of TCI with
                                                             and into Survivor RTLX LLC, which will be the surviving
                                                             company.  After the merger, TCI will cease to exist and
                                                             the assets and liabilities of TCI will be held by
                                                             Survivor RTLX LLC.  See "SPECIAL FACTORS-Position of
                                                             TCI as to the Purposes, Alternatives, Reasons and
                                                             Effects of the Merger" and "SPECIAL FACTORS-Position of
                                                             Retalix as to the Purposes, Alternatives, Reasons and
                                                             Effects of the Merger."
When will the merger be completed?                           If the merger agreement is approved and the other
                                                             conditions to the merger are satisfied or waived, the
                                                             merger is expected to be completed promptly after the
                                                             special meeting.  See "THE MERGER--Effective Time of the
                                                             Merger."

What will I receive if the merger is completed?                      o     Each holder of TCI common stock will receive
                                                                           $0.132 in cash per share, each holder of Series
                                                                           A Preferred Stock will receive $0.8409 in cash
                                                                           per share (determined on an as-converted-to-
                                                                           common-stock basis) and each holder of Series B
                                                                           Preferred Stock will receive $0.7573 in cash per
                                                                           share (determined on an as-converted-to-common-
                                                                           stock basis) (except in each case shares owned
                                                                           by Retalix and its subsidiaries and shares owned
                                                                           by stockholders who properly exercise appraisal
                                                                           rights.) See "THE MERGER--Payment of Merger
                                                                           Consideration and


                                                                           Surrender of Stock Certificates."

                                                                     o     Stockholders who properly exercise their
                                                                           appraisal rights will receive cash in the
                                                                           amount of the appraised value of their shares
                                                                           of TCI stock. See "THE MERGER--Appraisal
                                                                           Rights."

                                                                     o     Shares of common stock owned by Retalix and
                                                                           its subsidiaries and shares owned by TCI will
                                                                           be canceled and no consideration will be paid
                                                                           for these shares. See "THE MERGER--Payment of
                                                                           Merger Consideration and Surrender of Stock
                                                                           Certificates."


When will I receive the merger consideration?                After the completion of the merger, when you send your
                                                             share certificates together with a completed letter of
                                                             transmittal to the disbursing agent, that agent will
                                                             promptly distribute the merger consideration to
                                                             stockholders.  See "THE MERGER--Payment of Merger
                                                             Consideration and Surrender of Stock Certificates."

What effects will the merger have on TCI?                    As a result of the merger, each share of TCI stock will
                                                             be canceled.  Accordingly, TCI will be eligible for
                                                             termination of, and will terminate, registration of its
                                                             common stock under the Securities Exchange Act of 1934,
                                                             as amended, which we refer to as the "Exchange Act."
                                                             In addition, TCI and its directors, executive officers
                                                             and certain stockholders will no longer be subject to
                                                             certain requirements of the Exchange Act.  See "SPECIAL
                                                             FACTORS-Position of TCI as to the Purposes,
                                                             Alternatives, Reasons and Effects of the Merger" and
                                                             "SPECIAL FACTORS-Position of Retalix as to the
                                                             Purposes, Alternatives, Reasons and Effects of the
                                                             Merger."

How is the merger related to the prior acquisition by        On April 1, 2005, Retalix agreed to acquire all of our
Retalix of our preferred stock?                              outstanding capital stock in a two step transaction


                                                             consisting of (i) a stock acquisition, under which
                                                             Retalix acquired substantially all of our outstanding
                                                             Series A and Series B Preferred Stock from institutional
                                                             investors, and (ii) a merger to occur as soon as possible
                                                             after the special meeting, after which Retalix would
                                                             indirectly own all of our outstanding capital stock. The
                                                             total purchase price to be paid by Retalix to acquire all
                                                             of our outstanding capital stock is $34.5 million. See
                                                             "SPECIAL FACTORS--Background of the Merger."

                                                             TCI and Retalix desired to structure the acquisition in
                                                             this manner so that Retalix could acquire control of TCI
                                                             quickly to minimize the risks posed by a one-step
                                                             merger, including the risk that TCI's financial
                                                             condition or business prospects would deteriorate and
                                                             the merger would not be completed.

How much of the total purchase price paid by Retalix         The total purchase price to be paid by Retalix is $34.5

will be distributed to the common stockholders?              million, less aggregate transaction expenses (including,
                                                             legal, accounting and advisory fees) in excess of
                                                             $150,000. Of the remaining proceeds, $30.9 million was
                                                             payable to holders of Series A and Series B Preferred
                                                             Stock to satisfy their liquidation preferences as
                                                             provided in our certificate of incorporation and their
                                                             rights to participate in the proceeds on an
                                                             as-converted-to-common-stock basis. This left
                                                             approximately $3.4 million for distribution to holders of
                                                             common stock, and participants in our employee and
                                                             director stock option and stock option exchange programs.
                                                             The participants under our employee and director stock
                                                             option and option exchange programs were paid $1.7
                                                             million, leaving approximately $1.7 million to be
                                                             distributed to holders of common stock in the merger.

How was the common stock merger consideration calculated?    The common stock merger consideration of $0.132 per
                                                             share was determined by dividing the $8.6 million
                                                             proceeds available for distribution by 65.3 million
                                                             shares, which is the total number of shares of common
                                                             stock outstanding as well as shares of common stock
                                                             issuable upon conversion of the Series A and Series B
                                                             Preferred Stock and shares reserved for participants in
                                                             our employee and director stock option and stock
                                                             exchange programs.

How was the Series A Preferred Stock Stock merger            The Series A Preferred merger consideration of
consideration of calculated?                                 $0.8409 per share was determined by dividing (i) the
                                                             Series A Preferred Stock liquidation preference payable
                                                             under our certificate of incorporation, plus the common
                                                             stock merger consideration payable to the Series A
                                                             Preferred Stock as a result of the participation of such
                                                             shares on an as-converted-to-common-stock basis, by (ii)
                                                             the number of shares of Series A Preferred Stock
                                                             outstanding (on an as-converted-to-common-stock basis)
                                                             plus the additional shares of Series A Preferred Stock
                                                             issuable as a result of the PIK dividend provided for
                                                             under our certificate of incorporation. Each share of
                                                             Series A Preferred Stock is convertible into 2.12 shares
                                                             of common stock.

How was the Series B Preferred Stock merger                  The Series B Preferred Stock merger consideration of
consideration calculated?                                    $0.7573 per share was determined by dividing (i) the
                                                             Series B Preferred Stock liquidation preference payable
                                                             under our certificate of incorporation, plus the common
                                                             stock merger consideration payable to the Series B
                                                             Preferred Stock as a result of the participation of such
                                                             shares on an as-converted-to-common-stock basis, by (ii)
                                                             the number of shares of Series B Preferred Stock
                                                             outstanding. Each share of Series B Preferred Stock is
                                                             convertible into one share of common stock.

Will I have any appraisal rights?                            Yes.  Stockholders are entitled to assert appraisal
                                                             rights under Delaware law by following the requirements
                                                             specified in Section 262 of the Delaware General
                                                             Corporation Law, a copy of which is attached as

                                                             Appendix D. See "THE MERGER--Appraisal Rights" and
                                                             Appendix D.

What are the tax consequences of the merger to me?           Generally, the receipt of cash in exchange for shares
                                                             of TCI stock in the merger will be a taxable
                                                             transaction for U.S. federal income tax purposes and
                                                             may also be a taxable transaction under applicable
                                                             state, local, foreign or other tax laws. Tax matters
                                                             are very complex and the tax consequences of the merger
                                                             to you will depend on the facts of your own situation.
                                                             You should consult your tax advisor for a full
                                                             understanding of the tax consequences of the merger to
                                                             you.  See "THE MERGER - Material U.S. Federal Income
                                                             Tax Consequences."

How will Retalix finance the merger?                         Retalix estimates that approximately $2.8 million will
                                                             be required to complete the merger and related
                                                             transactions.  Retalix will provide the funds necessary
                                                             to consummate the merger from the cash on hand and
                                                             working capital of Retalix.  See "THE MERGER-Source of
                                                             Merger Funds."

What are the conditions to the merger?                       If certain conditions are not satisfied or waived, the
                                                             merger will not be completed.  These conditions
                                                             include, among others:

                                                                     o     the absence of any injunction or order of
                                                                           any court or other governmental entity
                                                                           prohibiting the merger;

                                                                     o     approval of the holders of a majority of
                                                                           outstanding TCI common stock and preferred
                                                                           stock (voting on an as-converted to common
                                                                           stock basis), voting together, at the
                                                                           special meeting; and



                                                                           TCI and Retalix and its subsidiaries shall
                                                                           have performed all of their respective
                                                                           obligations under the merger agreement as
                                                                           of the closing date of the merger.

                                                             See "THE MERGER AGREEMENT - Conditions to the Merger."

Does the merger require any regulatory filings or
approvals?                                                   TCI does not believe that any material federal or state
                                                             regulatory approvals, filings or notices are required by
                                                             it in connection with the merger, except for the filing
                                                             of this proxy statement and a Schedule 13E-3 with the
                                                             Securities and Exchange Commission and the filing of a
                                                             certificate of merger with the Secretary of State of
                                                             Delaware.

Questions About the Fairness of the Merger and Conflicts of Interest

What is Retalix's current relationship with TCI?             Prior to our entering into the merger agreement,
                                                             Retalix was a third party not in any way affiliated
                                                             with TCI.  The acquisition of TCI by Retalix has been
                                                             structured as a two step process to acquire the entire
                                                             company.  In the first step, Retalix acquired more than
                                                             97% of TCI's outstanding preferred stock from a group
                                                             of TCI's institutional stockholders, as a result of
                                                             which Retalix now owns 73.4% of the outstanding voting
                                                             stock of TCI (calculated on an
                                                             as-converted-to-common-stock basis).  On April 15,
                                                             2005, subsequent to signing the merger agreement and
                                                             Retalix's acquisition of 73.4% of TCI's voting stock,
                                                             Barry Shaked,  President, Chief Executive Officer and
                                                             Chairman of the Board of Retalix, and Danny Moshaioff,
                                                             who is an executive officer of Retalix, and Eli Spirer,
                                                             who is an officer of Retalix, were appointed directors
                                                             of TCI.  Retalix intends to vote its shares in favor of
                                                             the adoption of the merger agreement.  See "OTHER
                                                             MATTERS--Security Ownership of Certain Beneficial Owners
                                                             and Management" and "THE MERGER--Interests of Certain
                                                             Persons in the Merger; Potential Conflicts of Interest."

Do TCI's directors and officers have interests in the        Yes. These interests include the following:
merger that are different from, or in addition to, mine?
                                                                     o     it is expected that at least two members
                                                                           of TCI's management will continue in their
                                                                           positions after the merger; and

                                                                     o     certain of TCI's executive officers who
                                                                           are expected to be terminated within one
                                                                           year following the merger will receive
                                                                           severance payments of approximately
                                                                           $609,000 in the aggregate as a result of
                                                                           their employment agreements being
                                                                           terminated. These costs will be assumed and
                                                                           paid entirely by Retalix.

                                                             See "THE MERGER--Interests of Certain Persons in the
                                                             Merger; Potential Conflicts of Interest."

Why did TCI enter the merger agreement before allowing       The board of directors carefully evaluated other
stockholders to vote?                                        options for the approval the of merger agreement and
                                                             concluded that postponing the transactions to such a
                                                             stockholder vote could cause enough delay and
                                                             uncertainty as to impede Retalix's desire to continue.
                                                             As structured, the initial acquisition gave Retalix
                                                             immediate control of us and sufficient
                                                             certainty to enable us and Retalix to complete
                                                             the merger in a timely and efficient manner.

What did the board of directors do to make sure that the     The board of directors retained The Mentor Group, Inc.
merger consideration is fair?                                to evaluate the merger proposal and to examine
                                                             alternatives and render an opinion as to the fairness of
                                                             the merger consideration to the holders of TCI stock.
                                                             The board of directors negotiated the merger agreement
                                                             and the merger consideration in arm's-length
                                                             negotiations and entered into the stock purchase
                                                             agreement and merger agreement with Retalix prior to
                                                             Retalix becoming a stockholder and prior to the
                                                             appointment of certain Retalix officers to the board. In
                                                             addition, the board of directors considered various
                                                             alternatives to the merger, including a going-private
                                                             transaction, and concluded that the merger consideration
                                                             was the highest price that could be obtained for TCI's
                                                             stockholders and that the merger was in the best
                                                             interests of the stockholders and TCI.

                                                             The board of directors considered both the stock
                                                             purchase agreement and merger agreement together as
                                                             integrated steps in the sale of TCI to Retalix and
                                                             unanimously approved both. Further, the board determined
                                                             that (1) the contemplated merger constituted a
                                                             liquidation event under TCI's certificate of
                                                             incorporation, and (2) the purchase price of $34.5
                                                             million would be distributed to TCI's stockholders in
                                                             accordance with the priorities mandated by TCI's
                                                             certificate of incorporation.

                                                             See "SPECIAL FACTORS--Background of the Merger."

What does TCI's board of directors recommend?                On March 31, 2005 the TCI board, then consisting of
                                                             David R. Butler, Lance C. Jacobs, Daniel Raynor, Todd
                                                             G. Gardner, Mark T. Koulogeorge and James E. Houlihan
                                                             III unanimously approved the merger agreement and the
                                                             proposed merger.  The board also adopted resolutions
                                                             expressing its belief that the terms of the merger
                                                             agreement and the proposed merger are advisable and are
                                                             fair to, and in the best interests of, TCI's
                                                             stockholders and authorized the company to include in
                                                             this proxy statement a statement that the board
                                                             recommends the approval and adoption of the merger
                                                             agreement and the proposed merger.  The current TCI
                                                             board, consisting of David R. Butler, Barry Shaked,
                                                             Danny Moshaioff and Eli Spirer, also unanimously
                                                             recommends that you vote FOR the adoption of the merger
                                                             agreement.  See "SPECIAL FACTORS--Background of the
                                                             Merger" and "SPECIAL FACTORS--Position of TCI as to the
                                                             Fairness of the Merger to Disinterested Stockholders."

What does Retalix think of the merger?                       Retalix considered the acquisition of TCI, including
                                                             stock purchase and the merger, as a whole and believes
                                                             that the acquisition of TCI, including the merger and
                                                             the consideration to be paid to stockholders, is
                                                             substantively and procedurally fair to TCI's
                                                             stockholders.  See "SPECIAL FACTORS - Position of
                                                             Retalix as to the Fairness of the Merger."

Voting and Proxy Procedures

Who may vote at the special meeting?                         You are entitled to vote at the special meeting in
                                                             person or by proxy if you owned shares of TCI stock at
                                                             the close of business on ________, 2005, which is the
                                                             record date for the special meeting.  As of the record
                                                             date, there were 12,825,459 shares of TCI common stock,
                                                             5,816,037 shares of Series A Preferred Stock and
                                                             26,653,094 shares of Series B Preferred Stock issued
                                                             and outstanding and entitled to be voted at the special
                                                             meeting.  You will have one vote for each share of TCI
                                                             common stock you hold on the record date.  Holders of
                                                             Series A and Series B Preferred Stock are entitled to
                                                             vote their shares on an as-converted-to-common-stock
                                                             basis, under which holders of Series A Preferred Stock
                                                             may cast an aggregate of 13,073,868 votes and holders
                                                             of Series B Preferred Stock may cast an aggregate of
                                                             26,653,094 votes.  See "THE MERGER--Voting Rights;
                                                             Quorum; Vote Required for Approval."

What vote is required to approve the merger?                 The merger is conditioned on the adoption of the merger
                                                             agreement by a majority of the outstanding TCI common
                                                             stock and preferred stock voting on an
                                                             as-converted-to-common-stock basis as a single class, and
                                                             by 58% of the preferred stock, with both series thereof
                                                             voting together as a single class. Retalix Holdings Inc.
                                                             owns 73.4% of TCI's common stock on an as-converted
                                                             basis, as well as more than 97% of TCI's preferred stock,
                                                             and intends to vote in favor of the adoption of the
                                                             merger agreement. Therefore the votes of Retalix Holdings
                                                             Inc. will be sufficient to approve the merger. See "THE
                                                             MERGER--Voting Rights; Quorum; Vote Required for
                                                             Approval."

Who is soliciting my proxy?                                  TCI's board of directors is soliciting proxies to be
                                                             voted at the special meeting.
                                                             TCI has not hired a proxy solicitor to assist in the
                                                             solicitation of proxies.  TCI's directors, officers and
                                                             employees may assist TCI in soliciting proxies, but
                                                             will not be specifically compensated for their
                                                             services.  See "THE MERGER--Proxy Solicitation."

What do I need to do now?                                    You should read this proxy statement carefully,
                                                             including its schedule and appendices, and consider how
                                                             the merger affects you.  Then, mail your completed,
                                                             dated and signed proxy card in the enclosed return
                                                             envelope as soon as possible so that your shares can be
                                                             voted at the special meeting.  See "THE MERGER--Voting
                                                             Rights; Vote Required for Approval."

May I change my vote after I have mailed my signed           Yes. You may change your vote at any time before your
proxy card?                                                  proxy card is voted at the special meeting. You can do
                                                             this in one of three ways.

                                                                     o     First, you can send a written notice to
                                                                           TCI's Secretary, Stephen P. DeSantis,
                                                                           stating that you would like to revoke your
                                                                           proxy.

                                                                     o     Second, you can complete and submit a new
                                                                           proxy card.

                                                                     o     Third, you can attend the meeting and vote
                                                                           in person. Your attendance at the special
                                                                           meeting alone will not revoke your proxy -
                                                                           you must also vote at the meeting.

                                                             If you have instructed a broker to vote your shares, you
                                                             must follow directions received from your broker to
                                                             change those instructions. See "THE MERGER--Voting and
                                                             Revocation of Proxies."

Should I send in my stock certificates now?                  No.  After the merger is completed, you will receive
                                                             written instructions for exchanging your shares of TCI
                                                             stock for the merger consideration.  See "THE
                                                             MERGER--Payment of Merger Consideration and Surrender of
                                                             Stock Certificates."
Getting More Information

Are there other documents relating to the merger that        The Securities and Exchange Commission requires all
I should be aware of?                                        affiliated parties involved in transactions such as the
                                                             merger to file with it a transaction statement on
                                                             Schedule 13E-3. TCI and Retalix have filed a transaction
                                                             statement on Schedule 13E-3 with the Securities and
                                                             Exchange Commission, copies of which are available
                                                             without charge at its website at www.sec.gov. See "OTHER
                                                             MATTERS--Available Information."

How can I learn more about the merger?                       The merger agreement, including the conditions to the
                                                             closing of the merger, is described under the caption
                                                             "THE MERGER AGREEMENT" and attached as Appendix A to
                                                             this proxy statement.  You should carefully read the
                                                             entire merger agreement because it is the legal
                                                             document that governs the merger.  See "THE MERGER
                                                             AGREEMENT" and Appendix A to this proxy statement.

Who can help answer my questions?                            If you would like additional copies of this proxy
                                                             statement (which will be provided to you without
                                                             charge) or if you have questions about the merger,
                                                             including the procedures for voting your shares, you
                                                             should contact the Corporate Secretary at:

                                                             TCI Solutions, Inc.
                                                             Attn.:  Stephen P. DeSantis
                                                             17752 Skypark Circle, Suite 160
                                                             Irvine, California  92614
                                                             (949) 476-1122 (telephone)
                                                             (949) 476-1133 (fax)

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of TCI Solutions, Inc., for a special meeting of stockholders to be held on _________, 2005, at 10:00 a.m. Pacific Standard Time, at the principal executive offices of TCI located at 17752 Skypark Circle, Suite 160, Irvine, California 92614. Shares of TCI stock represented by properly executed proxies received by TCI will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked. This proxy statement is dated _____________, 2005 and is first being mailed to stockholders on or about _______________, 2005.

         At the special meeting, you will be asked to adopt an agreement and plan of merger dated as of April 1, 2005, which we refer to in this proxy statement as the "merger agreement," by and among TCI, Retalix, Retalix Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Retalix, Survivor RTLX LLC, a Delaware limited liability company of which Retalix Holdings Inc. is the sole member and RTLX LLC, a Delaware limited liability company of which Retalix Holdings Inc. is the sole member. The merger agreement provides for RTLX LLC to merge with and into TCI (with TCI surviving), followed immediately by TCI merging with and into Survivor RTLX LLC (with Survivor RTLX LLC surviving). In this proxy statement will refer to these transactions collectively as the "merger." When the merger is complete (except for (i) shares acquired by Retalix Holdings Inc. pursuant to a stock purchase agreement dated as of April 1, 2005 among Retalix, Retalix Holdings Inc., TCI and certain holders of TCI's Series A Preferred Stock and Series B Preferred Stock, and (ii) shares held by stockholders who properly perfect appraisal rights under Delaware law):

          o each holder of TCI common stock will receive $0.132 in cash per share;

          o each holder of Series A Preferred Stock will receive $0.8409 in cash per share (determined on an as-converted-to-common-stock basis); and

          o each holder of Series B Preferred Stock will receive $0.7573 in cash per share (determined on an as-converted-to-common-stock basis).

         Shares held by stockholders who properly assert and perfect their appraisal rights under Delaware law will be purchased for their "fair value" as determined under Delaware law. See "THE MERGER - Appraisal Rights."

         Retalix has supplied all information in this proxy statement relating to Retalix, its directors and executive officers and its wholly-owned subsidiaries Retalix Holdings Inc., Survivor RTLX LLC and RTLX LLC. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement.

                                 SPECIAL FACTORS

Background of the Merger

         TCI Solutions, Inc., a Delaware corporation, was incorporated on June 21, 2001 and is the surviving corporation in the reincorporation merger with our predecessor, TCI Management, Inc., a California corporation, on October 25, 2001. TCI Management was formed on September 16, 1992 to act as the Managing General Partner of Total Control Information, a California limited partnership formed on June 10, 1983 (formerly called Timesharing Consultants). The limited partnership originally operated the business of providing accounting and data processing services to clients on a timesharing basis. The business was later changed to developing and selling software for the retail grocery industry. Prior to the formation of TCI Management, Total Control Information raised all of its equity financing through private placements of limited partnership interests. These limited partnership interests were later converted into common stock of TCI Management. TCI Management was the sole managing general partner of the limited partnership.

         In October 2001, we completed a reincorporation merger of TCI Management, Inc. into TCI Solutions, Inc. In the reincorporation merger, all outstanding shares of common stock of TCI Management were converted into an identical number of shares of common stock of TCI and all outstanding shares of preferred stock of TCI Management were converted into an identical number of shares of Series A Preferred Stock of TCI. In December of 2001, we issued shares of our Series B Preferred Stock in a private placement financing to venture capital institutions. As a condition to this financing, all remaining limited partnership interests of our limited partnership were converted into common stock of TCI Solutions, Inc.

         As a result of the prior financings and conversions into TCI common stock, TCI had in excess of 500 holders of its common stock and, as a result of the Series B Preferred Stock financing, in excess of $10 million in assets on the last day of our fiscal year, December 31, 2001. This required us to file a Form 10SB with the Securities and Exchange Commission. On April 30, 2002 we became a public reporting company under Section 12(g) of the Exchange Act.

         Given our history of operating losses, private placement equity financings have been our main source of liquidity. Investors in TCI have been motivated by the belief that TCI's development of a set of proprietary software applications focused on the niche inventory and back-office management for the retail grocery sector would result in high margins and significant earnings growth and would position TCI for an initial public offering or acquisition by a larger software developer. These expectations were fueled by the many successful initial public offerings and acquisitions that occurred in the late 1990s within the technology and software industries. Since that time, the downturn in technology and software valuations and economic recession following the terrorist attacks of September 11, 2001 eroded TCI's earlier projections for growth. Recent increased competition from larger software developers and lackluster performance among large grocery chains have stunted our revenue and earnings growth. The recent bankruptcies of some of TCI's large customers such as Flemings and Winn-Dixie have also harmed TCI's financial prospects. Price pressures and consumers' increasing demands for value, convenience and service have also decreased operating margins across TCI's lines of software applications and services.

         For the past several years the board of directors has evaluated various alternatives that would result in a liquidity event for TCI's stockholders, including a public offering of securities, a going-private transaction and the sale of TCI to a strategic or institutional buyer. The board considered a public offering an unlikely alternative given TCI's financial performance and the current disfavor among public equity markets for software companies with niche solutions within the small vertical market of grocery retail.

         The board had also considered a going-private transaction in which most of the holders of common stock would be paid cash at the then-perceived fair market value of TCI common stock. With the passage of the Sarbanes-Oxley Act of 2002, which became applicable to TCI commencing in July 2002, TCI experienced increased costs and increased regulatory burden including but not limited to the additional costs associated with the new internal control auditing procedures that TCI's auditors would be required to conduct concerning TCI's annual report. Due to the significant annual cost of being a public reporting company and the increasing burden and cost anticipated in the future, management recommended that the board consider the option of going private. Based on the recommendation of management, the board considered the possibility of becoming a private company. Specifically, the board considered a proposal that would have resulted in the cash-out merger of stockholders holding 15,000 or fewer shares of common stock, which would have reduced the number of stockholders below the minimum number which would make TCI necessarily subject to reporting requirements of the Exchange Act.

         In December 2004, the TCI board and management had various discussions regarding the going private process. In these discussions, management suggested that the common stockholders holding in excess of a certain number of shares be cashed out in a going-private merger at a price equal to or greater than the then-estimated per-share fair market value of the TCI common stock. Although management had not yet made a recommendation or proposal to the board of the price per share in the going-private merger, the board noted that it had granted stock options to TCI employees in August of 2004 at an exercise price of $0.05 per share, which was the board's estimate of the fair market value of TCI common stock at that time. At the conclusion of the meeting, the board agreed to continue exploring a possible going private transaction as well as other alternative transactions, such as a possible sale to a strategic buyer.

         Over the past several years, TCI has repeatedly explored the possibility of a sale to a strategic buyer within the software industry. Of the strategic buyers that would likely be interested in acquiring TCI, management determined that Retalix was one of the few companies that could readily integrate TCI's software solutions with its other software offerings, would be willing to purchase TCI using going concern or enterprise valuation methods and had the financial resources to complete an acquisition quickly with limited contingencies. Retalix had approached TCI management on several occasions within the past two years concerning the possibility of an acquisition of TCI by Retalix, but discussions with TCI management never resulted in a definitive term sheet or agreement.

         In January 2005, Barry Shaked, Chief Executive Officer of Retalix, and David Butler, Chief Executive Officer of TCI, met in Dallas to discuss the potential of a transaction between the two companies. Shortly thereafter, the companies executed a mutual non-disclosure agreement and TCI provided Retalix with its preliminary 2004 results and its internal projections for 2005 to enable Retalix to provide an initial indication of interest. Retalix then provided TCI with a non-binding letter of intent pursuant to which Retalix offered to acquire all of the outstanding capital stock of TCI at a price of $32.8 million, plus up to an additional $6.0 million in an earn-out based on performance in 2005.

         Discussions with Retalix representatives continued through February 2005. On February 22, 2005, TCI received a revised non-binding letter of intent from Retalix under which Retalix would acquire all of the outstanding capital stock of TCI for $35.0 million, less aggregate expenses (including severance, legal, accounting and advisory fees) in excess of $100,000, to be paid in a combination of cash and Retalix ordinary shares. The offer was subject to Retalix's completion of legal and financial due diligence. The letter contained a provision which restricted TCI from engaging in any discussions or negotiations with third parties with respect to any transaction involving the acquisition of the TCI for a period of 60 days.

         On February 25, 2005, the TCI board conducted a conference call to discuss the revised Retalix letter of intent. The board authorized management to continue with discussions with Retalix. The board also directed management to engage The Mentor Group to evaluate the proposed transaction with a view to providing an opinion as to the fairness of the purchase price offered by Retalix to the preferred and common stockholders. The board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for any aspect of the transaction, as Retalix did not hold any shares of TCI and was not an affiliated party at any point during the negotiation process. The stock purchase agreement and merger agreement were the product of arm's-length negotiations between Retalix, the board and the institutional stockholders described below.

         In March 2005, TCI and Retalix agreed on the final terms of the proposed acquisition, which consisted of a $34.5 million purchase price, less aggregate transaction expenses (including, legal, accounting and advisory fees) in excess of $150,000. The costs of any severance payments due to TCI employees as a result of terminations following the acquisition, estimated at up to $609,000, would be paid by Retalix and would not lower the purchase price or consideration payable to stockholders. One-half of the purchase price would be paid in Retalix ordinary shares valued at $17.25 million, with the balance to be paid in cash. The transaction would occur in two steps. In the first step, the parties would enter into a stock purchase agreement under which Retalix would purchase substantially all of the outstanding shares of Series A and Series B Preferred Stock held by TCI's institutional venture capital and private equity investors, which we refer to in this proxy statement as the "institutional stockholders." The second step would be a double-merger of two indirect, wholly-owned subsidiaries of Retalix with TCI in which all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and common stock, other than shares acquired by Retalix in the first step and shares for which appraisal rights had been properly asserted, would be cancelled in exchange for cash. The stockholders receiving the merger consideration in the second step are referred to in this proxy statement as the "public stockholders." The first and second steps combined were to be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

         A total of 715,730 ordinary shares of Retalix were to be received by the institutional stockholders in the first step. The number of shares was determined by agreeing on a price of Retalix stock at $24 per share (which approximated the closing price of Retalix stock on the Nasdaq National Market at the time). The Retalix stock delivered would be unregistered or "restricted stock" as such term is defined in the Securities Act of 1933, as amended, subject, however, to Retalix's agreeing to enter into a registration rights agreement which would require Retalix to use best efforts to register such shares on a registration statement on Form F-3 to be filed with the Securities and Exchange Commission within 60 days of the closing of the first step of the acquisition.

         Pursuant to an escrow agreement, the parties agreed that 10% of the proceeds payable to the institutional stockholders would be held in an escrow account for one year for payment of any indemnification claims brought by Retalix for breaches of representations and warranties in the stock purchase agreement by TCI or the institutional stockholders. It was also agreed that that all claims for breaches of representations and warranties would be made exclusively against the escrow and the institutional stockholders directly , and no adjustment would be made to the consideration to be received by the public stockholders in the second step..

         It was intended that the amount of consideration paid to the institutional stockholders in the first step and the public stockholders in the second step would be identical to the amounts such stockholders would have received had the net purchase price been paid to the stockholders in a one-step merger in which all outstanding shares of preferred stock and common stock were exchanged for merger consideration simultaneously and after appropriately allocating the liquidation preferences owed to the preferred stock under TCI's certificate of incorporation. The proposed transaction contemplated that only the institutional stockholders would receive the Retalix ordinary shares consideration in the first step and that all other stockholders would receive cash for their shares in the second step. The per share amounts to be paid on the Series A Preferred Stock and Series B Preferred Stock, each on an as-converted basis, and common stock were $0.8409, $0.7573 and $0.132, respectively.

         The board of directors carefully evaluated the structure of the proposed acquisition by Retalix, including the possibility of a single step transaction in which Retalix would not have any ownership in TCI until the special meeting had occurred and the merger was completed. The board instead chose a two step transaction in which Retalix acquired control of substantially all of TCI's preferred stock (constituting 73.4% of the voting power of TCI). The board favored this structure because it minimized the risk to TCI and its stockholders that the merger would not be completed. The board was concerned that postponing the acquisition until a stockholder vote could cause enough delay and uncertainty as to impede Retalix's desire to continue with the acquisition. It would also permit Retalix to terminate the transaction and not complete the merger if TCI's financial performance or prospects deteriorated prior to the closing. As currently structured, the initial acquisition gave Retalix immediate control of TCI and sufficient certainty that the merger will be completed in a timely and efficient manner.

         In evaluating the stock purchase agreement and merger agreement, TCI's board determined that (1) the contemplated transactions would constitute a liquidation event under TCI's certificate of incorporation, and (2) the purchase price of $34.5 million would be distributed to TCI's stockholders in accordance with the priorities mandated by TCI's certificate of incorporation. For purposes of this distribution, TCI included shares reserved for participants of its employee and director stock option and stock exchange programs with the holders of common stock. TCI's certificate of incorporation provides that in the event of any liquidation event, the assets of TCI available for distribution to its stockholders, whether from capital, surplus, earnings, or otherwise will be distributed in the following order of priority:

          o The holders of preferred stock are entitled to receive, prior and in preference to any distribution to the holders of common stock, for each share of the Series B Preferred Stock held by such holder, $0.50 per share of Series B Preferred stock, and, for each share of the Series A Preferred Stock held by such holder, $1.06 per share of Series A Preferred Stock. This represented $6,169,144 in respect of the 5,816,037 shares of Series A Preferred Stock outstanding and $13,326,547 in respect of the 26,653,094 shares of Series B Preferred Stock outstanding as of April 1, 2005.

          o After distribution of the amounts above, the holders of Series B Preferred Stock are entitled to receive, prior and in preference to any further distribution to the holders of the Series A Preferred Stock and common stock, for each share of Series B Preferred Stock held by such holder, an amount equal to all accrued but unpaid preferred dividends on such share of Series B Preferred Stock (whether or not declared by the board) as of the date such payment is made to the holders thereof, which represented $3,394,232 as of April 1, 2005, computed based on the dividend rate of 8% per annum from the date of the issuance of the shares through April 1, 2005.

          o After distribution of the amounts set forth above, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution to the holders of common stock, for each share of Series A Preferred Stock held by such holders, an amount equal to all accrued but unpaid preferred dividends, which represented $2,820,023 as of April 1, 2005, computed based on the dividend rate of 8% per annum from the date of the issuance of the shares through April 1, 2005. An additional Series A PIK Dividend was issuable to holders of Series A Preferred Stock pursuant to the certificate of incorporation (whether or not declared by the board) immediately prior to any liquidation event, which represented an additional 350,882 shares of Series A Preferred Stock as of April 1, 2005.

          o After distribution of the amounts set forth above, the remaining assets of TCI available for distribution, if any, to the TCI stockholders shall be distributed ratably to (A) the holders of issued and outstanding shares of the common stock and (B) the holders of preferred stock as if such holders had converted the preferred stock into common stock immediately prior to the liquidation, pro rata, based upon their respective holdings.

         If the consideration received in connection with a liquidation event is other than cash, its value is deemed its fair market value as determined in good faith by the board of directors. The fair market value for any securities traded on a national securities exchange or the Nasdaq National Market is deemed to be the average of the closing prices of the securities on such quotation system over the three day period ending three days prior to the closing.

         On March 28, 2005, TCI's management presented TCI's board of directors with drafts of the stock purchase agreement, an escrow agreement, a registration rights agreement and an agreement and plan of merger reflecting the agreed upon terms discussed above, all of which had been extensively negotiated between TCI and Retalix.

         On March 30, 2005, Retalix's board of directors held a special meeting to consider the adoption of the stock purchase agreement, the merger agreement and the related documents. Retalix's management reviewed for the board the final terms of the agreements and the Retalix board approved such agreements.

         On March 31, 2005, TCI's board of directors held a special meeting to consider the adoption of the stock purchase agreement, the merger agreement and the related documents. TCI's management reviewed for the board the final terms of the agreements. The board then heard the presentation of TCI's financial advisors, The Mentor Group, which reviewed for the board its financial analysis of the proposed transaction and rendered its opinion that the consideration to be received by TCI's stockholders under the stock purchase agreement and the merger agreement was fair, from a financial point of view, to TCI's preferred stockholders and common stockholders and TCI.

         After considering the foregoing factors, the other information available to it, including the fairness opinion from The Mentor Group, the board unanimously:

          o determined that a price of $34.5 million for the outstanding capital stock of TCI was an acceptable purchase price and was the highest value that could be obtained for the stockholders;

          o determined that the terms of the stock purchase agreement and merger agreement, and the transactions contemplated by the agreements, are fair to, and in the best interests of, TCI's stockholders;

          o approved, adopted and declared advisable the stock purchase agreement, the merger agreement and the transactions contemplated thereby; and

          o determined to recommend that the stockholders vote for the adoption of the merger agreement at a special meeting of the stockholders to be called, subject to the board's right to withdraw the recommendation if the board determines that it must do so to comply with its fiduciary obligations to TCI's stockholders.

         On April 1, 2005, TCI, Retalix, Retalix Holdings Inc., and the institutional stockholders executed the stock purchase agreement and consummated the first step of the acquisition. A copy of the stock purchase agreement is attached as Appendix B to this proxy statement. TCI also executed the agreement and plan of merger, a copy of which is attached as Appendix A to this proxy statement. Pursuant to the stock purchase agreement, Retalix Holdings Inc. acquired control of TCI by purchasing substantially all of TCI's outstanding Series A Preferred Stock and Series B Preferred Stock for an aggregate purchase price of $30,035,148, which represents the same amount the institutional stockholders would have been entitled to receive in the merger based on the $34.5 million total purchase price for all of TCI's outstanding capital stock. The consideration paid to the institutional stockholders consisted of $12,857,648 in cash and 715,730 ordinary shares of Retalix valued at $17,177,520, or $24 per share. The source of the Retalix ordinary shares paid as consideration was the authorized but unissued shares of Retalix, and the source of the cash consideration was the cash reserves and working capital of Retalix. As a result of the stock purchase agreement, as of April 1, 2005, Retalix beneficially owned 73.4% of the common stock on an as-converted-to-common-stock basis and 99.8% of the Series A Preferred Stock, 95.8% of the Series B Preferred Stock. Retalix purchased Series A Preferred Stock and Series B Preferred Stock from the following institutional stockholders or their affiliates: InnoCal II, L.P.; Blue Chip Capital Fund IV Limited Partnership; Environmental & Information Technology Private Equity Fund III; Infrastructure & Environmental Private Equity Fund, III, L.P.; Productivity Fund IV, L.P.; Productivity Fund IV Advisors Fund, L.P.; Argentum Capital Partners II, L.P.; Argentum Capital Partners, L.P.; TCI ACP II Limited Partners L.P.; Mark T. Koulogeorge; and Guarantee & Trust Co., TTEE Daniel Raynor GTC IRA. TCI paid an aggregate of $1,744,999 in cash to employees and directors who held vested stock options valued at $0.0075 per share, under TCI's stock option plans, including stock options which had been tendered under our stock option exchange offer which TCI initiated in November 2004.

         In the stock purchase agreement, each institutional stockholder agreed to use its reasonable efforts to ensure that the members of the board appointed by such institutional stockholder remain members of the board until the earliest of (i) the earliest possible date in which Retalix's nominees could take control of the board under Rule 14f-1 under the Exchange Act; or (ii) the termination of the merger agreement. Each institutional stockholder also agreed to cause the members of the board appointed by such institutional stockholder to resign from the board when and if requested by Retalix. At the close of business on April 15, 2005, all of the directors except David R. Butler resigned from the board, and Retalix appointed Barry Shaked, Danny Moshaioff and Eli Spirer as directors of TCI.

Position of TCI as to the Fairness of the Merger

         In evaluating the fairness and advisability of the merger agreement and the merger, the TCI board of directors considered the following factors:

     o Enterprise Value. The board considered that the aggregate $34.5 million purchase price offered by Retalix represented approximately
          1.5 times TCI's current annual revenue of $22.5 million, which compared favorably with valuations of comparable software companies.

     o Adequacy of Per Share Price/Merger Consideration. The board considered that the price being offered by Retalix on a per-share basis exceeded TCI's estimates of fair market value of the common stock within the past year. TCI's common stock is not listed or traded on any securities exchange, market or globalization system. As a result, the value of the common stock at any given time can only be estimated based upon TCI's financial performance and prospects for growth. The board noted that in August of 2004 it had estimated the fair market value of TCI common stock for purposes of granting stock options to TCI employees at $0.05 per share.

          The board also did not see any significant change in the financial position or growth prospects of TCI that would have warranted a higher price, other than the proposed offer by Retalix. The $0.132 per share price for the common stock offered by Retalix represents a premium of approximately 164% from the estimated fair market value of the common stock in August of 2004. The board concluded, based on management's negotiations with Retalix and the other information available to it, that the $34.5 million offer represented the highest price that Retalix would be willing to pay and, in light of the lack of competing proposals at comparable or higher valuations, is likely the highest price reasonably attainable for the stockholders in a merger, a going private transaction or other acquisition or transaction. The board reviewed TCI's certificate of incorporation, bylaws and other existing agreements to determine the proper distribution of the $34.5 million of consideration among Series A Preferred, Series B Preferred, common stockholders and participants in our employee and director stock option and stock option exchange programs and determined that the resulting allocation was procedurally fair since it conformed with the mandated priority provisions of such documents.

     o Form of Consideration. The board considered whether the acquisition should be structured in a way so that the public stockholders would also receive ordinary shares of Retalix, rather than cash. The board concluded that cash consideration would be most advantageous to the majority of public stockholders since these stockholders hold mostly common stock which will be sold in the acquisition at substantial capital losses, which could be used by such holders to offset capital gains for tax purposes. These stockholders purchased their shares of TCI stock at prices well exceeding the $0.132 per share being offered in the merger and will generally be able to deduct their capital losses against capital gains realized in the same year. To the extent these stockholders desire to use their cash proceeds to reinvest in Retalix's ordinary shares, they may do so by through the public markets (Retalix's ordinary shares are traded on both the Nasdaq National Market and the Tel Aviv Stock Exchange).

     o Lack of Alternative Acquisition Proposals. Based upon management's analysis of recent acquisitions in the software industry, TCI's competition and potential suitors, the board concluded that there were very few likely buyers that could offer a purchase price higher than that offered by Retalix. Given TCI's financial performance and growth prospects, the board believed that only a strategic buyer such as Retalix would be interested in an acquisition of TCI because of the synergies TCI had to offer a company with competing and complementary products and distribution channels. Based upon the board's analysis of potential buyers within this narrow category, the board concluded that it is unlikely that a competing offer for TCI could be obtained from any other potential buyer at a price higher than $34.5 million.

     o Historical and Projected Financial Performance and Related Risks and Uncertainties. The board considered TCI's current and anticipated business, financial condition, results of operations and prospects, including the prospects of TCI if it were to remain independent. The board noted that due to increased competition from larger competitors, the recent bankruptcies of some of TCI's largest customers and the increased pressure on margins resulting from customer demands, TCI's prospects for long-term growth appeared uncertain. The board also noted that historically TCI had been unprofitable. The board also considered that continued operating losses could require TCI to obtain additional equity funding before June 30, 2005 and there was no assurance that such funding could be obtained from existing or new investors.

     o Alternative Transactions. The board considered various alternative transactions, including a going-private transaction involving the cash-out of a portion of TCI's outstanding common stock. This alternative would have resulted in less cash to the stockholders being cashed out based upon the board's prior discussions of the fair market value of the common stock and would have required holders of in excess of a certain number of shares to remain invested in TCI. The board did not consider a liquidation since this would have certain resulted in the stockholders receiving less per share than what they could receive as a result of the acquisition by Retalix. None of these alternatives could provide value comparable to or greater than the transaction with Retalix.

     o Arm's-Length Negotiations. The board considered the fact that the stock purchase agreement and merger agreement were the product of arm's-length negotiations between Retalix, the board and the institutional stockholders.

     o Opinion of The Mentor Group. The board considered the analysis of The Mentor Group and in particular the opinion of The Mentor Group that, as of March 31, 2005, and based upon and subject to the factors and assumptions set forth in its opinion, the $34.5 million purchase price to be paid under the stock purchase agreement and the merger agreement is fair from a financial point of view to TCI's preferred and common stockholders. The full text of the written opinion of The Mentor Group, dated March 31, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. TCI's stockholders should read the opinion carefully and in its entirety. The Mentor Group provided its opinion for the information and assistance of the board in connection with its consideration of the acquisition. The Mentor Group opinion is not a recommendation as to how any holder of TCI's preferred stock or common stock should vote with respect to the merger.

     o Terms of the Merger Agreement. The board also considered the terms and conditions of the merger agreement, including the ability to provide non-public information concerning TCI to any third party who makes an unsolicited acquisition proposal, and to engage in discussions or negotiations with any such party, if the board determines that it must do so to comply with its fiduciary obligations to the stockholders. Further, the board considered that the merger agreement permits TCI to terminate the agreement if TCI receives an alternative transaction proposal and the board determines that they must do so to comply with their fiduciary duties to TCI's stockholders. If the merger agreement were terminated in such circumstances, the merger agreement would require TCI to pay Retalix a $2,000,000 termination fee.

     o Likelihood of Completion of Merger. The board considered that the merger agreement did not include any due diligence or financing contingencies or other significant closing conditions for Retalix, which increased the likelihood that the merger would be completed and that TCI and the stockholders would not likely be subject to the risk that the merger would fail. The board considered the consequences that a public announcement of the proposed acquisition would have on TCI's customer relationships and a potential advantage such an announcement might have for competitors. In particular, the board considered that customer uncertainty regarding the acquisition could be handled more effectively in a transaction in which Retalix immediately gained control of TCI rather than one in which Retalix's acquisition was delayed until after a stockholders meeting. Thus, the board viewed a two step transaction, in which Retalix gained immediate control of TCI in the first step to be in the best interest of TCI and all stockholders. Further, since after the first step Retalix would have enough votes to cause the merger to occur, the board could be confident that the second step would be consummated and that the public stockholders would receive the merger consideration.

     o Availability of Appraisal Rights. The board considered the availability of appraisal rights under the Delaware General Corporation Law to holders of preferred and common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

         In addition to the matters mentioned above, the board considered the other terms and conditions of the stock purchase agreement and the merger agreement, the present economic environment, the availability of stockholder appraisal rights in the merger, the likelihood of completion of the merger and other relevant facts and circumstances pertaining to the proposed transaction. The board did not consider that it was practicable or useful to quantify or otherwise assign relative weights to the various factors considered by it, and therefore did not do so.

         Although the merger is not subject to the approval of the majority of the public stockholders, and neither an independent committee of the board of directors nor an unaffiliated representative was appointed to act solely on behalf of the public stockholders for purposes of negotiating the merger or preparing a report concerning the fairness of the merger, the board of directors believes that the merger is procedurally fair to the public stockholders. This belief is based on the following factors: (i) the board of directors and the institutional stockholders vigorously negotiated the terms of the merger in an arm's-length manner with Retalix with the incentive to obtain the maximum purchase price attainable for the outstanding capital stock of TCI; (ii) the structure of the two-step transaction will ensure that the public stockholders receive in the merger the same dollar amount of consideration they would have received had the transaction happened in a one-step merger in which all capital stock was exchanged for the purchase price simultaneously, in accordance with the distribution of proceeds priorities mandated by TCI's certificate of incorporation; (iii) the board retained The Mentor Group, an independent financial advisor experienced in making valuations of companies and in rendering fairness options, to advise it in evaluating the fairness of the terms of the proceeds to be received by the institutional stockholders and public stockholders under the stock purchase agreement and the merger agreement; (iv) The Mentor Group delivered its opinion to the board that the amounts received by the institutional stockholders and public stockholders under the stock purchase agreement and the merger agreement, were fair, from a financial point of view, to the public stockholders; (v) TCI does not have any independent directors to appoint to a committee of the board; and (vi) the distribution of proceeds from the stock purchase and the merger follows the priorities mandated by TCI's certificate of incorporation.

         After considering the foregoing factors, the other information available to it, and after numerous meetings and discussions, the board unanimously determined that the terms of the stock purchase agreement and the merger agreement were fair to, and in the best interests of, TCI and its stockholders. The TCI board therefore recommends that the stockholders of TCI vote FOR the adoption of the merger agreement at the special meeting.

Opinion of Financial Advisor to the Board of Directors

         General

         TCI retained The Mentor Group to render an opinion to the board of directors that the aggregate purchase price offered by Retalix of $34.5 million, pursuant to the terms and conditions of the stock purchase agreement and merger agreement is fair, from a financial point of view, to TCI and to its preferred and common stockholders.

         The board retained The Mentor Group based upon The Mentor Group's qualifications, expertise and reputation. The Mentor Group is a nationally recognized valuation firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. As compensation to The Mentor Group for its services in connection with the acquisition, TCI agreed to pay The Mentor Group an aggregate fee of $65,000, which is inclusive of The Mentor Group's related expenses. No portion of The Mentor Group's fee is contingent upon the successful completion of the acquisition, any other related transaction, or the conclusions reached in The Mentor Group opinion. No limitations were imposed by the board on The Mentor Group with respect to the investigations made or procedures followed by it in rendering its opinion. TCI also agreed to indemnify The Mentor Group and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of The Mentor Group.

         The Mentor Group delivered its written opinion, dated as of March 31, 2005, to the board to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the purchase price to be received by the stockholders pursuant to the form of the stock purchase agreement and merger agreement was fair to the stockholders and to TCI, from a financial point of view.

         THE FULL TEXT OF THE MENTOR GROUP'S WRITTEN OPINION DATED MARCH 31, 2005, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C AND IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. YOU ARE URGED TO READ THE MENTOR GROUP'S OPINION IN ITS ENTIRETY.

         THE MENTOR GROUP'S OPINION IS DIRECTED TO THE BOARD AND ADDRESSES THE FAIRNESS OF THE TRANSACTION TO TCI AND ITS STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE MENTOR GROUP'S OPINION DOES NOT ADDRESS THE UNDERLYING DECISION OF TCI TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE BOARD OF DIRECTORS, OR TO ANY STOCKHOLDER OF TCI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR AS TO ANY OTHER ACTON SUCH STOCKHOLDER SHOULD TAKE IN CONNECTION WITH THE ACQUISITION. THE SUMMARY OF THE WRITTEN OPINION OF THE MENTOR GROUP SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         The Mentor Group's opinion is for the sole use and benefit of the Board in its evaluation of the acquisition and should not be used, quoted or distributed by any other person without the prior written consent of The Mentor Group in each instance.

         The opinion of The Mentor Group and its presentation to the board constituted only one of a number of factors taken into consideration by the board in making their respective determinations to approve the acquisition.

         Summary of Financial Analyses Performed by The Mentor Group with Respect to the Acquisition

         Generally, the presentation of a fairness opinion is a complex analytic process. This process involves various determinations and judgments concerning the financial and operating characteristics of a business and other factors, including, but not limited to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances that could affect the acquisition, public trading or other values of the companies or transactions being analyzed. Therefore, such opinions are not readily susceptible to partial or summary description. No company or transaction used in analyses as a comparison is identical to TCI or the acquisition, nor is an evaluation of the results of analyses entirely mathematical. The estimates contained in analyses resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In arriving at its opinion, The Mentor Group made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, The Mentor Group believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses and its opinion.

         In arriving at its opinion with respect to the acquisition, The Mentor Group made its determination as to the fairness, from a financial point of view, of the purchase price to be paid to the stockholders of TCI under the stock purchase agreement and the merger agreement on the basis of a variety of financial and comparative analyses, including those described below. The Mentor Group's opinion does not address the fairness of the acquisition to creditors or any security holders of TCI, either debt or equity, other than to the stockholders of TCI in the acquisition. The summary of analyses performed by The Mentor Group, as set forth below, does not purport to be a complete description of the analyses and procedures underlying The Mentor Group's opinion, the judgments made or the conclusions reached by The Mentor Group or a complete description of its presentation. The Mentor Group believes, and has so advised the board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could result in an incomplete and inaccurate view of the process underlying its analyses and opinion.

         In connection with the preparation of its opinion dated as of March 31, 2005, among other things, The Mentor Group did the following:

     o met with certain members of the senior management of TCI to discuss the operations, financial condition, future prospects and projected operations and performance of TCI;

     o visited certain facilities and business offices of TCI in Irvine, California;

     o reviewed: (i) TCI's Form 10-KSB for the fiscal year ended December 31, 2003, including the audited consolidated balance sheet of TCI and its subsidiaries, as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2002 and 2003; (ii) Form 10-QSB for the quarter ended September 30, 2004, including the unaudited consolidated balance sheet of TCI and its subsidiaries as of September 30, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the interim nine-month periods ended September 30, 2003 and September 30, 2004; and (iii) certain other publicly available business and financial information related to TCI, which it deemed to be relevant;

     o reviewed the unaudited financial information, internally prepared by management of TCI, relating to the operations of TCI, including: (i) the unaudited consolidated balance sheet of TCI and its subsidiaries, as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 2004, and (ii) the unaudited consolidated balance sheet of TCI and its subsidiaries, as of February 29, 2004 and February 28, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the two months ended February 29, 2004 and February 28, 2005, which TCI's management represented and warranted as the most current financial statements then available;

     o reviewed audited financial statements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003;

     o reviewed certain financial projections provided by TCI's management relating to TCI for the fiscal years ending December 31, 2005, 2006 and 2007;

     o reviewed copies of the following documents and agreements, certified by management of TCI as true, correct and complete: (i) the Amended and Restated Certificate of Incorporation and Bylaws of TCI; (ii) the transaction documents for the Series B Preferred Stock financings; and
          (iii) the transaction documents for the Series A Preferred Stock financing;

     o reviewed a draft of the following documents and agreements: (i) the stock purchase agreement among TCI, Retalix, Retalix Holdings Inc. and certain holders of Series A and Series B Preferred Stock; (ii) the merger agreement among Retalix, Retalix Holdings Inc., Survivor RTLX, LLC, RTLX, LLC and TCI; (iii) the registration rights agreement between Retalix and the selling stockholders; and (iv) the escrow agreement between Retalix and the selling stockholders;

     o analyzed the trading history, recent market prices, and valuation multiples for Retalix's ordinary shares;

     o reviewed certain other publicly available financial data for certain companies that The Mentor Group deemed comparable to TCI; and

     o conducted such other studies, analyses and inquiries as The Mentor Group deemed appropriate for purposes of its opinion.

         The Mentor Group opinion does not address the underlying business decision of the TCI to engage in the acquisition and does not constitute a recommendation to the board of directors, or to any stockholder of TCI as to how such stockholder should vote or as to any other action such stockholder should take in connection with the acquisition. The Mentor Group did not, and was not requested by TCI or any other person to, solicit third party proposals or evaluate any specific third party proposals in acquiring all or any part of TCI or to make any recommendations as to the form or amount of consideration in connection with the acquisition. Further, The Mentor Group did not participate in the negotiations with respect to the acquisition or advise TCI with respect to alternatives to it.

         The Mentor Group was not asked to opine and does not express any opinion as to: (i) the tax consequences of the acquisition, including, but not limited to, tax or legal consequences to TCI or the stockholders of TCI in the United States or in any other jurisdiction; (ii) the realizable value of TCI's preferred stock or common stock price or the prices at which TCI's preferred stock or common stock may trade in the future following the acquisition; or
(iii) the fairness of any aspect of the acquisition not expressly addressed in its fairness opinion.

         In preparing its opinion, The Mentor Group assumed and relied on the truth, accuracy and completeness of all information supplied or otherwise, including, without limitation, any financial information, forecasts or projections, made available to The Mentor Group, discussed with or reviewed by or for The Mentor Group, or publicly available. In addition, where appropriate, The Mentor Group relied upon publicly available information that The Mentor Group believed to be reliable, accurate, and complete; however, The Mentor Group did not guarantee the reliability, accuracy, or completeness of any such publicly available information. The Mentor Group did not independently verify the accuracy and completeness of the information provided to it and did not assume and expressly disclaimed any responsibility for independently verifying such information. The Mentor Group did not undertake any independent evaluation or appraisal of any of the assets or liabilities of TCI nor was it furnished with any such evaluation or appraisal. In addition, The Mentor Group did not conduct, and did not assume any obligation to conduct, any physical inspection of the properties or facilities of TCI. The Mentor Group expressed no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, The Mentor Group did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which TCI or any of its affiliates is a party or may be subject and, at TCI's direction and with TCI's consent, The Mentor Group's opinion made no assumption concerning, and therefore did not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

         The Mentor Group assumed that the financial forecast information furnished to or discussed with The Mentor Group, by TCI, was prepared in a reasonable manner and reflected the best currently available estimates and judgment of TCI's management as to the expected future financial performance of TCI, and that there had been no material change in the assets, financial condition, business or prospects of TCI since the date of the most recent financial statements made available to The Mentor Group. The opinion expresses no view with respect to how the projections were obtained, the reasonableness of such projections, or the assumptions on which they were based. Further, The Mentor Group relied upon the representations of management of TCI that management was not aware of any facts or circumstances that would make any such forecasts inaccurate or misleading. The Mentor Group's opinion was based upon market, economic and other conditions as they existed and can be evaluated, and on the information made available to it, as of the date of this opinion. Any subsequent change in such conditions could materially affect the assumptions used in the opinion and would require a reevaluation of such opinion. Although subsequent developments may affect this opinion, The Mentor Group assumed no obligation to update, revise or reaffirm such opinion, and The Mentor Group expressly disclaimed any obligation to do so.

         Analyses

         The Mentor Group used several methodologies to assess the fairness, from a financial point of view, of the purchase price to be received by the stockholders in connection with the acquisition. These methodologies provided an estimate as to the aggregate enterprise value of TCI. The following is a summary of the material financial analyses used by The Mentor Group in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix C to this Proxy Statement. You are urged to read the full text of The Mentor Group opinion carefully and in its entirety.

         The Mentor Group used the following valuation methodologies in order to determine the estimated market value of TCI: (i) a public company market multiple approach; (ii) an income approach; and (iii) a comparable transactions approach. The analyses required studies of the overall market, economic and industry conditions in which TCI operates and the historical operating results of TCI.

         Public Company Market Multiple Approach. The Mentor Group reviewed certain financial information of publicly traded comparable companies, selected solely by The Mentor Group, that (i) provide enterprise resource planning software to the retail industry (the "Comparables"). The Comparables included Island Pacific, Inc., JDA Software Group, Lawson Software, Inc., QAD, Inc., and Retalix Ltd. The Mentor Group calculated certain financial ratios, including the multiples of (i) Enterprise Value ("EV") to Latest Twelve Months ("LTM") revenues; and (ii) EV to Next Fiscal Year ("NFY") revenues and Equity Value to NFY net income, of the Comparables based on the most recent publicly available information. "Enterprise Value" is defined as the market value of a company's issued and outstanding common stock and common stock equivalents (collectively, "Equity Value") plus the market value of issued and outstanding indebtedness, preferred stock and minority interests minus cash and cash equivalents.

         No company utilized in the public company market multiple approach is identical to TCI. In selecting and evaluating the comparable companies, The Mentor Group made certain judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the average or median, of certain financial ratios of the comparable companies is not in itself a meaningful method of using comparable company data.

         The analysis showed that the multiples of EV to LTM revenues exhibited by the Comparables ranged from 1.1x to 2.7x with a median multiple of 1.4x. In addition, the analysis showed that the multiples of EV to NFY revenues exhibited by the Comparables ranged from 1.1x to 2.2x with a median multiple of 1.3x, and the multiples of equity value to NFY net income exhibited by the Comparables ranged from 14.8x to 48.7x with a median multiple of 29.1x, respectively. After reviewing these trading multiples of the Comparables and various other factors including, but not limited to, size, growth and profitability, analyst coverage and stock liquidity, The Mentor Group selected EV to LTM revenue multiples in the range of 0.8x to 1.1x; EV to NFY revenue multiples in the range of 0.8x to 1.0x; and equity value to NFY net income multiples in the range of 11x to 22.5x.

         The Mentor Group derived an indication of the EV of TCI by applying selected revenue and net income multiples to TCI's representative levels of revenue and net income for the LTM ended February 28, 2005 and certain projected results of TCI for the fiscal year ending December 31, 2005. Based on the above, the resulting indications of the EV of TCI ranged from approximately $17.8 million to $27.9 million.

         Income Approach. The Mentor Group utilized certain financial projections prepared by management for the fiscal years ending December 31, 2005, 2006, and 2007 to perform a discounted cash flow analysis of TCI. To determine TCI's Enterprise Value, The Mentor Group used the projected unlevered cash flows of TCI from December 31, 2005, 2006, and 2007, and applied assumed risk-adjusted discount rates ranging from 17 percent to 19 percent and terminal multiples of 2007 revenues ranging from 1.1x to 1.2x. Based on management's estimates and this analysis the resulting indications of the Enterprise Value of TCI ranged from approximately $22.1 million to $27.4 million.

         Comparable Transactions Approach. This analysis involves a review of the valuations reflected in acquisition transactions when there is a change of control, whether through merger, stock purchase or asset purchase, involving companies operating in industries and with a business strategy similar to TCI's operations and strategies. The comparable transaction approach may yield the widest value range, due to the varying importance of an acquisition to a buyer, differences in the transaction process and the qualitative differences among target or acquired companies. Furthermore, information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be significant to the acquirer. As a result, the pool of transactions reviewed in connection with a comparable transaction analysis is limited to transactions involving two public companies or acquisitions by public companies of large private companies.

         The Mentor Group identified and selected eight transactions (the "Transaction Comparables") involving target companies in the software industry that provide enterprise resource planning, and supply chain and logistics software to the retail industry over the last five years. These transactions, along with the date completed in parentheses, were the acquisition of: (i) AD OPT Technologies by Kronos, Inc. (November 18, 2004); (ii) Retail Technologies International Inc. by Island Pacific Inc. (March 17, 2004); (iii) Timera Retail Solutions by JDA Software Group (January 29, 2004); (iv) OMI International Inc. by Retalix Ltd. (January 5, 2004); (v) Closedloop Solutions Inc. by Lawson Software Inc. (October 6, 2003); (vi) Frontstep Inc. by MAPICS Inc. (February 28, 2003); (vii) Infinium Software Inc. by SSA Global Technologies Inc. (December 20, 2002); and (viii) E3 Corp. by JDA Software Group (September 10,
2001).

         While some attributes of the acquired companies were similar to TCI, none of the transactions identified were identical to the acquisition of TCI and many may have occurred at times when the economic conditions were different than at the time of The Mentor Group's analysis.

         Based on the publicly available information with respect to these transactions, The Mentor Group calculated and compared multiples for each transaction based on LTM revenue. The analysis showed that the multiples of EV to LTM revenues exhibited by the Transaction Comparables ranged from 0.3x to 2.5x with a median multiple of 1.4x.

         The Mentor Group derived an indication of the EV of TCI by applying selected revenue multiples to TCI's representative levels of revenue for the LTM ended February 28, 2005. Based on the above, the resulting indications of the EV of TCI ranged from approximately $21.2 million to $25.4 million.

         The aforementioned Public Company Market Multiple, Income and Comparable Transaction Approaches provided The Mentor Group with an indication of the EV of TCI that ranged from approximately $19.9 million to $26.6 million.

         Consideration to be Received. The purchase price to be received by TCI is comprised, before expenses, of approximately $17.25 million in cash and an amount of Retalix ordinary shares with a value of $17.25 million based on a $24 per share value of Retalix ordinary shares. The Mentor Group reviewed the stock purchase agreement and the merger agreement, and analyzed the trading history, recent market prices, and valuation multiples for Retalix's ordinary shares in order to determine the estimated market value of the stock portion of the purchase price to be received by the institutional stockholders in connection with the acquisition.

         Based on the above analyses, the resulting indication of the market value of Retalix's ordinary shares is approximately $24 per share; and the resulting indication of the market value of the purchase price is approximately $34.5 million before expenses.

         Conclusion

         In rendering this opinion, The Mentor Group assumed that the proposed acquisition would be consummated substantially on the terms discussed in the stock purchase agreement and merger agreement, without any waiver of any material terms or conditions by any party thereto. Without limiting the generality of the foregoing, for the purpose of its opinion, The Mentor

Group assumed that TCI is not a party to any pending transaction, including external financings, recapitalizations, asset sales, acquisitions or merger discussions, other than the acquisition or in the ordinary course of business. The Mentor Group also assumed that all the necessary regulatory approvals and consents required for the acquisition will be obtained in a manner that will not change the purchase price.

         In connection with its review, The Mentor Group considered financial projections for the TCI for the fiscal years ending December 31, 2005, 2006 and 2007. These financial projections were prepared by the management of TCI under market conditions as they existed as of approximately February 7, 2005 and management does not intend to provide The Mentor Group with any updated or revised projections in connection with the acquisition. The projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of TCI, may cause the projections or the underlying assumptions to be inaccurate.

         In its analysis, The Mentor Group made numerous assumptions with respect to TCI, the acquisition, industry performance, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

         In arriving at its fairness opinion, The Mentor Group reviewed key economic and market indicators, including, but not limited to, growth in Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. The Mentor Group's opinion is based on the market, economic and other conditions as they existed as of March 31, 2005 and on the projected financial information provided to The Mentor Group as of such date.

         The summary set forth above describes the material points of more detailed analyses performed by The Mentor Group in arriving at its fairness opinion.

Position of TCI as to the Purposes, Alternatives, Reasons and Effects of the Merger

         Purposes. The purpose of the merger is for Retalix to indirectly acquire all outstanding shares of common stock of TCI that it does not currently own in exchange for cash, while providing liquidity for, and maximizing the value to be received by, the public stockholders.

         Alternatives. TCI's board considered various alternatives to Retalix's proposal, including those described under "SPECIAL FACTORS--Background of the Merger."

         Reasons. The board's reasons for the merger are described under "SPECIAL FACTORS--Background of the Merger."

         Effects. As a result of the merger, Retalix will indirectly own the entire equity interest in TCI through Retalix's subsidiaries. If the merger occurs, stockholders other than Retalix and its affiliates will no longer have any equity interest in TCI, and instead will have only the right to receive the cash consideration pursuant to the merger agreement. See "THE MERGER--Payment of Merger Consideration and Surrender of Stock Certificates." Therefore, former stockholders of TCI will not receive any benefits from TCI's business after the merger, nor will they bear the risk of any decrease in the value of TCI after the merger, except that the delivery of the Retalix ordinary shares to the institutional investors in the first step stock purchase gives them an indirect interest in TCI. To the extent such institutional investors continue to hold Retalix shares, they will indirectly receive the benefits or bear the risks of any change in TCI's business as managed by Retalix.

         After the merger, TCI will deregister its common stock under the Exchange Act. After this deregistration, TCI's officers, directors and the owners of more than 10% of TCI's common stock will no longer be subject to the reporting obligations or short-swing profit provisions of Section 16 of the Exchange Act.

         If the merger occurs, TCI stockholders will receive $0.132 in cash for each share of common stock, $0.8409 in cash for each share of Series A Preferred Stock (determined on an as-converted-to-common-stock basis), and $0.7573 in cash for each share of Series B Preferred Stock (determined on an as-converted-to-common-stock basis), except in respect of shares held by Retalix and its subsidiaries and stockholders that properly assert and perfect appraisal rights under Delaware law. The merger will therefore:

     o provide a source of liquidity which might not otherwise be available to TCI stockholders; and

     o allow the stockholders to pursue other investment alternatives with the cash proceeds from the merger.

Position of Retalix as to the Fairness of the Merger

         Although Retalix was not an affiliate of TCI during the negotiation of the stock purchase and merger agreement, Retalix may be deemed to be an affiliate of TCI under the SEC rules governing "going private" transactions and is required to express its belief as to the fairness of the merger. Retalix is making the statement included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

         While Retalix believed the merger to be fair to TCI and its stockholders, Retalix attempted to negotiate the terms of a transaction that would be most favorable to it, and not to the TCI stockholders, and, accordingly, did not negotiate the stock purchase agreement or merger agreement with a goal of obtaining terms that were fair to such stockholders. The TCI stockholders, as described elsewhere herein, were represented by TCI's management and board of directors which negotiated directly with Retalix on their behalf, and obtained a fairness opinion from The Mentor Group. Retalix did not undertake any formal evaluation of the fairness of the merger or engage a financial advisor for such purpose, particularly since Retalix was not an affiliate of TCI at the time of negotiations of the merger agreement. Moreover, Retalix did not participate in the deliberations of the TCI board of directors regarding, or receive advice from TCI's legal or financial advisors as to, the fairness of the merger. Retalix nonetheless believes that the terms and conditions of the merger are substantively and procedurally fair to TCI and to its stockholders, including stockholders unaffiliated with Retalix, based on the following factors:

     o Merger is Procedural Step to Complete Acquisition. The merger is the second step of a two-step, integrated process to acquire TCI. In the first step, the acquisition of the preferred stock held by the institutional stockholders, Retalix acquired a majority of the equity and a majority of the voting control of TCI. The merger simply completes the acquisition of TCI by Retalix. o Character of Negotiations. Retalix negotiated the acquisition price at arm's-length with TCI's board of directors;

     o Distribution of Acquisition Price. The total acquisition price is to be distributed in accordance with the priorities mandated by TCI's charter requirements. These documents were not subject to negotiation by Retalix and were already established and governing TCI's stockholders.

     o Cash Consideration. The merger consideration will be paid to TCI's stockholders entirely in cash.

     o Obligations and Risks Assumed by Institutional Stockholders. The stock purchase agreement requires that the institutional stockholders escrow 10% of the proceeds paid to them and indemnify Retalix for violations of representations and warranties by TCI and for other circumstances, including a portion of any increases in the consideration paid to public stockholders above the merger consideration.

     o Corporate Proceedings by TCI. The stock purchase agreement required the TCI board of directors to approve both steps of the acquisition of TCI by Retalix as an integrated transaction.

     o Opinion of The Mentor Group. Before the TCI board approved the merger, The Mentor Group, the financial advisor to the board, delivered its opinion to the board to the effect that as of the date of that opinion and based upon and subject to the factors and assumptions set forth therein, the consideration in the merger is fair, from a financial point of view, to TCI's stockholders; and

     o Availability of Appraisal Rights. Any stockholders who are not satisfied with the merger consideration may assert their appraisal rights under the Delaware General Corporation Law.

         Retalix evaluated TCI as a whole enterprise, as it intends to acquire all outstanding equity interests in TCI. In arriving at aggregate consideration of $34.5 million for all such equity interests, after negotiations on an arm's-length basis with TCI and the institutional stockholders, Retalix did not separately evaluate TCI's preferred stock and common stock. Rather, Retalix relied on the TCI board and management to determine the distribution of proceeds, subject to Retalix confirming that the proposed distribution conformed to the priorities mandated by TCI's charter documents and existing agreements examined by Retalix during the due diligence process. Retalix based its purchase price on its own evaluation of the value of TCI as an enterprise, comparable company valuations, Retalix's projections for the TCI business, anticipated synergies to be achieved a s a result of the acquisition and other internal discussions. In connection with the transaction, Retalix retained service providers to assist in the diligence and negotiation of the transaction, including Sullivan & Worcester LLP to act as its legal counsel and Citigroup Global

Markets Inc. to provide assistance to Retalix relating to the financial due diligence of TCI. However, Retalix negotiated the purchase price for the transaction directly with TCI and did not utilize or rely upon the advice of any of its service providers in determining the aggregate consideration for the transaction.

Position of Retalix as to the Purposes, Alternatives, Reasons and Effects of the Merger

         Purposes. The purpose of the merger for Retalix is to acquire all outstanding shares of TCI stock that it does not already own. The merger will allow Retalix to complete its acquisition of all of TCI's equity interests.

         Reasons. Retalix believes that it can capitalize on synergies resulting from the combination of TCI and Retalix's operations that will enable TCI to operate as a profitable unit. Additionally, Retalix assigns great value to TCI's merchandising and inventory management software solutions and believes these applications complement other applications currently offered by Retalix to its retail grocery and convenience store customers. The acquisition of TCI provides Retalix with additional sales opportunities because it expands Retalix's customer base to include several additional large grocery chains.

         Additionally, TCI will no longer be subject to the reporting requirements of the Exchange Act. This will allow TCI to eliminate the time and significant expense devoted by its management and certain other employees to matters which relate exclusively to being a public reporting company. Although Retalix is a public company, the separate costs previously incurred by TCI as a public company will be reduced significantly, including the additional legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements to TCI stockholders, the expense of a transfer agent and the cost of investor relations activities.

         These assessments are based upon publicly available information regarding TCI, Retalix's knowledge of TCI and Retalix's experience in investing in or managing public and private companies generally.

         Effects. As a result of the merger, all of assets and liabilities of TCI will be indirectly owned by Retalix through its subsidiaries. If the merger is consummated, stockholders other than Retalix will no longer have an equity interest in TCI, will not participate in any of the future earnings growth of TCI and instead will have only the right to receive cash consideration pursuant to the merger agreement. See "THE MERGER--Payment of Merger Consideration and Surrender of Stock Certificates." Similarly, after exchanging their shares in the merger, stockholders of TCI will not bear the risk of any decrease in the value of TCI. If the merger is consummated, Retalix will have a 100% interest in the surviving company's net book value and tax attributes after the merger (the use of such tax attributions is subject to certain limitations).

         As a result of the merger, the surviving company will be a privately held corporation and the registration of TCI stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

         If the merger becomes effective, all stockholders (other than Retalix and its subsidiaries and stockholders who properly exercise appraisal rights) will receive $0.132 per share in cash per share of common stock, $0.8409 in cash for each share of Series A Preferred Stock (determined on an as-converted-to-common-stock basis) and $0.7573 in cash for each share of Series B Preferred Stock (determined on an as-converted-to-common-stock basis). This will provide a source of liquidity not otherwise available, and will eliminate the stockholders' exposure to fluctuations in market value of the shares. In addition, it will allow stockholders to pursue other investment alternatives.

Retalix's Plans for TCI

         Retalix presently expects that, following the completion of the merger, the operations and business of TCI will be conducted substantially as they are currently conducted as part of a subsidiary of Retalix. Retalix intends to integrate TCI's business into its existing business and will seek to increase profitability and achieve synergies from the acquisition. Retalix also plans to continue to develop and market TCI's products and services. Retalix has no current plans or proposals that relate to or would result in an extraordinary corporate transaction involving TCI's business, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets. However, Retalix will continue to evaluate TCI's business, operations and assets after the completion of the merger from time to time, and may propose or develop new plans and proposals which it considers to be in the best interests of Retalix and its shareholders.

                                   THE MERGER

         The following is a summary of the material terms and conditions of the merger. This description is qualified in its entirety by reference to the schedules and appendices attached to this proxy statement, including the merger agreement itself, which is attached as Appendix A and is incorporated herein by this reference. Please read Appendix A in its entirety, since it is the legal document that governs the merger. See also THE MERGER AGREEMENT.

Proposal to be Considered at the Special Meeting

         At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

         At the effective time of the merger, RTLX LLC, a subsidiary of Retalix Holdings Inc., will merge with and into the TCI (with TCI surviving), followed immediately by the merger of TCI with and into Survivor RTLX LLC, a subsidiary of Retalix Holdings Inc. (with Survivor RTLX LLC surviving). Following the merger, the separate corporate existence of TCI will cease and Survivor RTLX LLC will survive as a wholly-owned subsidiary of Retalix.

          As a result of the merger, each outstanding share of common stock of TCI automatically will be converted into the right to receive $0.132 in cash, each outstanding share of Series A Preferred Stock will be converted into the right to receive $0.8409 in cash (determined on an as-converted-to-common-stock basis) and each outstanding share of Series B Preferred Stock will be converted into the right to receive $0.7573 in cash (determined on an as-converted-to-common-stock basis), without interest, less any applicable withholding taxes, except that:

     o Shares held indirectly by Retalix through its subsidiaries will be cancelled and cease to exist, and no consideration will be paid therefor;

     o    Shares held by TCI will be cancelled without payment; and

     o Shares held by stockholders who properly assert and perfect their appraisal rights under Delaware law will be purchased for their "fair value" as determined under Delaware law. See "THE MERGER - Appraisal Rights."

Voting Rights; Quorum; Vote Required for Approval

         Stockholders of record at the close of business on __________, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were approximately 1,379 holders of record of the common stock and 12,825,459 shares of common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. Holders of Series A Preferred Stock and Series B Preferred Stock are entitled to vote their shares at the special meeting on an as-converted-to-common-stock basis. On the record date there were two holders of record of Series A Preferred Stock with 5,816,037 shares outstanding, representing a right to vote 13,073,868 common shares on an as-converted basis, and 44 holders of record of Series B Preferred Stock with 26,653,094 shares outstanding, representing a right to vote 26,653,094 common shares on an as-converted basis.

         Stockholders may vote either in person at the special meeting or by proxy. However, if your shares are held for you by a bank, broker or other so-called "nominee" holder:

     o you must instruct your broker to vote your shares by following the procedures specified by the nominee for voting and

     o if you want to vote in person at the meeting, you must request a proxy in your name from your bank, broker or other nominee.

         The presence in person or by proxy of the holders of a majority in voting power of the common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. If there is no quorum, business cannot be conducted at the special meeting and the proposal to adopt the merger agreement cannot be voted on. Abstentions and so-called "broker non-votes" (when a broker returns a proxy card but has not indicated the instructions of the beneficial owner of the shares as to how to vote) will be counted for the purpose of establishing a quorum at the special meeting.

         Under Delaware law and TCI's certificate of incorporation, the merger agreement must be adopted by the holders of a majority of the issued and outstanding common stock as well as a majority of the Series A Preferred Stock and Series B Preferred

Stock voting on an as-converted basis, with the preferred stock and common stock voting together as a single class. In addition, the merger agreement must be adopted by 58% of the preferred stock, voting as a single class. Retalix Holdings Inc. owns 73.4% of TCI's common stock on an as-converted basis and intends to vote in favor of the adoption of the merger agreement. Therefore, the approval by Retalix Holdings Inc. will be sufficient to approve the merger agreement.

         The merger agreement does not require the approval of a majority of unaffiliated stockholders. Holders of shares of Series A and Series B Preferred Stock are entitled to vote on all matters that are submitted to a vote of the holders of common stock on an as-converted-to-common-stock basis. Abstentions and broker non-votes will count as votes against the adoption of the merger agreement.

Voting and Revocation of Proxies

         All shares of TCI's stock represented by properly executed proxies received by TCI and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies. If no instructions are given, the proxy will be voted FOR the proposal to adopt the merger agreement.

         A stockholder may revoke a proxy:

     o By delivering to TCI's corporate secretary at 17752 Skypark Circle, Suite 160, Irvine, California 92614 a later-dated, signed proxy card or a written revocation of the previously returned proxy, on or before the business day prior to the special meeting; or

     o By delivering to TCI a later-dated, signed proxy card or a written revocation prior to the vote at the special meeting;

     o    By attending the special meeting and voting in person; or

     o If a stockholder has instructed a bank, broker or other nominee holder to vote his or her shares, by following the procedure to change a vote specified by the nominee holder.

         Merely attending the special meeting in person will not revoke a proxy without further action. You must take one of the actions specified above to validly revoke a proxy. Revoking a proxy after the vote is taken at the special meeting will have no effect.

         The board is not currently aware of any business to be brought before the special meeting other than the proposal to adopt the merger agreement. However, if other matters are properly presented, the persons named as proxies in the card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Proxy Solicitation

         TCI has not hired a proxy solicitor to solicit proxies or to distribute proxy materials for the special meeting.

         Proxies may be solicited by directors, officers, and employees of TCI (none of whom will receive any additional compensation for such services) in person, by mail by telephone, telegraph, over the internet or by fax. TCI anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of the preferred stock and common stock and that such persons will be reimbursed by TCI for expenses incurred in doing so.

Structure of the Merger

         The acquisition of TCI has been structured as a stock acquisition followed by a double merger. In the proposed second step, RTLX LLC will merge with and into TCI with TCI as the surviving company, and then TCI will merge with and into Survivor RTLX LLC, with Survivor RTLX LLC surviving as a wholly-owned subsidiary of Retalix. The purpose of the double merger is to support the tax-free treatment of the Retalix ordinary shares which was paid to the institutional stockholders under the stock purchase agreement. Under IRS rules, Retalix and TCI believe that the first step under the stock purchase agreement and second step mergers under the merger agreement are deemed a single transaction for tax purposes. The first merger was structured as a cash merger to provide the stockholders of TCI with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to Retalix with reduced transaction costs.

Effective Time of the Merger

         The merger will become effective at the time that articles of merger are accepted for filing by the Secretary of State of the State of Delaware or at such other time as may be agreed by TCI and Retalix. Assuming the stockholders vote to adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, TCI expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

         Retalix or its designee will act as paying agent for the merger. In the event a paying agent other than Retalix is appointed, immediately after the merger, Retalix will provide such paying agent with the cash necessary to pay the merger consideration to the Series A, Series B and common stockholders of TCI. The paying agent will use these funds solely to pay the merger consideration to those stockholders entitled to receive such payment pursuant to the merger agreement. The paying agent will deliver the merger consideration according to the procedures summarized below.

         Promptly after the merger, the paying agent will mail to all stockholders a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay to you the applicable per share merger consideration and your stock certificates will be canceled. No interest will accrue or be paid on the merger consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes.

         If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond (in form and substance, and with surety, reasonably satisfactory to Retalix) instead of your stock certificates.

         If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the paying agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of TCI that the taxes have been paid or are not required to be paid.

         Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy card.

         At and after the merger, you will cease to have any rights as a stockholder of TCI, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration or, if you properly assert and perfect your appraisal rights, the right to receive the "fair value" of your shares as determined under Delaware law. At the effective time of the merger, TCI's stock ledger with respect to shares of TCI stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

Source of Merger Funding

         Retalix intends to fund the merger, including fees, expenses and transaction costs, from cash on hand and working capital.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

         In considering the recommendations of the board of directors, you should be aware that Retalix and certain of TCI's executive officers and directors may have interests in the transaction that are different from, or are in addition to, the interests of TCI's stockholders generally.

         Retalix and its Affiliates. As of the date of this proxy statement, Retalix and its affiliates hold the following interests in TCI:

     o Retalix owns more than 97% of TCI's outstanding Series A and Series B Preferred Stock, which constitutes 38,570,998 shares of common stock of TCI on an as-converted basis, or approximately 73.4% of the outstanding shares of TCI.

     o Barry Shaked, who was appointed as a director of TCI on April 15, 2005, is the founder, President, Chief Executive Officer and Chairman of the Board and a 6.4% stockholder of Retalix. Because of these relationships, Mr. Shaked may be deemed to have an indirect material interest in the merger. Mr. Shaked does not directly own any TCI stock.

     o Danny Moshaioff and Eli Spirer, who were appointed to the TCI board on April 15, 2005, are officers of Retalix. TCI does not believe that Mr. Moshaioff and Mr. Spirer, who do not directly own any TCI stock, may be deemed to have an indirect material interest in the merger because of these relationships.

Changes in Compensatory Arrangements Resulting from the Retalix Transactions

         In connection with Retalix's April 1, 2005 acquisition of Series A and Series B Preferred Stock from the institutional stockholders, certain directors and executive officers and employees of TCI on that date received cash in exchange for TCI stock options. The amounts paid to the directors and employees of TCI in consideration of the cancellation of their stock options will reduce the amount of proceeds paid to the institutional stockholders but will not reduce the amount of consideration payable to the public stockholders in the merger. In the acquisition, all outstanding stock options were treated as follows:

          o All vested stock options were cancelled in return for a cash payment equal to the number of vested option shares multiplied by the difference between $0.132 per share and the "deemed exercise price" of $0.0075 per share. Pursuant to this cancellation and payment, Lance C. Jacobs, who served as TCI's Chief Executive Officer until July 1, 2004 and as a director of TCI until April 15, 2005, received $293,499, and Chief Financial Officer Stephen
               P. DeSantis received $129,090.

          o All unvested stock options, except unvested stock options held by certain directors, were cancelled without payment of any consideration.

          o    All unvested stock options held by directors Daniel Raynor, Todd
               G. Gardner, Mark T. Koulogeorge and James E. Houlihan III, all of whom resigned as directors on April 15, 2005, and Chief Executive Officer David R. Butler, were deemed to be vested and were cancelled together with all other previously vested stock options in return for a cash payment equal to the number of vested option shares multiplied by the difference between $0.132 per share and the "deemed exercise price" of $0.0075 per share. Pursuant to this cancellation and payment, Mr. Butler received $622,466, Mr. Raynor received $3,871, Mr. Gardner received $3,122, Mr. Koulogeorge received $6,119 and Mr. Houlihan received $3,122.

         On October 27, 2004, TCI had commenced a tender offer pursuant to which TCI offered to exchange all outstanding options granted to our employees and directors under our 1993 Equity Incentive Plan, 1993 Non-Employee Directors' Stock Option Plan, 2001 Equity Incentive Plan and 2001 Non-Employee Directors' Stock Option Plan for new options we had planned to grant under the 2001 Equity Incentive Plan and 2001 Non-Employee Directors' Stock Option Plan. New options issued by TCI pursuant to the tender offer would have vested according to the same schedule as the old options which were tendered by holders. Prior to the transactions with Retalix, TCI had planned to issue the new options on or about May 30, 2005.

         Pursuant to the acquisition, options which had been tendered in the tender offer and would have been vested as of April 1, 2005 were paid a cash bonus equal to the number of option shares multiplied by the difference between $0.132 per share and $0.0075 per share. Options which had been tendered in the tender offer but would have been unvested as of April 1, 2005 were treated as unvested and no consideration was paid therefor.


Employment and Severance Arrangements for Certain Executive Officers

         Following the merger, Mr. Butler and Mr. DeSantis have agreed to continue serving TCI in their present positions pursuant to their existing employment agreements. Mr. Butler's employment agreement took effect July 1, 2004 and continues indefinitely until terminated. Mr. DeSantis' employment agreement took effect January 1, 2003 and continues through June 30, 2005. The following description of Mr. Butler's employment agreement is qualified in its entirety with reference to the full text of the employment agreement, which is attached as Exhibit 10.13 to TCI's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on August 13, 2004. The following description of Mr. DeSantis' employment agreement is qualified in its entirety with reference to the full text of the employment agreement, which is attached as Exhibit 10.7 to TCI's annual report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004. The agreements provide for:

          o Annual base salaries in the amounts of $300,000 for Mr. Butler and $175,000 for Mr. DeSantis. Mr. DeSantis' annual base salary was increased to $195,000 on January 1, 2005.

          o Participation in our bonus plan, established each year by our Compensation Committee for management employees.

          o    Mr. DeSantis receives $500,000 in term life insurance.

          o Fully paid health insurance for the employee and the employee's immediate family.

          o Customary provisions relating to confidentiality, noncompetition, proprietary rights and dispute resolution.

         In connection with the transactions with Retalix, Mr. Butler and Mr. DeSantis entered into supplemental severance arrangements with TCI. Any severance costs to be paid pursuant to these supplemental severance agreements will be paid by Retalix or its subsidiaries and will not reduce the consideration payable to the stockholders in the merger. The terms of the severance agreements are as follows:

          o Stephen P. DeSantis. Mr. DeSantis shall be entitled to a severance payment in the amount of twelve months' salary and twelve months' continued benefits, plus a pro-rated bonus beginning June 30, 2005, provided that Mr. DeSantis remains employed by TCI through June 30, 2005 or is terminated without cause (as defined in his employment agreement with TCI) prior to June 30, 2005 (in which case he will receive such amounts upon his termination). If Mr. DeSantis is terminated for cause, as defined in his employment agreement, or if he resigns prior to June 30, 2005, he will not be entitled to the aforementioned severance and benefits. Mr. DeSantis shall be entitled to a bonus of $39,000 if he remains employed through June 30, 2005 or is terminated by TCI without cause prior to June 30, 2005. Mr. DeSantis shall also be entitled to a bonus of $19,500 for each quarter he remains employed with TCI after June 30, 2005, which bonus shall be pro-rated for partial periods, if any. Payments under the above-described severance arrangement are intended to be in lieu of, and not in addition to, payments and benefits Mr. DeSantis would otherwise be entitled to under his employment agreement.

          o David R. Butler. Mr. Butler shall be entitled to a severance payment equal to twelve months' salary, as well as twelve months' continued benefits, beginning April 1, 2006, provided that Mr. Butler remains employed by TCI through April 1, 2006 or is terminated without cause (as defined in his employment agreement with TCI) prior to April 1, 2006 (in which case he will receive such severance amounts upon his termination). If Mr. Butler resigns prior to April 1, 2006 or is terminated for cause, then Mr. Butler will not be entitled to the severance and benefits described above. Mr. Butler shall be entitled to a bonus of $75,000 (if he remains employed through June 30, 2005 or is terminated without cause by TCI prior to June 30, 3005). Mr. Butler shall also be entitled to a bonus of $37,500 for each quarter he remains employed with TCI after June 30, 2005, which bonus shall be pro-rated for partial periods. Payments under the above-described severance arrangement are intended to be in lieu of, and not in addition to, payments and benefits Mr. Butler would otherwise be entitled to under his employment agreement.

Sales of TCI Preferred Stock in the Acquisition by Affiliates of Former
Directors

         The following former directors of TCI, all of whom resigned on April 15, 2005, were affiliated with certain institutional stockholders in Retalix's April 1, 2005 acquisition of Series A and Series B Preferred Stock. The acquisition has already been completed, is not part of the merger and will not be subject to a stockholder vote at the special meeting.

         Mr. Houlihan is the managing director of InnoCal Management, L.P., the general partner of InnoCal II, L.P., an institutional stockholder in the acquisition. Because of these relationships Mr. Houlihan may be deemed to have had an indirect material interest in the acquisition.

         Mr. Raynor was a selling stockholder in the acquisition and is the managing member of Argentum Investments, L.L.C., which is the general partner of TCI ACP II Limited Partners, L.P. and the managing member of Argentum Partners II, L.L.C. The latter is the general partner of Argentum Capital Partners II, L.P., which along with TCI ACP II Limited Partners L.P. and Argentum Partners II, L.L.C. was a institutional stockholder in the acquisition. Because of these relationships Mr. Raynor may be deemed to have had direct and indirect material interests in the acquisition.

         Mr. Gardner is a director of Blue Chip Venture Company, Ltd., the general partner of Blue Chip Capital Fund IV, L.P., which was an institutional stockholder in the acquisition. Because of these relationships Mr. Gardner may be deemed to have had an indirect material interest in the acquisition.

         Mr. Koulogeorge was a institutional stockholder in the acquisition and is a general partner of The Productivity Fund IV, L.P., an institutional stockholder in the acquisition. Because of these relationships, Mr. Koulogeorge may be deemed to have had direct and indirect material interests in the acquisition.

         Indemnification and Insurance. TCI's certificate of incorporation and bylaws provide that it will indemnify its directors and executive officers to the fullest extent permitted by Delaware law. TCI also maintains directors' and officers' liability insurance for the benefit of such persons. Prior to the acquisition, TCI entered into indemnification agreements with each of the following directors and executive officers: Mark Koulogeorge, Daniel Raynor, Todd G. Gardner, James E. Houlihan, III, David R. Butler, Stephen P. DeSantis and Lance C. Jacobs. The purpose of these agreements was to provide an additional layer of protection to the directors and certain executive officers of TCI prior to the merger. Under the indemnification agreements, TCI has agreed to indemnify the named director or executive officer to the fullest extent permitted by law if such director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that such director or officer believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other by reason of (or arising in part out of) any event or occurrence related to the fact that such director or officer is or was or may be deemed a director, officer, stockholder, employee, controlling person, agent or fiduciary of TCI. See also "THE MERGER AGREEMENT-Indemnification."

Intent to Vote; Recommendations

         Intent to Vote.

o To TCI's knowledge, Retalix and each of TCI's executive officers and directors intend to vote all shares of TCI stock they beneficially own, or have proxy authority to vote, in favor of the merger agreement.

o The TCI board unanimously recommends that you vote FOR the merger agreement.

Estimated Fees and Expenses of the Merger

         Whether or not the merger is completed, all fees and expenses incurred in connection with the merger will generally be paid by the party incurring those fees and expenses, except that Retalix has agreed to cover the first $150,000 of TCI's legal and other expenses incurred in connection with the merger. All expenses incurred by TCI in connection with the merger above $150,000 will be deducted from the funds held in escrow and thus will reduce the funds payable to the institutional stockholders under the first step stock purchase. Any such expenses will not be deducted from the merger consideration payable to the public stockholders. See "THE MERGER AGREEMENT--Expenses." The estimated total fees and expenses to be incurred by TCI in connection with the merger are as follows:


Description                                                Amount        Responsible Party      Notes
-----------                                                ------        -----------------      -----

Legal fees and expenses..........................
Depositary fees and expenses.....................
Securities and Exchange Commission filing fee....             $514.19           TCI
Printing and mailing costs.......................          $10,000.00           TCI
Miscellaneous expenses...........................
TOTAL............................................

         Except as set forth herein, neither TCI nor Retalix will pay any fees or commission to any broker, dealer or other person for soliciting proxies pursuant to the merger. TCI has retained American Stock Transfer and Trust Company to act as depositary in connection with the merger. The depositary will receive reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and TCI will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Legal fees and other expenses incurred by or on behalf of TCI and Retalix and their affiliates in connection with the merger will be paid by the party incurring the expense, subject to the agreement by Retalix to cover the first $150,000 of expenses as noted above.

         The expense of soliciting proxies from stockholders as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card will be paid by TCI.

Appraisal Rights

         If the merger is consummated, holders of the stock of TCI who follow the procedures set forth below will be entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law.

         Delaware law entitles the holders of record of shares of TCI stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of those shares, without taking into account the merger, as determined by the court. The "fair value" could be greater than, less than or the same as the merger consideration offered by Retalix.

         In order to exercise these rights, a stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix D to this proxy statement. Stockholders should carefully review Section 262 as well as the information discussed below.

         Any stockholder who wishes to exercise appraisal rights under Section 262 must do all of the following:

     o The stockholder must deliver to TCI a written demand for appraisal of shares of the TCI stock held, which demand must reasonably inform TCI of the identity of the stockholder and the demand appraisal, before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to, and separate from, any proxy or vote against the merger agreement. Voting against, abstaining from voting or failing to vote on the merger agreement will not constitute a valid demand for appraisal within the meaning of
          Section 262.

     o The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement. However, a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement and thereby waive the stockholder's right of appraisal and nullify any previously delivered written demand for appraisal.

     o The stockholder must continuously hold the shares of record until the completion of the merger.

         All written demands for appraisal must be addressed to TCI Solutions, Inc., 17752 Skypark Circle, Suite 160, Irvine, California 92614, Attention:
Investor Relations, and be received before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform TCI of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of TCI stock.

         The written demand for appraisal must be executed by or for the record holder of shares of the TCI stock, fully and correctly, as the holder's name appears on the certificate(s) for their shares. If the shares of TCI stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

         A beneficial owner of shares of the TCI stock held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of TCI stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository such as Cede & Co. Any beneficial owner desiring appraisal who holds shares of stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

         A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of the TCI stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of TCI stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of TCI stock outstanding in the name of the record owner.

         Within ten days after the merger, TCI will give written notice of the date of the completion of the merger to each of stockholder of TCI who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder. Within 120 days after the completion of the merger, TCI or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of TCI stock that are held by all dissenting stockholders. TCI is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of the stockholders of TCI seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

         If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of TCI stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that "proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the stockholder's exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of TCI stock entitled to appraisal.

         From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to that holder's shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, including the special distribution, on the holder's shares of TCI stock, if any, payable to the stockholders of TCI of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

         There are no provisions made by TCI to grant unaffiliated security holders access to the corporate files of TCI or to obtain counsel or appraisal services at the expense of TCI or Retalix or its subsidiaries.

         If you wish to exercise your appraisal rights, you must not vote in favor of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of these rights.

Material U.S. Federal Income Tax Consequences

         The following is a summary of certain United States federal income tax consequences of the merger relevant to beneficial holders of TCI stock whose shares are converted to cash in the merger and who did not either already own Retalix ordinary shares (directly or by attribution) or acquire Retalix ordinary shares pursuant to the stock purchase agreement, in which case special rules may apply. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of TCI stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of TCI stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with TCI or who are subject to special tax treatment under the Internal Revenue Code of 1986 (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of TCI stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

         The receipt of cash for TCI stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a beneficial holder's holding period for such shares is more than 12 months at the time of consummation of the merger, as the case may be.

         Receipt of the merger consideration may also be a taxable transaction under applicable state, local and foreign tax laws.

         Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local and other tax laws.

Certain Legal Matters

         General. Except as described in this section, neither TCI nor Retalix is aware of any license or regulatory permit that appears to be material to the business of TCI that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Should any such approval or other action be required, Retalix and TCI presently contemplate that such approval or other action will be sought, except as described below under State Anti-Takeover Statutes. While Retalix does not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

     o that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions;

     o that failure to obtain the approval or other action might not result in consequences adverse to TCI's business; or

     o that there might be conditions to obtaining a required approval or action, including, without limitation, the divestiture of certain parts of TCI's business.

         See "THE MERGER AGREEMENT-Conditions to the Merger," below, for certain conditions to the merger, including conditions with respect to governmental actions.

         State Anti-Takeover Statutes. A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in those states, or whose business operations have substantial economic effects in those states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and in particular with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Regulatory Filings and Approvals

         TCI does not believe that any material federal or state regulatory approvals, filings or notices are required by it in connection with the merger, except for the filing of this proxy statement and a Schedule 13E-3 with the Securities and Exchange Commission and a filing of a certificate of merger with the Delaware Secretary of State.

                              THE MERGER AGREEMENT

         The following is a summary of certain provisions of the merger agreement not discussed elsewhere in this proxy statement. The summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A hereto and is incorporated herein by this reference. The merger agreement may be examined and copies may be obtained in the manner and at the places set forth in the sections entitled "OTHER MATTERS--Available Information" and "OTHER MATTERS--Information Incorporated by Reference."

Representations and Warranties

         In the merger agreement, TCI has made customary representations and warranties with respect to, among other things:

     o    corporate existence and power;

     o    corporate authorizations;

     o the accuracy of information supplied to the Securities and Exchange Commission in connection with the merger; and

     o receipt of the opinion of The Mentor Group to the effect that, as of the date of such opinion, the consideration to be received by the holders of TCI stock in the merger is fair from a financial point of view to the holders of TCI common stock, and delivery of such opinion to Retalix.

         Each of Retalix, Retalix Holdings Inc., Survivor RTLX LLC and RTLX LLC has made customary representations and warranties with respect to, among other things:

     o    corporate or limited liability company existence and power; and

     o    corporate or limited liability company authorizations.

Conditions to the Merger

         The respective obligations of Retalix and its subsidiaries and TCI to effect the merger are subject to the satisfaction or valid waiver of each of the following conditions:

     o approval by holders of a majority of outstanding common stock and preferred stock of TCI (voting on an as-converted-to-common-stock basis);

     o no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger; and

     o the parties shall have performed in all material respects all of their obligations and shall have delivered to each other certificates signed by appropriate officers confirming such compliance.

Amendments

         The merger agreement may be amended only by an instrument in writing signed by Retalix and TCI stating that it constitutes an amendment to the merger agreement.

Waiver

         Retalix may, with respect to TCI or any stockholder of TCI, and TCI may, with respect to Retalix, Retalix Holdings Inc., RTLX LLC or Survivor RTLX LLC (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Options and Warrants

         Each TCI stock option was cancelled upon the closing of the stock purchase agreement. Pursuant to the merger agreement, TCI shall cause each warrant outstanding at the effective time of the merger to terminate without liability to Retalix and its subsidiaries.

Interim Operations

         Pursuant to the merger agreement, during the period from the date of the merger agreement to the effective time of the merger, TCI has agreed that it shall conduct its business in the ordinary course consistent with past practices and shall use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. During such period, TCI has agreed not to take any of the following actions:

     o    adopt or propose any change in its corporate charter or bylaws;

     o merge or consolidate with any other person or acquire a material amount of assets of any other person;

     o sell, lease, license, mortgage, encumber or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

     o effect any direct or indirect redemption, purchase or other acquisition of any securities of TCI, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any securities of TCI;

     o issue any securities of TCI or amend any term of any TCI option plan or any outstanding option;

     o incur any indebtedness for money borrowed or guarantee any indebtedness of any other person or release or cancel any material indebtedness or claim;

     o settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice;

     o    agree or commit to do any of the foregoing; or

     o during such time as Retalix's or Retalix Holdings Inc.'s affiliates do not control the TCI board of directors, TCI will not (i) take or agree or commit to take any action that would make any representation and warranty made by TCI under the merger agreement or by sellers under the stock purchase agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the effectiveness of the merger or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

Access to Information

         From the date of the merger agreement until the effectiveness of the merger, TCI shall:

     o give Retalix, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of TCI;

     o furnish to Retalix, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to TCI as such persons may reasonably request; and

     o instruct the employees, counsel and financial advisors of TCI to cooperate with Retalix in its investigation of TCI.

Notices of Certain Events; Continuing Disclosure

         TCI will promptly notify Retalix of:

     o any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

     o any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the merger agreement; and

     o any actions, suits, claims, investigations or proceedings commenced or, to TCI's knowledge, threatened against, or relating to or involving or otherwise affecting TCI or that relate to the consummation of the transactions contemplated by the merger agreement.

         Until the effectiveness of the merger, TCI shall have the continuing obligation promptly to advise Retalix with respect to any matter arising or discovered after the execution of the merger agreement that, if existing or known at the date of the merger agreement, would have been required to be set forth or described in a schedule to the merger agreement, or that constitutes a breach or prospective breach of the merger agreement by TCI.

Compensation

         TCI agreed not to enter into or modify any consulting, employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which TCI is obligated under arrangements existing on the date hereof.

Consents

         TCI will use commercially reasonable efforts to obtain all third party consents required to consummate the merger, and make all filings with governmental entities, required with respect to the consummation of the merger.

Stockholder Approval; Other Covenants

         TCI agreed to take all action necessary in accordance with the Delaware General Corporation Law and TCI's certificate of incorporation and bylaws to convene the special meeting as promptly as possible to vote upon the merger agreement. TCI also agreed to include in this proxy statement a statement that TCI's board recommends approval and adoption of the merger agreement. TCI's board will cause TCI to use its reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and cause TCI to use its reasonable best efforts to secure stockholder approval. We also agreed to prepare and file this proxy statement at the earliest practicable date. Retalix and TCI agreed to cooperate with each other in the preparation of this proxy statement, and we agreed to notify Retalix of the receipt of any related comments or requests of the Securities and Exchange Commission. We also agreed with Retalix to promptly respond to the Securities and Exchange Commission and give Retalix the opportunity to review our responses and to mail this proxy statement as promptly as practicable after clearance by the Securities and Exchange Commission.

         Each of Retalix and TCI also agreed to obtain prior written agreement of the other before disseminating any press release or other announcement concerning the merger agreement to any third party. In addition, each of the parties to the merger agreement agreed to use its reasonable best efforts to cause the acquisition of preferred shares by Retalix Holdings Inc. in the first step and the merger taken together to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Other Acquisition Proposals

         Until the effectiveness of the merger or the merger agreement is terminated, neither TCI nor any of its respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors may directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal,
(ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to TCI or afford access to the business, properties, assets, books or records of TCI to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made an acquisition proposal, (iii) approve, endorse or recommend any acquisition proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

         Notwithstanding the foregoing, the TCI board, directly or indirectly through advisors, agents or other intermediaries, may:

     o engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the TCI board reasonably determines (after consultation with TCI's financial advisor) constitutes a Superior Proposal (as defined below);

     o furnish to such third-party nonpublic information relating to TCI or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to TCI than those contained in the existing confidentiality agreement with Retalix;

     o take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them;

     o following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Retalix, or fail to make a recommendation as to the advisability of the merger; and/or

     o take any action ordered to be taken by TCI by any court of competent jurisdiction if, in each case:

          o neither TCI nor any representative of Company shall have violated any of the restrictions described above under "Stockholder Approval; Other Covenants";

          o the board of TCI determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations to TCI's stockholders under applicable law;

          o prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, TCI gives Retalix written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of TCI's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and TCI receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to TCI's confidential information as the confidentiality agreement executed with Retalix;

          o gives Retalix prompt advance notice of its intent to furnish such nonpublic information or enter into such discussions (which notice shall in no event be given less than one business day prior to furnishing such information or entering into such discussions); and

          o contemporaneously with furnishing any such nonpublic information to such person or group, TCI furnishes such nonpublic information to Retalix (to the extent such nonpublic information has not been previously furnished by TCI to Retalix).

         TCI agreed to immediately cease any and all existing activities, discussions or negotiations with any parties conducted before the execution of the merger agreement with respect to any Acquisition Proposal, and to use its reasonable best efforts to cause any such parties in possession of confidential information about TCI that was furnished by or on behalf of TCI to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

         In addition to the obligations of TCI set forth above, TCI as promptly as reasonably practicable agreed to advise Retalix orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which TCI reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or group making any such Acquisition Proposal or inquiry. TCI agreed to keep Retalix informed as promptly as reasonably practicable of any amendments of any such Acquisition Proposal or inquiry.

         An "Acquisition Proposal" means any written offer or proposal by a third party, other than Retalix, Retalix Holdings Inc., Survivor RTLX LLC and RTLX LLC or any affiliate thereof, relating to any of the following:

     o any acquisition or purchase from TCI by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of TCI or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under

          Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of TCI or any merger, consolidation, business combination or similar transaction involving TCI pursuant to which the stockholders of TCI immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

     o any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 15% of the consolidated assets of TCI;

     o    any liquidation or dissolution of TCI; or

     o any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by the merger agreement.

Confidentiality

         Prior to the effectiveness of the merger and after any termination of the merger agreement, TCI and Retalix and its subsidiaries agreed to hold, and to use their best efforts to cause their respective affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning one party furnished to the other parties or their affiliates (and their respective advisors) in connection with the transactions contemplated by the merger agreement, subject to certain exceptions.

         If the merger agreement is terminated, each party has agreed to and will use their best efforts to cause their respective affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other, upon request, all tangible documents and other materials, and all copies thereof, obtained by such parties or their affiliates or on their behalf concerning the other party in connection with the merger agreement that are subject to such confidence.

Indemnification

         The merger agreement provides that, at all times after the effectiveness of the merger, the surviving entity shall fulfill and honor the obligations of TCI pursuant to the indemnification provisions in TCI's certificate of incorporation and bylaws existing as in effect on the date hereof with respect to TCI's directors and officers.

Vote

         At the stockholder meeting of TCI, Retalix Holdings Inc. has agreed to vote all of its capital stock in favor of the merger.

Termination

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the stockholders have adopted the merger agreement:

     o By mutual written consent of TCI, the Sellers' Committee (as defined therein) and Retalix;

     o By either Retalix or TCI, if any court of competent jurisdiction or any state or federal governing body has issued a final and non-appealable order, decree or ruling or taken any other action restraining or otherwise prohibiting the merger; or

     o By TCI, if, prior to the adoption of the merger agreement at the stockholders' meeting of TCI, the board of TCI shall have approved, and TCI shall enter into, a letter of intent, term sheet or a definitive agreement providing for the implementation of a Superior Proposal; but only if prior to termination by TCI:

          o TCI is not then in breach of the provisions of the merger agreement summarized under "Stockholder Approval; Other Covenants;"

          o TCI's board shall have authorized TCI, subject to complying with the terms of the merger agreement, to enter into a letter of intent, term sheet or definitive agreement concerning a transaction that constitutes a Superior

               Proposal and TCI shall have notified the Retalix in writing that it intends to enter into such a letter of intent, term sheet or definitive agreement;

          o    during the ten business day period after TCI's notice:

               o TCI shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Retalix to attempt to make such adjustments in the terms and conditions of the merger agreement as would enable TCI to proceed with the merger; and

               o the board of directors of TCI shall have concluded, after considering the results of such negotiations and the revised proposals made by Retalix, if any, that any Superior Proposal giving rise to TCI's notice continues to be a Superior Proposal;

          o such termination is within five business days following the ten business day period referred to above; and

          o no termination will be effective unless TCI shall simultaneously make the payment of the termination fee described below.

     o    By Retalix, if TCI's board:

          o shall have withdrawn or modified in a manner adverse to Retalix, Retalix Holdings Inc., RTLX LLC or Survivor RTLX LLC its approval or recommendation of the merger agreement or the transactions contemplated thereby;

          o    shall have recommended an Acquisition Proposal; or

          o    shall have adopted any resolution to effect any of the foregoing.

         A "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of TCI stock on terms that the board of TCI determines in good faith by a majority vote, after taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to TCI's stockholders than as provided hereunder.

Termination Fee

         TCI must pay Retalix $2,000,000 if the merger agreement is terminated by TCI or by Retalix other then in the first two situations described above under "Termination." Any payment of this amount will be made concurrently with the termination of the merger agreement.

Expenses

         Except as disclosed in this proxy statement, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with the merger agreement and the transactions contemplated hereby. None of the costs and expenses of TCI or Retalix in consummating the merger will reduce the merger consideration payable to the public stockholders.

                              INFORMATION ABOUT TCI

BUSINESS

         TCI is a Delaware corporation founded in 1982. We provide retailers with enterprise solutions consisting of mission-critical software applications and specialized professional services. Our software enables retailers to quickly and accurately execute strategic business decisions in the areas of merchandise planning and optimization, merchandise management and store operations. Our architecture and enterprise data repository provide a powerful and flexible foundation that can automate and support electronic data exchange throughout the enterprise and retail supply chain.

         Our principal corporate office is located at 17752 Skypark Circle, Suite 160, Irvine, California 92614 and our principal development and support facility is located at 5210 E. Williams Circle, Suite 300, Tucson, Arizona 85711. Our website address is www.tcisolutions.com, which website address is provided for reference only and not a part of this proxy statement.

Our Evolution

         From 1982 until 1995, we grew to become a leading provider of store-level solutions to the grocery industry. In 1996, we expanded our strategy and extended our solutions offering to include corporate headquarters. Our strategy was to leverage our 15-year history and retail industry expertise to develop TCI Retail(TM), a merchandising enterprise product line. TCI Retail enables retailers to quickly and accurately execute strategic business decisions in the areas of merchandise planning and optimization, merchandise management and store operations.

         We dedicated the next five years to creating an architecture and enterprise data repository providing a powerful and flexible foundation that can automate and support electronic data exchange throughout the enterprise and supply chain. Our goal is to become the architectural hub and infrastructure that retailers utilize to manage their enterprise technology.

         For the past four years, we have continued to broaden and advance TCI Retail with additional modules and functionality. These efforts were primarily funded through $13.3 million of capital raised from both new and existing investors from the sale of Series B Preferred stock in late 2001 and early 2002.

         Our historical presence has been in grocery retail. Over the next few years, subject to the guidance and management of Retalix if the merger is approved, we plan to continue to extend our presence in other retail segments and solidify ourselves as one of the top retail solution providers. Our investments will expand our core mission-critical applications in the areas of execution, demand intelligence and collaboration.

         On April 1, 2005, Retalix Ltd. through its wholly owned subsidiary Retalix Holdings Inc., purchased substantially all of our outstanding Series A Preferred Stock and Series B Preferred Stock for an aggregate purchase price of $30,035,148, consisting of 715,730 ordinary shares of Retalix Ltd. valued at $17,177,520 and $12,857,648 in cash which was paid to certain institutional stockholders pro rata. The acquisition resulted in Retalix Ltd. beneficially owning, in excess of 73% of our outstanding voting stock (calculated on an as-converted to common stock basis), and specifically, 99.8% of the outstanding Series A Preferred Stock and 95.8% of the outstanding Series B Preferred Stock. Also on April 1, 2005, we entered into an agreement and plan of merger with Retalix Ltd., Retalix Holdings Inc. and certain subsidiaries of Retalix
Holdings Inc. under which we would be merged with and into a subsidiary of Retalix Holdings Inc. and all outstanding common stock and preferred stock of TCI (other than shares held by Retalix Holdings and shares as to which appraisal rights have been properly perfected under Delaware law) would be exchanged for cash. Following the merger, we would cease to exist and all of our assets and liabilities would be held by a subsidiary of Retalix Holdings Inc. The acquisition by Retalix described above was disclosed in TCI's a current report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2005.

Principal Products and Services

         We have gained recognition for providing strategic pricing and inventory management solutions that enable grocers to increase top and bottom lines by speeding decisions into action. Since 1998, we have developed TCI Retail(TM), our flagship solution, which provides strategic pricing and inventory management capabilities for headquarters (TCI HQ(TM) ) and stores (TCI Store(TM) ). TCI HQ and TCI Store are comprehensive rules-based solutions built on TCI's Retail Execution System(TM) (RES), a powerful and flexible foundation. Inventory Management System (IMS), a Direct Store Delivery (DSD) software package, originally introduced in 1983, is widely utilized by the grocery industry as the standard in back-door-operations software. This application established us as a leading supplier of retail management software.

         By helping grocers to automate complex pricing strategies, streamline inventory management processes, and execute consistently across the retail enterprise - from Headquarters to the Store - we empower grocery retailers and wholesalers to connect with their customers, respond rapidly to market changes and dramatically improve customer image. Our customers gain competitive advantage in their markets using our strategic pricing and inventory management solutions, while growing top-line revenues and improving chain and store profits.

         TCI products are used by more than 400 chains and 15,000 installations worldwide. TCI Retail is a market leader for strategic pricing and inventory management solutions within grocery retail.

Retail Execution System

         RES consists of an enterprise data repository on which all of our applications reside. RES enables retailers to centrally manage a single source of operational information, and also provides hosting, integration and personalization tools. This infrastructure empowers retailers to rapidly respond to changes in their competitive environments throughout their enterprise. RES consists of:

     o Foundation - Enterprise Data Repository for item, store and vendor information, and set-up tools.

     o Extensibility Package - extended feature set, Personalization Workbench and Integration Workbench for enhancing and personalizing the solution to meet business goals.

     o Hosting Package - Store Interface Manager and Data Integration Manager for internal and external connectivity with stores and third-party applications.

         This foundation gives grocers unprecedented business advantages and control through a flexible development platform and powerful options for integration and customization.

TCI Retail

         TCI Retail(TM) consists of RES' powerful foundation and solution packages that can be implemented at headquarters (TCI HQ) or store-level (TCI Store). TCI Store and HQ both provide full-function solution modules that enable retail chains to quickly execute strategic business decisions, from headquarters to the store level. Solution sets can be implemented as packages, individually or as complements to existing systems.

TCI HQ

         TCI HQ(TM) is a merchandise management system that provides centralized pricing, promotion and inventory management solution for retail chain headquarters. It controls data through its single enterprise data repository, automates business processes through its powerful pricing engine and executes changes throughout the organization. The system centralizes item/vendor maintenance for all stores and serves as the collection point for all inventory and product movement details. It provides capabilities that help grocers to improve their top and bottom lines through:

     o    Central control of item, vendor, and store information.

     o Automated price generation to protect costs and improve focus on sensitive items.

     o    Management of business processes.

     o    Execution of price changes throughout the organization.

     o    Lowering of overhead through automation.

TCI Store

         TCI Store(TM) is a store operations and merchandising execution system that provides complete direct store delivery (DSD), price management and inventory control solution for grocery stores. Its capabilities help improve profitability through:

     o    Improved price accuracy.

     o    Consistent price image.

     o    Higher margins.

     o    Greater vendor and merchandise delivery control.

     o    Reduced labor needed to manage store-level inventory and pricing.

Solution Packages

Pricing Package

         Our Pricing Package is a complete solution for executing and managing pricing strategies, designed specifically for the grocery retail industry. Its capabilities help grocers control critical item, vendor and store information, establish and maintain a consistent price image, automate processes and execution of price changes to stores, reduce overhead, improve profit margins, better serve customers and gain a competitive advantage. We offer the following Pricing Modules:

     o Price Generation module enables grocers to establish and manage pricing rules and executes approved pricing changes throughout the enterprise. Its powerful rules-based engine automates process, eliminating paperwork and manual processes, reducing data errors and lower staff time needed to maintain prices.

     o Spread/Parity Pricing module enables grocers to create business objective-based rules for aligning the retail prices of like items, including generic (store) brands, national brands, competitive brands and items available in various units of measure.

     o Competitive Pricing module automates and institutionalizes competitive pricing philosophies, including the ability to develop pricing objectives by store, region, zone and market. The Competitive Pricing module utilizes offline handheld PDA-style units for collecting and downloading a competitive item set, including price, location, price levels, comments and other data from the competitors' stores.

     o Frequent Shopper module supports a wide variety of consumer offers used by customer loyalty and promotional programs. It supports multiple offer criteria and sophisticated offer management capabilities.

     o Inventory Sensitive Pricing (ISP) module positively impacts item-level profitability and inventory control through lower inventory costs, increased product movement and higher revenue by managing product price point. This module supports development of store-level item pricing strategies based on pre-defined inventory levels (at each store). It automatically adjusts item pricing, margins and promotional programs based on the inventory quantity on hand. These capabilities remove the barriers to getting timely information and reports so that new programs can be evaluated and updated quickly.

Inventory Package

         Our Inventory Package is a complete solution for managing inventory - from back door receiving to front end ordering. Its capabilities help grocers maintain optimal stock levels, reduce out-of-stocks, speed the replenishment process, reduce overhead and maximize item-level profitability. We offer the following Inventory modules:

     o Receivers, POs, Transfers module allows retailers to create orders, receive product to store inventory and transfer product to/from store inventory.

     o Perpetual Inventory module helps grocers gain a competitive advantage with balanced inventory costs and movement. It is a complete solution for managing inventory, including tracking receipts, sales, and other factors that affect the on-hand balance of a store's merchandise.

     o Computer Assisted Ordering (CAO) module increases sales through efficient and effective retail-level replenishment. CAO helps keep inventory from falling below user-defined levels by creating vendor-and store-specific purchase orders whenever inventory reaches the established reorder point. It automatically generates suggested orders based on safety stock levels and expedites orders for very low stock levels.

     o Store Ordering module provides item information and the ability to generate vendor orders. It streamlines back door operations and helps achieve total store automation through wireless access to real-time inventory data.

Promotions Package

         Our Promotions Package is a comprehensive solution for managing, executing and analyzing promotions. Its capabilities help grocers to develop profitable promotional programs and quickly and accurately execute promotional prices throughout the enterprise. We offer the following Promotions modules:

     o Promotions Management module lets grocers plan and execute promotions on a chain-wide basis, by store groups or individual stores.

     o Electronic Marketing module enables retailers to develop targeted promotions for implementing conditional deals for individual customers or groups. It supports very powerful, complex promotions that can result in increased shopper loyalty.

Store Operations Support Package

         Our Store Operations Support Package manages in-store peripheral systems and departments. It ensures data consistency and integrity chain wide. Fully integrated with the enterprise data repository, Store Operations modules allow grocers to easily manage all item, vendor and store information throughout their chains, regardless of the number and type of in-store systems in use. We offer the following Store Operations Support modules:

     o Scale Management module ensures product and pricing data integrity by simplifying the management of scale item data and execution of data directly to the scales. It supports a wide variety of scale hardware and all data elements including nutritional labeling and safe handling messages for weighed items.

     o Signs and Label Management module is a complete sign and label solution. It provides a wide variety of label forms, support custom templates, ad-hoc signs and labels.

     o POS eXchange module delivers unmatched integration and data management capabilities, interfacing with virtually any point-of-sale (POS) system and application versions available in the market today, as well as POS systems that have been around a while. It enables grocers to manage POS system data quickly, accurately and easily, ensuring price integrity and margin protection.

TCI thinStore(TM)

         TCI thinStore, a recently developed extension of TCI Retail(TM), is an inventory and price management solution that uses web and wireless technologies to streamline the execution of critical store-level business operations. It is a browser-based solution designed to centralize store operations on a single, integrated database and streamline the execution of mission-critical store tasks, including: ordering, receiving, shelf price audits and exception-based price changes.

         By removing the burden of information and computer technology from stores and by simplifying the ways in which tasks are executed, thinStore gives grocery chains:

     o greater control over pricing and inventory strategies by centralizing data and business processes

     o reduced overhead by reducing the IT support and training burden at the stores

     o improved focus of store personnel on customer service - a chain's competitive advantage - by eliminating paper-work and system operations

TCI Store(TM)

         TCI Store is a packaged pricing and inventory management offering designed to meet the needs of North America's more than 12,000 small grocery chains and independents. Packaged versions of TCI Retail, these are scaled-down, bundled solutions that enable small and medium food retailers to manage and execute pricing and inventory management programs at headquarters and stores. This solution is marketed through our reseller channel, and is designed as a Global Trade Item Number (GTIN) compliant solution that allows retailers to control operational costs so they can successfully compete with industry giants without the high implementation, training and maintenance costs associated with major system installations and integration efforts. We offer the following TCI Store packages:

     o Store Pricing provides basic store-level pricing capabilities, including POS connectivity, shelf price audit functionality.

     o Store Standard offers store-level pricing, Direct Store Delivery (DSD) receiving capabilities and wholesaler interface.

     o Store Plus offers store-level pricing, DSD receiving, a wholesaler interface, signs/labels and category analyzer for sales and profitability reporting.

     o Store HQ Standard offers centralized price management, hosting item files to stores, reporting capabilities, a wholesaler interface and personalization and integration tools.

Services

         Our Professional Services organization deploys a methodology and practice proven in grocery retail. Our expertise covers both functional needs such as price strategy, price audit, inventory management and store receiving, as well as technical needs, specifically the integration of our technology into the customer's complex IT environment. Our professional services group consists of business consultants, system analysts and technical personnel with extensive retail industry, implementation and integration expertise. Our professional services group assists our customers in all phases of systems implementation, including assisting customers with business process change, project management, system planning, design, data conversion, training, education, business implementation and product support. This variety of implementation services is designed to maximize our customer's return on software investment along with educational and training programs for our clients, associates and business partners. Professional services are billed on an hourly basis. From time to time, we augment our services with third-party system integrator alliances. The benefit of our wide-ranging skill sets is assisting our clients in completing a quality installation within budget and on time.

Customer Support and Maintenance Services

         Our customer support and maintenance services agreement includes telephone support for problem identification and resolution assistance, email support and the right to receive unspecified new product releases. The vast majority of our clients have typically participated in our client support and maintenance program.

Market Background

         Retail is an industry where chains face constant pressure from demographic, economic, competitive, regulatory and technology factors. It is a highly competitive market, particularly for supermarkets, who face increasing competition from non-traditional retailers, like drug stores, dollar stores, convenience stores, restaurants, and of course, Wal-Mart. Price pressures and consumers' heightened demand for value, convenience and services are key factors.

         As technology usage continues to become pervasive in society, new capabilities and emerging technologies are creating expectations of efficiency for retailers, and the role of information technology is shifting to that of a differentiator and profit-enhancer instead of a general and administrative cost.

         There has historically been no packaged merchandising solution that meets the specific functional, volume and infrastructure needs of the grocery industry. Grocers rely on technology infrastructures that consist of many legacy solutions, silo applications and manual/duplicate processes which require extensive support, resources and integration. They require applications that interface not only with wholesalers/suppliers and other corporate systems, but with a huge number of in-store devices such as

POS, scales, labels and signs. Grocers also process, store and communicate tremendous volumes of data, placing a large burden on these aging and un-integrated systems.

         Our solutions are designed to provide a strong foundation and full retail pricing and inventory management capabilities to the grocery industry. In the current environment of multiple un-integrated point solutions, retailers are trying to manage many silos and versions of information throughout their organization. We utilize a phased approach to provide a single, centralized database on which rules-based pricing and inventory management applications can operate.

         TCI Retail(TM) is a solution that addresses this opportunity and delivers to the market, an enterprise-wide packaged solution that meets infrastructure, pricing and inventory requirements. In equipping retailers with quality solutions, we have spent $4.0 million during 2003 and $3.5 million during 2004 on internally sponsored research and development activities. Since the introduction of TCI Retail in 1996, we have invested approximately $29.3 million in developing our solutions.

Markets

         We market our solutions to retailers both domestically and internationally. To date, the majority of our sales have occurred domestically in the United States markets. In 2004, domestic sales accounted for 87.8% of total revenue, with the remaining 12.2% from international sales. Our primary domestic market is within the retail and wholesale grocery industry. Internationally, we service customers in Canada and Latin America.

Distribution

         TCI Retail(TM) is marketed to mid-size and large domestic and international retail chains through our direct sales force. To address the independent / smaller chains, we have introduced TCI Store(TM), a packaged solution designed to meet the needs of these retailers. This solution will be primarily distributed through our reseller network and point-of-sale dealers nationwide.

         Services are usually distributed in conjunction with the delivery of our software solutions. These services often involve consultation, project management, implementation and training. From time to time, we partner with third-party integration firms to assist in the delivery of our services.

Competition

         The retail technology market is highly competitive. We enjoy a leadership position with TCI's solutions in use by more than 400 chains, with more than 15,000 installations worldwide. We believe that our ability to compete depends on many factors within and beyond our control including:

     o Full-function capabilities that meet the specific pricing and inventory management requirements of the grocery industry;

     o Breadth of pricing and inventory management functionality as compared to our competitors, many of whom are marketing general merchandise solutions to the grocery industry;

     o    Industry knowledge, presence and reputation;

     o    The quality of our customer support and implementation services; and

     o    The effectiveness of our sales and marketing efforts.

         We experience competitive pressures from a different set of vendors for headquarters and store applications. Additionally, there are several consulting companies offering competing professional services.

         Our headquarters applications compete with internally developed systems and with other software companies such as JDA Software Group, SAP, Softechnics, Retek and Lawson. Our store solutions compete with internally developed systems and with software companies such as Softechnics, BR Data and S4.

         In the market for consulting services, we compete with leading systems integrators that consult with our customers such as Accenture, Cap Gemini S.A., Ernst & Young, Deloitte & Touche and IBM Global Services.

Significant Customers

         In 2003, one customer accounted for 17.3% of total revenues. In 2004, two customers accounted for 18.0% and 10.6%, respectively, of our total revenues. No other single customer accounted for more than 10% of 2003 or 2004 total revenues.

Proprietary Rights and Licenses

         Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology.
The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it.

         We market our products under the trade name TCI Solutions. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology. We seek to protect the source code to our software, documentation and other written materials under trade secret and copyright laws. We also employ a variety of trademarks for our products which are not registered. We rely on common law rights to such trademarks. We do not hold any patents and rely upon a combination of copyright and trade secret laws to establish and maintain proprietary rights in our products. We have entered into agreements with our employees pursuant to which all rights to software created by those employees are transferred to us. In addition, we limit access to sensitive information regarding our business and products. As is customary in the software industry, we do not sell or transfer title of our software products to customers or end-users. We provide software products to end-users under non-exclusive license agreements solely for use in an end-user's internal operations. We rely primarily on the contractual terms of our license agreements and electronic software license files for the protection of our intellectual property rights.

         There has been a substantial amount of litigation in the software and internet industries regarding intellectual property rights. Although to date we have not had to litigate to protect our intellectual property, it is possible that in the future third-parties may claim that we or our current or potential future software solutions infringe on their intellectual property. We expect that software product developers and providers of electronic commerce products will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlap and the number of software patents increases. In addition, we may find it necessary to initiate claims or litigation against third-parties for infringement of our proprietary rights or to protect our trade secrets. Furthermore, since we resell both software and hardware, we may become subject to claims from third-parties that the software or hardware, or the combination of hardware and software, infringe their intellectual property. Although we may disclaim certain intellectual property representations to our customers, these disclaimers are limited and may not fully protect us against such claims. We may be more vulnerable to patent claims since we do not have any patents that we can assert defensively against a patent infringement claim. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business, operating results and financial condition.

Environmental Matters

         We are in compliance with all known federal, state and local provisions which have been enacted or adopted relating to the protection of the environment. Compliance with these provisions does not have any material effect upon our capital expenditures, earnings or competitive position.

Employees

         As of December 31, 2004, we had a total of 133 full-time employees primarily based in the United States. Of the total, 29 were engaged in sales and marketing, 58 were in professional and support services, 29 were in product development and 17 were in administrative functions. We believe that our relations with our employees are good. We have never had a work stoppage and none of our employees is subject to a collective bargaining agreement. We engage consultants when needed for software development, integration, accountants and attorneys on a fee basis.

Properties

         Our principal administrative office is located in Irvine, California where we lease approximately 9,500 square feet of office space. Our development and support facility is located in Tucson, Arizona where we lease approximately 28,000 square feet of office space. Additionally, we lease small regional offices in Irving, Texas and Edmond, Oklahoma to provide customer training and field staffing, respectively.

         Properties are leased on terms for durations that are reflective of commercial standards in the communities where the properties are located. We believe that our existing facilities are adequate and meet our current needs. In the event of needed expansion space, we believe that reasonable amounts of space would be available at favorable lease terms.

Legal Proceedings

         We are involved in legal proceedings and actions arising in the normal course of business. While the results of such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on our financial position or results of operations.


Management's Discussion and Analysis of Financial Condition and Results of Operation

         We begin this Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) Section with a discussion of our overall strategy to give stockholders an overview of the goals of our business and the direction in which our business and products are moving. The strategy section is followed by a discussion of the Critical Accounting Estimates that we believe are important to understanding the assumptions and judgments incorporated in our 2004 and 2003 financial statements, beginning with an Overview. We then provide an analysis of changes in our balance sheet, income statements and cash flows, and discuss our financial commitments in the sections entitled "Financial Condition," "Material Commitments" and "Off-Balance-Sheet Arrangements." We conclude this MD&A with our "Business Outlook" section wherein we discuss the outlook for 2005. This MD&A Section should be read in conjunction with the discussion of TCI's business under the caption "INFORMATION ABOUT TCI" starting on page 40 and our financial statements attached as Appendix E.

         Forward Looking Statements. This MD&A section contains forward-looking statements which are based on our current expectations and could be affected by uncertainties and market risk factors described throughout our public filings with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we can not assure you that such expectations will occur. Our actual results may differ materially, and you should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. These forward-looking statements do not reflect the potential impact of any business activities not completed as of the date of this proxy statement. For example, if the merger is consummated, our outlook, expected results, future strategies and other forward looking information will change substantially.

         Our Strategy. We intend to solidify our presence in the grocery retail and wholesale segments, broaden our product offerings with new and complimentary products developed internally and through partnerships, and focus on the critical elements of operational execution. Our goal is to enhance retail operations and execution with high quality solutions to add and retain valuable customers. Key elements of our strategy to fulfill our vision are outlined in the points that follow:

     o Operational Efficiency. We have clearly defined our business strategy and core business activities. As a result, we have developed an operating structure designed to boost software license revenues and shrink operating costs in order to improve operational efficiency and enhance customer satisfaction. The actions we have taken include:

          o Focused Market Approach. We have aligned our operational activities and resources with the delivery of solutions and services for the following market definitions:

          o Mainstream & Enterprise Marketplace. For this marketplace, we focus on delivering high quality, strategic pricing and inventory management solutions that deliver rich and flexible functionality. This marketplace also has the following attributes:

               o    Retailers with greater than or equal to 10 stores

               o    Sophisticated functional requirements

               o    Sales occur primarily through our direct sales force

               o Implementations range from simplistic to sophisticated and may be supported through strategic implementation partners

          o Small to Medium Retail Marketplace. Within this marketplace we offer a competitively priced solution with the benefits of pre-defined functionality, rapid implementation and minimal support requirements. Additionally, this marketplace has the following characteristics:

               o    Retailers with less than 10 stores

               o    Minimal functional requirements

               o Dealers are our primary sale and delivery mechanism for product sales

          o Develop and Leverage Strategic Relationships. We will continue to establish strategic business relationships that enhance the development of our products, the breadth of our product offering and the delivery of services that empower us to deliver a complete customer solution. We believe these relationships can provide greater market presence, greater opportunity to increase sales, improve operational efficiencies and provide greater access to other retail sectors and international markets. Additionally, within our small to medium retail marketplace, software is now primarily sold and serviced through our reseller and point-of-sale dealer networks.

     o Client Satisfaction. Since 2003 we have renewed our focus to continually improve by developing initiatives designed to focus the organization on delivering value to both our new and existing customer base. These initiatives have resulted in and will continue to improve quality, satisfaction and the efficiency of our customers' experience. The initiatives we are cultivating for the benefit of our customers are as follows:

          o Product Development Process. We continue to implement new processes for operational improvement around product development. Initially addressing the product management process and market requirements definition, the Product Development Process includes formality around functional and technical specifications. These processes and procedures insure that we remain in touch with delivering high quality solutions and functionality for our customers.

          o Engagement Management. Engagement Management is a services and support initiative complete with governances and processes that have aided in the creation of great customer experiences both during and beyond our software implementations. Our goal is to optimize the project, beginning with understanding our customer's expectations. Engagement management transcends the services implementation and improves the depth of our win-win customer relationships.

          o Fast Track Implementations. Fast-Track is a packaged implementation program to lower the risks of replacing legacy pricing and hosting systems. Fast-Track is a phased implementation of TCI's core pricing and hosting foundation offering predefined deliverables, installation scope and timeframe. Fast-Track provides grocers with price management, base price generation, hosting and store system interfaces, to systems such as POS, and signs and labels. It also includes development of roles-based menu templates and personalized reports, as well as training, and pilot and go live support.

          o Quality and Customer Centricity. A critical component to our success as a developer of technology solutions begins with listening to user concerns and understanding customer requirements from the beginning of a relationship. We put the customer at the center of our organizational structure and it is very important to us that the customer always has a single integrated view of our company. Our quality and customer centricity initiatives are focused on continuously improving in these areas.

         Critical Accounting Policies. The methods, estimates and judgments we use in applying our accounting policies have an impact on the results we report in our financial statements. Our discussion and analysis of results of operations and financial condition are based upon financial statements that we prepared in accordance with generally accepted accounting principles of the United States.

         We have identified the following policies as critical to the understanding of our financial statements and results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout this MD&A where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to our Financial Statements attached as Appendix E to this proxy statement. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

         Revenue recognition. Our revenue recognition policy is significant because our revenue is a key component to our results of operations. In addition, our revenue recognition determines the timing of certain expenses such as commissions and royalties. We follow specific detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy.

         We license software products under non-cancelable perpetual license agreements and provide related services, including consulting and customer support. We recognize revenue in accordance with SOP 97-2, "Software Revenue Recognition," as amended and interpreted by SOP 98-9, "Modification of SOP 97-2," "Software Revenue Recognition," with respect to certain transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants and Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements," which provides further interpretive guidance for public reporting companies on the recognition, presentation and disclosure of revenue in financial statements.

         Software license revenue is generally recognized when a license agreement has been signed, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered reasonably assured. If a software license contains an undelivered element, the fair value of the undelivered element is deferred and the revenue recognized once the element is delivered. Revenues attributable to undelivered elements, including consulting services and post-contract support, are based on the average sales price of those elements when sold separately. In addition, if a software license contains customer acceptance criteria or a cancellation right, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. We do not offer rights of return.

         Services are separately priced, are generally available from a number of suppliers and are not essential to the functionality of our software products. Services, which include project management, system planning, design and implementation, customer configurations and training, are billed on an hourly basis. Services revenue billed on an hourly basis is recognized as the work is performed.

         Customer support services include post-contract support and the rights to unspecified upgrades and enhancements, when and if available. Maintenance revenues from ongoing customer support services are billed on an annual basis with the revenue being deferred and recognized ratably over the maintenance period.

         Other revenue is recognized when the third-party products have been delivered and title has passed. Accounts Receivable. We typically extend credit to our customers. Payments for software licenses generally include payment terms with installments due within six months from the date of delivery. All significant customers are reviewed for credit worthiness before we license our software and we do not sell our software or recognize any license revenue unless we believe that collection is probable. Billings for customer support and professional services performed on a time and material basis are due on net 30-day terms. We review past due accounts and provide specific reserves based upon the information we gather from sources including customers, subsequent cash receipts, professional services and credit rating services such as Dunn & Bradstreet. We estimate the probability of collection of the receivable balances and provide an allowance for doubtful accounts based upon an evaluation of our customers' ability to pay and general economic conditions. While our losses have historically been within our estimates, we cannot guarantee that we will continue to experience the same collection experience. A loss of any significant customer could have a material adverse effect on our operations. We expect that revenues from a limited number of new customers will continue to account for a large percentage of total revenues in future quarters. If actual bad debts are greater than the reserves calculated based on historical trends and known customer issues, we may be required to record additional bad debt expense which could have a material adverse impact on our results of operations and financial position for the periods in which such additional expense occurs.

         Goodwill. Our business combinations have resulted in goodwill. We review the recoverability of the carrying value of goodwill on an annual basis or more frequently when an event occurs or circumstances change to indicate that an impairment of goodwill has possibly occurred. We compare the estimated market value of our segments to book value to determine whether or not any potential impairment of goodwill exists. Our estimates of market value are based on average multiples of our public competitors, which are subject to change based on industry, economic and business conditions. While we have not experienced impairment of goodwill assets in prior periods, we cannot guarantee that there will not be impairment in the future.

         Income Taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If we operate at a profit in the future and generate sufficient future taxable income, we could be required to reverse the current valuation allowance against the deferred tax assets which would result in a substantial income tax benefit.

Overview of Significant Trends and Developments in Our Business

         The Majority of Our Stock has been Acquired. On April 1, 2005, we entered into a Stock Purchase Agreement with Retalix Ltd., an Israeli corporation, and certain holders of our outstanding Series A Preferred Stock and Series B Preferred Stock, pursuant to which Retalix purchased substantially all of the our outstanding Series A Preferred Stock and Series B Preferred Stock for an aggregate purchase price of $30,035,148, consisting of 715,730 ordinary shares of Retalix valued at $17,177,520 and $12,857,648 in cash which was paid to the selling stockholders pro rata. We paid to employees and directors who held vested stock options under our stock option plans and who had tendered options under our option exchange offer which closed in 2004, an aggregate of $1,744,999 in cash. The acquisition resulted in Retalix beneficially owning in excess of 73% of our outstanding voting stock (calculated on an as-converted-to-common-stock basis), and specifically, 99.8% of the outstanding Series A Preferred Stock and 95.8% of the outstanding Series B Preferred Stock. Also on April 1, 2005, we entered into an agreement and plan of merger with Retalix Ltd., Retalix Holdings Inc. and certain subsidiaries of Retalix Holdings Inc. under which we would be merged with and into a subsidiary of Retalix Holdings Inc. and all of our outstanding common stock and preferred stock (other than shares held by Retalix Holdings Inc. and shares as to which appraisal rights have been properly perfected under Delaware law) would be exchanged for cash. Following the merger, we would cease to exist and all of our assets and liabilities would be held by a subsidiary of Retalix Holdings Inc.

         Revenue Trends. In 2004, we experienced growth in Services revenue of 16.1% and Maintenance revenue of 25.5%. Our success in these areas is primarily attributable to the overall growth in our licensed customer base and the size and scope of existing services engagements. Software license revenue increased 9.5% from 2003. We believe the primary factor contributing to the increase in software license revenue was due to the repositioning of our TCI Retail HQ solutions and introduction of new merchandising analytic applications. Early in 2004, we expanded our product offerings by introducing new applications and integrating other key strategic applications thereby enabling us to offer a more complete solution. Additionally, our state-of-the-art TCI Retail Store product was released in the second quarter of 2004 to specifically address the replacement of our heritage product, IMS and has been gaining market acceptance. Our strategy to organize TCI around our two primary market segments, Small to Medium Retailers and Enterprise/Mainstream, and to provide market specific products and services, is expected to increase software license revenue and increase our overall growth rate for total revenue.

         Revenue Trends. In 2004, we experienced growth in Services revenue of 16.1% and Maintenance revenue of 25.5%. Our success in these areas is primarily attributable to the overall growth in our licensed customer base and the size and scope of existing services engagements. Software license revenue increased 9.6% from 2003. We believe the primary factor contributing to the increase in software license revenue was due to the repositioning of our TCI Retail HQ solutions and introduction of new merchandising analytic applications. Early in 2004, we expanded our product offerings by introducing new applications and integrating other key strategic applications thereby enabling us to offer a more complete solution. Additionally, our state-of-the-art TCI Retail Store product was released in the second quarter of 2004 to specifically address the replacement of our heritage product, IMS and has been gaining market acceptance. Our strategy to organize TCI around our two primary market segments, Small to Medium Retailers and Enterprise/Mainstream, and to provide market specific products and services, is expected to increase software license revenue and increase our overall growth rate for total revenue.

         We Continue to Expand Our Product Offering. We have sought to expand the breadth of our product offerings by partnering with solution providers to enhance the value our solutions deliver to customers and enhance our competitive positioning. We have recently announced software license and distribution agreements with FRENDS Technology, Inc., JRS Innovative Software, Inc., and JustEnough Software, Inc. These products extend TCI Retail(TM) by automating workflow, easing integration, offering category management and bringing demand forecasting, inventory optimization and planning capabilities to our customers.

         Economic Conditions Continue to Impact Our Operating Results. Our operating results continue to be impacted by uncertain economic conditions. The grocery retail industry continues to exercise significant due diligence prior to making large capital outlays, and the decision-making process for investments in information technology remains highly susceptible to deferral. As a result, our sales cycles remain elongated and we continue to experience uncertainty predicting the size and timing of individual contracts. We believe that delays in the decision-making process have been, and may continue to be, the most significant issue affecting our software license revenue results. Delays in the customer decision-making processes have resulted from a number of factors including extended due diligence procedures and the appointment of new senior management. Nonetheless, competitive losses remain very low.

Results of Operations

         Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Revenues

         TCI's total revenues were $21.2 million in 2003 and $21.8 million in 2004, representing an increase of $614,000 or 2.9%. Overall, we experienced growth in license revenue of 9.6%, maintenance revenue of 25.5% and services revenue of 16.1% from 2003. These increases were partially offset by a 81.3% decrease in other revenue. In 2003, one customer accounted for 17.3% of our total revenues. In 2004, two customers respectively accounted for 18.0% and 10.6% of total revenues. No other single customer accounted for more than 10% of our 2003 or 2004 total revenues.

         Software license revenues were $5.6 million in 2003 and $6.1 million in 2004, an increase of $531,000 or 9.6%. We believe the primary factor contributing to the increase in software license revenue was due to the repositioning of our HQ solutions and the introduction of new merchandising analytic applications.

Software License Revenue by Product Line

         We classify our software licenses in two TCI Retail product categories:
TCI HQ(TM) and TCI Store(TM). TCI Retail consists of Solution Packages that can be implemented at headquarters (TCI HQ) or store-level (TCI Store). TCI Store and HQ both provide full-function solution modules that enable retail chains to quickly execute strategic business decisions, from headquarters to the store level. Solution sets can be implemented as packages, individually or as complements to existing systems.

         A summary of the software revenue attributable to these product categories is as follows:

                                   2004          %            2003         %
                                   ----          -            ----         -
         Revenues:
          TCI HQ............    $4,015,112     65.9%     $2,211,052      39.7%
          TCI Store.........     2,077,632     34.1%      3,350,754      60.3%
                                               -----      ---------      -----
         Total..............    $6,092,744    100.0%     $5,561,806     100.0%
                                ==========    ======     ==========     ======


         License revenues from TCI HQ were $2.2 million and $4.0 million in 2003 and 2004, respectively, representing an increase of $1.8 million or 52.0%. Additionally, license revenue from TCI Store declined $1.2 million or 36%. Total software license revenue increased by $530,938 or 9.5 % from 2003. We believe the primary factor contributing to the increase in software license revenue was due to the repositioning of our HQ solutions and introduction of new merchandising analytic applications. Early in 2004, we expanded our product offerings by introducing new applications and integrating other key strategic applications thereby enabling us to offer a more complete solution.


         Maintenance revenues were $3.8 million in 2003 and $4.8 million in 2004, an increase of $966,000 or 25.5%. The increase in software maintenance revenue was attributable to renewals of annual support and maintenance agreements from existing customers and to new sales of support and maintenance services associated with software sales. We believe that our success with renewals is the result of strong relationships with existing customers and increased software license revenue from our TCI Retail product line. We expect future software maintenance revenues to increase as a result of the quality of our support and maintenance services and expected increases in software license revenue.

         Services revenue increased from $9.0 million in 2003 to $10.4 million in 2004, an increase of $1.5 million, or 16.1%. The increase in services revenue is directly attributed to increased implementation services associated with our TCI Retail products. We expect future services revenue to increase as a result of new software license sales and expansion of our services capabilities and offerings.

         Other revenues were $2.9 million in 2003 and $538,000 in 2004, a decrease of $2.3 million, or 81.3%. The decrease in other revenues is attributed to decreased sales of third party hardware components, a line of business TCI terminated in early 2004.

Gross Profit

         Our gross profit was $12.0 million in 2003 and $12.7 million in 2004, an increase of 5.6%. Additionally, our gross margin was 56.7% for 2003 and 58.2% for 2004; the increase of 1.5% was primarily due to increased maintenance revenues of 25.5%, offset by increased costs associated with our newly integrated software solutions.

         Software license margins were $5.5 million in 2003 and $5.4 million in 2004. Software license margins as a percentage of software license revenue were 98.4% in 2003 and 89.2% in 2004. The decrease in software license margins as a percentage of software license revenue in 2004 is primarily related to increased sales of third-party software licenses.

         Maintenance revenue margins were $2.6 million in 2003 and $3.8 million in 2004, an increase of $1.3 million, or 48.4%. The increase in maintenance revenue margins is primarily due to a 25.5% increase in maintenance revenue. Maintenance revenue margins, as a percentage of maintenance revenues, were 69.1% in 2003 and 81.7% in 2004. The 12.6% increase in maintenance revenue margins as a percentage of maintenance revenue was the result of increased maintenance revenue and reductions in operating expenses related to the delivery of maintenance services for the 2004 fiscal year.

         Services revenue margins were $3.2 million in 2003 and $3.3 million in 2004, an increase of $98,000 or 3.1%. This marginal increase from 2003 to 2004 was primarily due to increased demand for our professional services and a reduction in the use of third party firms. These amounts represented 35.3% of service revenues for 2003 and 31.8% of service revenues for 2004. The decrease in services revenue margins as a percentage of services revenue from 2003 to 2004 is primarily due to investments in non-billable services activities associated with the development of new service programs.

         Other revenue margins were $787,000 in 2003 and $65,000 in 2004, a decrease of $722,000 or 91.8%. Other revenue margins as a percentage of other revenue were 27.4% for 2003 and 12.0% for 2004.

The decrease in other revenue margins as a percentage of other revenue for the year is primarily due to lower margins earned on third party hardware sales in 2004 when compared to 2003.

Operating Expenses

         Product development expenses were $4.0 million in 2003 and $3.5 million in 2004, a decrease of $525,000 or 13.0%. The decrease in product development expenses from 2003 to 2004 was attributable to efforts to improve development efficiencies resulting from automation and process improvements that require fewer development resources. In 2004, our development efforts were focused on the development of new TCI Retail products such as TCI Store Host, Integration Workbench and Promotion Planner. Product development expenses represented 19.1% and 16.1% of total revenues in 2003 and 2004, respectively.

         We expect product development expenses to decrease slightly or remain constant as a percentage of total revenue in the future as we continue to improve operational efficiencies and revenue. These capabilities will enable us to develop more code at a lower marginal cost. This efficiency will allow us to continue to invest in the development of additional TCI Retail modules, analytic and collaborative applications on behalf of our customers.

         Sales and marketing expenses were $7.4 million in 2003 and $7.1 million in 2004, a decrease of $314,000 or 4.3%. The decrease was primarily due to reduced selling resources and related expenses. Additional focus on more efficiently and effectively marketing TCI Retail enabled us to decrease marketing and advertising expenses for the year ended 2004. Sales and marketing expenses represented 34.8% of total revenues in 2003 and 32.3% in 2004.

         We expect that our sales and marketing expenses over this next year will increase slightly or remain constant in absolute dollars. Management believes that the planned investments in these organizations will be sufficient to expand TCI Retail's penetration into grocery retail.

General and Administrative

         General and administrative expenses were $6.5 million and $5.0 million in 2003 and 2004 respectively, representing a decrease of $1.5 million or 23.3%. The decrease in general and administrative expenses was primarily due to focused efforts to decrease operating and overhead costs and a $212,000 reduction in bad debt expense due to the allocation of receivables which had been reserved for in the prior year. General and administrative expenses represented 30.6% and 22.8% of total revenues in 2003 and 2004 respectively.

         We expect total general and administrative expenses to decrease in absolute dollars over the course of the next twelve months. We have reduced operating expenses and facility requirements. Additionally, we are continuing efforts to reduce overhead costs and improve operating efficiency within our operations.

Net Loss

         Net loss represents revenues less cost of revenues, operating expenses, interest income/expense and income taxes. Net losses were $6.0 million for 2003 and $2.9 million for 2004, a decrease of 50.7%.

Liquidity and Capital Resources

         We continue to finance our operations primarily through the private sales of equity securities that occurred in late 2001 and early 2002. The total Series B Preferred Stock offering resulted in us raising $13.3 million in new capital. From this offering, we received $8.6 million prior to December 31, 2001 and the balance of $4.7 million in installments from January through April 2002.

         On November 18, 2004 we renewed our Loan and Security Agreement with Comerica Bank-California, which provides us with a revolving line of credit on trade receivables of up to $3 million and a separate line of credit for maintenance receivables that is not to exceed $1.5 million. We had borrowed $2,250,791 against our credit facility as of December 31, 2004 and had $573,584 of credit available. Borrowings under our credit facility are secured by substantially all of our assets and we are required to comply with certain financial covenants and conditions, including quick ratio percentages. As of December 31, 2004, we were in compliance with all covenants included in the terms of the credit facility. At the maturity of our revolving line, Retalix will pay down the line our of working capital.

         We had working capital of $11,000 at December 31, 2004 compared with $2.5 million at December 31, 2003. Cash and cash equivalents at December 31, 2004 were $3.3 million, a decrease of $334,000 from the $3.7 million reported at December 31, 2003. Cash balances decreased for the year ended December 31, 2004 primarily as a result of decreased software sales and investments in product development, sales and capital investments in computer equipment of $182,000.

         Operating activities used cash of $963,000 and $999,000 for the years ended December 31, 2004 and 2003, respectively. Cash used from operating activities for the year ended December 31, 2004 results primarily from a net loss of $2.9 million, a $1.4 million increase in deferred revenue and a $467,000 increase in accrued expenses. We had net receivables of $3.4 million at December 31, 2004 compared to $3.3 million at December 31, 2003. The increase of $159,000 relates to the timing of sales. The days sales outstanding metric, which is calculated by dividing quarter-end accounts receivable by average daily sales for the quarter, was 59 days as of December 31, 2004 and 60 days as of December 31, 2003.

         Investing activities utilized cash of $182,000 and $713,000 for the years ended December 31, 2004 and 2003, respectively. Cash utilized for investing activities in both periods resulted primarily from capital expenditures.

         Financing activities provided cash of $811,000 and $268,000 during the years ended December 31, 2004 and 2003 respectively. The activity for 2004 relates primarily to changes in our line of credit.

Material Commitments

         We have planned for approximately $300,000 in capital expenditures for 2005. The significant capital items we intend to acquire include hardware and software solutions necessary to execute our operational plans. We plan to draw upon our line of credit with Comerica Bank-California for the acquisition of these assets. In 2004 we had approximately $182,000 in asset additions.

         In connection with our facility lease dated June 20, 2000 we have an agreement for the issuance of letters of credit up to an aggregate amount not to exceed $150,000. In connection with the financing agreement with a bank entered into on June 30, 2000, we have an agreement for the issuance of letters of credit up to an aggregate amount not to exceed $500,000. At December 31, 2004, we had $150,000 of letters of credit outstanding. These amounts are not included in our financial statements.

         On February 27, 2004, we entered into a $3.5 million credit facility with a financial institution composed of a $500,000 equipment line of credit and a $3.0 million accounts receivable revolving line of credit. Each advance under the equipment line of credit accrues interest at 0.75% above the prime rate and is payable monthly. As of November 27, 2004, outstanding borrowings under the equipment line of credit are payable in 30 equal monthly installments, plus interest at 0.75% above the prime rate (6.0% at December 31, 2004) through the maturity date. The equipment line of credit matures in June 2007. The accounts receivable revolving line of credit bears interest at 0.50% above the prime rate (5.75% at December 31, 2004).

         On November 18, 2004, we amended the above facility. The amended credit facility is composed of a $3.0 million accounts receivable revolving line of credit and a $1.0 million maintenance receivable revolving line of credit. The maintenance revolving line of credit is not to exceed (i) $1.5 million from November 18, 2004 through February 28, 2005, (ii) $1.0 million from March 1, 2005 through March 31, 2005 and (iii) $500,000 from April 1, 2005 through May 31, 2005. The amended facility does not extend an equipment line of credit. The revolving line of credit matures in May 2005 and bears interest at 0.50% above the prime rate (5.75% at December 31, 2004). Borrowings are collateralized by substantially all of our assets, including our intellectual property. At the maturity of our revolving line, Retalix will pay down the line our of working capital.

         Borrowings under the accounts receivable and maintenance receivable revolving lines of credit are limited to 80% and 50%, respectively, of eligible accounts receivable, as defined. As of December 31, 2004, available borrowings under the revolving line of credit were approximately $573,584. As of December 31, 2004, we have outstanding borrowings against our credit facility of $2,437,046 consisting of $186,255 under the equipment line of credit and $2,250,791 under the revolving line of credit.

         Borrowings under the credit facility are secured by substantially all of our assets, and we are required to comply with certain financial covenants and conditions, including quick ratio percentages. As of December 31, 2004, we were in compliance with all covenants included in the terms of the credit facility.

         In connection with our credit facility, we granted warrants to purchase 115,000 shares of common stock at an exercise price of $0.25 per share to the financial institution. If the merger is completed, these warrants will be cancelled.

         As of December 31, 2004, future payments related to contractual obligations and commercial commitments are as follows:

                                                                       Amounts Due by Period
                                               -----------------------------------------------------------------------
                                                1 year and     2-3 years     4-5 years     Thereafter       Total
                                                   less
                                               ------------- -------------- ------------- -------------- -------------
Capital Lease Obligations..................         $25,567        $13,550             -        -             $39,117
Operating Lease Obligations................         689,943      1,319,332        48,930        -          $2,058,205
Guarantees under Letters of Credit.........         150,000              -             -        -             150,000
Total Contractual Obligations and Commercial
   Commitments.............................        $865,510     $1,332,882       $48,930        -          $2,247,322
                                                   ========     ==========       =======        =          ==========

         We believe that our existing cash balances, annual support and maintenance collections and available financing will be sufficient to satisfy these contractual obligations and commercial commitments and to meet operating and capital requirements for at least the next twelve months.

Off-Balance Sheet Arrangements

         We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Business Outlook

         As we look ahead to the rest of 2005, our operating plan will attempt to deliver higher profitability through both revenue growth and a reduced cost structure. We expect improvement in the sales of our core product, TCI Retail primarily from the recent addition to the product of Demand Forecasting and Replenishment. Improvements in sales will only occur through the execution of `Our Strategy' discussed earlier in this MD&A.

         Our financial results are substantially dependent upon sales of TCI Retail software. Revenue is partly a function of the mix of software, services, maintenance and other sales. Our margins are highest for software and maintenance and significantly lower for our services and other revenue categories. Our margins are also affected by the product mix within the various markets we serve. Margins are higher in the Enterprise/Mainstream market than in the Small to Medium Retail market due to the fact that the overall sale in the Enterprise/Mainstream market is weighted towards our higher margin offerings of software and maintenance. Our gross margin as a result, varies with revenue levels from the various markets and the revenue mix.

         We believe that current improvements in the overall economic conditions and the upswing in the economy are positive overall indicators. The retail industry, a common technology laggard, remains cautiously optimistic with their level of investment in information technology. Compelling events such as Wal-Mart's growth in the superstore business model and regulatory and technological changes combined with our ability to leverage the existing customer base will be factors that contribute to our ability to grow revenues in 2005. We believe that if we remain an independent company we could achieve revenue growth and profitability in 2005 as a result of our cost cutting that occurred in January and February of 2004. Due to the timing of the cost cutting, the related cost savings and our revenue plan, if we remain an independent company, we would expect to improve bottom line performance in 2005.

         We believe that our existing cash balances, annual support and maintenance collections and available financing will be sufficient to satisfy operating and capital requirements for at least the next twelve months.

         We further believe that we have the product offerings, personnel, competitive and financial resources for continued business success. Future revenues, gross margins and profits however, are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast. As a result, there are no assurances that we will achieve these objectives.

         We believe that we should be able to withstand the impact of the bankruptcies of some of our former customers, including Fleming Companies and Winn-Dixie Stores, Inc. We believe we have valid defenses to any allegations of preferential payments made prior to these bankruptcies and that our actual liability from these actions will not materially adversely affect our financial condition. Nonetheless, we cannot predict with any certainty the outcome of any preference litigation against us or whether the bankruptcy trustees in these cases will agree to settle for amounts substantially less than the preference claim amounts.

New Accounting Pronouncements

         In December 2004, the Financial Accounting Standards Board revised Statement No. 123 (FAS 123R), "Share-Based Payment," which requires companies to expense the estimated fair value of employee stock options and similar awards based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. The accounting provisions of FAS 123R will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. We will adopt the provisions of FAS 123R on July 1, 2005 using a modified prospective application. Under the modified prospective application, FAS 123R, will apply to new awards, unvested awards that are outstanding on the effective date and any awards that are subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FAS 123, "Stock-Based Compensation." We are in the process of determining how the new method of valuing stock-based compensation as prescribed in FAS 123R will be applied to valuing stock-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on our financial statements.

Financial Statements

         Our financial statements for the fiscal year ended December 31, 2004 are set forth in the attached Appendix E to this proxy statement and incorporated by reference herein.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

         None.

                               TCI SOLUTIONS, INC.
                      SELECTED FINANCIAL AND OPERATING DATA


         The following selected financial data for each of the years in the two-year period ended December 31, 2004 are derived from TCI's audited financial data and notes thereto which are included as Appendix E to this proxy statement and incorporated by reference herein. The information presented below should be read in conjunction with such financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation"" beginning on page 47 of this proxy statement.

         Additional financial information is included in TCI's audited financial statements attached as Appendix E and in the reports and other documents filed by TCI with the Securities and Exchange Commission. The following summary information is qualified in its entirety by reference to such financial statements, reports and other documents and all of the financial information (including any related notes) contained therein. Reports and other documents filed with the Securities and Exchange Commission may be inspected and copies may be obtained without charge as described in "OTHER MATTERS--Available Information."


                                                       Fiscal Year Ended
                                                          December 31
                                                     2004               2003

            Revenues                               $21,828,014     $21,213,750
            Cost of Revenues                         9,122,322       9,178,193
            Operating (loss)/income                 (2,846,165)     (5,861,478)
            Net (loss)/income                       (2,936,241)     (5,960,414)
            Net (loss)/income per Share
                -- Basic                                  (0.23)          (0.46)
                -- Diluted                                (0.23)          (0.46)
            Total assets                             8,739,362       9,450,566
            Long-term debt (including capital           11,603          34,873
            lease)


         The book value per share for TCI as of the fiscal year ended December 31, 2004 is $0.14. This is calculated by dividing the net stockholders equity of $1,804,329 as stated on the TCI balance sheet dated as of December 31, 2004, included in Appendix E to this proxy statement, by the weighted-average common shares outstanding of 12,822,521 as stated on the statement of operations dated fiscal year ending December 31, 2004, included in Appendix E to this proxy statement.

                               TCI SOLUTIONS, INC.
                         PROJECTED FINANCIAL INFORMATION

         In November 2004, TCI's management prepared certain projections of future operating results. These were provided to the TCI board and The Mentor Group in February 2005 for use in determining whether Retalix's offer was fair to TCI and its stockholders. The projections were not prepared with a view to complying with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles regarding projections. While presented with numerical specificity, the projections are based upon a variety of assumptions relating to the business of TCI at the time they were prepared. Subject to the discussion set forth below regarding the effect on such projections of any future property acquisitions or dispositions, TCI considered such assumptions reasonable as of the time they were made. Such assumptions are, however, subject to significant economic and competitive uncertainties and contingencies, some of which are beyond TCI's control. The variability and unpredictability of these general economic conditions makes it difficult to project results of operations with any degree of certainty. Accordingly, TCI cannot predict whether the assumptions made in preparing such projections will prove accurate. Such projections are inherently imprecise, and there can be no assurances that the results presented in the actual results will not differ materially from the results presented in the projections.

         The projections were not prepared with a view to public disclosure. The information concerning the projections is included in this proxy statement solely because such information was furnished to the TCI board and The Mentor Group. The inclusion of the projections herein should not be regarded as a representation by TCI, Retalix or any other entity or person that the projected results will be achieved, and TCI assumes no responsibility for the accuracy of such information or any responsibility to update such projections in light of changed circumstances or additional information. Readers are cautioned not to place undue reliance on this data.

         The projected financial data for fiscal years 2005 through 2007 is set forth below. The projections should be read together with the information contained in TCI's public filings with the Securities and Exchange Commission and in Appendix E to this proxy statement and the information set forth above.



                                                    December,       December,       December,
                                                      31               31              31
                                                     2005             2006            2007
        REVENUE
        Software                                  $   8,980,000  $     9,752,000   $    10,727,200
        Services                                  $   9,951,225  $    12,018,908   $    13,821,745
        Maintenance                               $   5,960,000  $     7,152,000   $     8,224,800
        Other                                     $     147,500  $       162,250   $       178,475
                                               ----------------- --------------- ----------------
        TOTAL REVENUE                             $  25,038,725  $    29,085,158   $    32,952,220

        COST OF SALES
        Software                                  $     530,000  $       609,500   $       670,450
        Services                                  $   5,261,726  $     5,974,773   $     6,811,242
        Maintenance                               $     984,378  $     1,033,597   $     1,085,276
        Other                                                 -               -                -
                                               ----------------- --------------- ----------------
        TOTAL COST OF SALES                       $   6,776,104  $     7,617,870   $     8,566,968
                                               ----------------- --------------- ----------------

        GROSS PROFIT                              $  18,262,621  $    21,467,288   $    24,385,252

        OPERATING EXPENSES
        Sales                                     $   4,018,495  $     4,590,424   $     5,141,275
        Marketing                                 $   2,819,637  $     3,212,676   $     3,598,197
        Product Development                       $   3,232,356  $     3,593,685   $     4,024,928
        General and Administrative                $   6,299,184  $     7,112,614   $     7,391,902
                                               ----------------- --------------- ----------------
        TOTAL OPERATING EXPENSES                  $  16,369,671  $    18,509,399   $    20,156,302
                                               ----------------- --------------- ----------------

        EBITDA                                    $   1,892,950  $     2,957,889   $    4,228,950


                                                    December,       December,       December,
                                                      31               31              31
                                                     2005             2006            2007
        DEPRECIATION & AMORTIZATION
        Depreciation                              $     639,333  $       738,000   $       885,600
        Amortization
                                               ----------------- --------------- ----------------
        TOTAL DEPRECIATION & AMORTIZATION         $     639,333  $       738,000   $       885,600
                                               ----------------- --------------- ----------------

        EBIT                                      $   1,253,617  $     2,219,889   $     3,343,350

        OTHER INCOME & (EXPENSE)
        Interest Income                           $      20,000  $        24,000   $        30,000
        Interest Expense                          $    (125,004)        (62,502)   $      (78,128)
                                               ----------------- --------------- ----------------
        TOTAL OTHER INCOME/(EXPENSE)              $    (105,004) $       (38,502)  $       (48,128)
                                               ----------------- --------------- ----------------

        NET INCOME/(LOSS)                         $    1,148,613 $     2,181,387   $     3,295,222
                                               ================= =============== ================

EBITDA is earnings before interest and other income, taxes, depreciation and amortization. EBIT is earnings before interest and other income and taxes.

EBIT and EBITDA are relevant and useful information commonly used by investors, analysts and other interested parties. Accordingly, TCI is disclosing this information to permit a more comprehensive analysis of its operating performance and liquidity, and as an additional measure of its ability to meet future requirements for debt service, capital expenditures and working capital. EBIT and EBITDA are not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities.

PRICE RANGE OF TCI's COMMON STOCK

         TCI's common stock is not traded on any securities exchange. To TCI's knowledge, there have been no reported bids or sales of its common stock.

DIVIDENDS AND DIVIDEND POLICY

         TCI has not paid a dividend on its common stock during the past two years. The merger agreement provides that TCI will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock. Also, TCI's loan agreement with Comerica Bank-California prohibits the payment of dividends on TCI's capital stock. See "THE MERGER AGREEMENT" above.

                            INFORMATION ABOUT RETALIX

         Retalix is a corporation organized under the laws of Israel with its principal executive offices at 10 Zarhin Street, Raanana, 43000 Israel. Retalix's phone number is (972) 9-776-6677. Retalix is an independent provider of integrated enterprise-wide software solutions for the global retail food and fuel industries. Spanning the retail supply chain from the warehouse to the point of sale, Retalix's suite of software solutions integrates retail information flow across a retailer's entire operations, encompassing its stores, headquarters and warehouses. Its comprehensive integrated solution suite enables food and fuel retailers to manage their retail operations more efficiently, reduce infrastructure costs and closely collaborate with suppliers. Retalix's software solutions also enable retailers to capture and analyze consumer behavior data, and to use that data to more effectively devise and implement targeted promotions to stimulate demand. Retalix believes that its extensive knowledge and accumulated experience in developing software solutions for the retail food and fuel industries enables it to provide solutions to retailers that are better integrated and more tailored for its target markets than competing solutions. Through its January 2004 acquisition of OMI International, Retalix further extended the scope of its software suite to include supply chain execution and warehouse management. With this enhanced suite of software solutions, Retalix now provides retailers with the ability to manage, track and report the movement of goods throughout the entire scope of their operations, from the order, through the initial receipt of goods at the warehouse to the final sale at the checkout counter.

         Retalix markets its software solutions primarily to large and mid-sized supermarket and convenience store chains, major fuel retailers and independent grocers. In the supermarket and grocery sector, Retalix markets its solutions to four tiers of food retailers that are typically characterized primarily by revenue levels:

         Tier 1 - annual revenues of over $2 billion;

         Tier 2 - annual revenues of between $500 million and $2 billion;

         Tier 3 - annual revenues of between $50 million and $500 million; and

         Tier 4 - independent retailers.

         Retalix markets its solutions to Tier 1 and Tier 2 food retailers, large convenience store chains and major fuel retailers through a direct sales force in the United States, Europe, Australia, Asia and Israel, augmented by a combination of channel partners and resellers. Sales to Tier 1 and Tier 2 food retailers, large convenience store chains and major fuel retailers, have historically represented a substantial majority of Retalix's revenues. Retalix targets Tier 3 and Tier 4 food retailers through its StoreNext joint ventures in the United States and Israel, which sell their solutions directly (in Israel) or through regional dealers. For larger supermarket and convenience store chains and major fuel retailers, Retalix's professional services personnel provide its customers with project management, implementation, application training and technical services. Retalix also provides development services to customize its applications to meet specific requirements of its customers and ongoing support and product maintenance services.

         Retalix believes that it is unique within the retail food software industry as it offers software solutions that can serve the needs of the entire range of food retailers, from multi-national supermarket and major convenience store chains to independent grocers. It is able to serve such a diverse customer base because it has designed its applications to include multiple levels of functionality that can be adapted to the various sizes and forms of retail operations of its customers. To date, Retalix's software solutions have been installed in more than 33,000 supermarkets and grocers, convenience stores and major fuel retailers in 50 countries, serving more than 260,000 checkout lanes. Retalix's customers include leading supermarket and grocery chains such as Albertsons, Hy-Vee and Publix in the United States, Delhaize, Sainsbury's and Tesco in Europe, and large convenience stores and major fuel retailers such as Alon Fina, Casey's and Pilot Oil in the United States and Husky Oil in Canada. In addition, Retalix estimates that its software is currently installed at approximately 11,000 independent grocers out of the total U.S. market of approximately 20,000 independent grocers. Retalix's sales have grown from $36.1 million in 2000 to $124.4 million in 2004.

         Retalix Holdings Inc. is a Delaware corporation and indirect wholly owned subsidiary of Retalix. Each of RTLX LLC and Survivor RTLX LLC is a Delaware limited liability company whose sole member is Retalix Holdings Inc. The address for each of Retalix Holdings Inc., RTLX LLC and Survivor RTLX LLC is 6200 Tennyson Parkway, Suite 150, Plano, Texas 75024 and the telephone number for each is (469) 241-8400.

         Retalix is subject to the informational requirements of the Exchange Act applicable to foreign private issuers and fulfills such obligations by filing reports with the Securities and Exchange Commission. You may read and copy any document Retalix files with the SEC without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at such address, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Certain of Retalix's Securities and Exchange Commission filings are also available to the public at the SEC's website at www.sec.gov.

         As a foreign private issuer, Retalix is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Retalix is not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

                                  OTHER MATTERS

Other Matters at the Special Meeting

         If any other matters properly come before the special meeting, it is the intention of the proxy holders identified in the proxy card to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law. TCI does not have notice of any such matters.

Future Stockholder Proposals

         If the merger is completed, there will be no further public stockholder meetings. However, if the merger is not completed, TCI stockholders will continue to be entitled to attend and participate in stockholders' meetings. If the merger is not completed, TCI will inform its stockholders, by press release or other means determined reasonable by TCI, of:

o the date by which stockholder proposals must be received by TCI for inclusion in the proxy materials relating to the annual meeting for the fiscal year ended December 31, 2004, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect; and

o the date by which notice must be received from stockholders who intend to present a proposal at TCI's next annual meeting without including such proposal in its proxy materials.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information concerning beneficial ownership of common stock as of the record date, by any person who is known by TCI to be the beneficial owner of more than five (5%) percent of common stock, by each director of TCI, each executive officer named in the TCI's Annual Report on Form 10-KSB for the year ended December 31, 2004 and by all current directors and officers as a group.

         We know of no persons other than those identified below who beneficially own more than 5% of the outstanding shares of common stock, Series A Preferred Stock or Series B Preferred Stock as of the record date. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. No directors or executive officers of Retalix directly own any outstanding shares of TCI common, Series A Preferred or Series B Preferred Stock.

                                                 Amount and Nature of Beneficial Ownership (1)
                                                           Series A                   Series B
Name and Address of             Common         Percentage  Preferred      Percentage  Preferred      Percentage
Beneficial Owner (2)             Stock          of Class      Stock        of Class   Stock           of Class
--------------------             -----          --------      -----        --------   -----           --------
David R. Butler                      -           -              -               -          -              -

Lance C. Jacobs (3)               204,000        -              -               -          -              -

Stephen P. DeSantis                 500          -              -               -          -              -
Retalix Ltd. (4)               38,570,998 (5)  73.4%      6,151,914 (6)     99.8%       25,528,940      95.8%
10 Zarhin Street
Raanana, 43000, Israel

Barry Shaked                         -                          -                          -
6100 Tennyson Parkway
Suite 150
Plano, TX  75024

                                                 Amount and Nature of Beneficial Ownership (1)
                                                           Series A                   Series B
Name and Address of             Common         Percentage  Preferred      Percentage  Preferred      Percentage
Beneficial Owner (2)             Stock          of Class      Stock        of Class   Stock           of Class
--------------------             -----          --------      -----        --------   -----           --------
Danny Moshaioff                      -                          -                          -
10 Zarhin Street
Raanana, 43000, Israel

Eli Spirer                           -                          -                          -
6100 Tennyson Parkway, Suite
150
Plano, TX  75024

David N. Berg (7)                    -           -              -             -            -              -
All directors and executive       204,500        -              -             -            -              -
officers as a group (6 people)


(1) Each beneficial owner's percentage ownership is determined by assuming that options and other convertible securities that are held by such person and that are exercisable and convertible within 60 days have been exercised or converted.

(2) Unless otherwise indicated, the address for each of the indicated owners is 17752 Skypark Circle, Suite 160, Irvine, CA 92614.

(3) Mr. Jacobs served as TCI's Chief Executive Officer from 1997 until July, 2004. He currently serves as TCI's Chief Industry Officer.

(4) All shares owned by wholly-owned subsidiaries of Retalix may be deemed to be beneficially owned by Retalix.

(5) Represents 13,042,058 shares of common stock which may be acquired upon conversion of shares of Series A Preferred Stock (including 742,060 shares of common stock issuable upon conversion of 350,028 shares of Series A Preferred Stock issuable under the PIK dividend as described in TCI's certificate of incorporation) and 25,528,940 shares of common stock issuable upon conversion of shares of Series B Preferred Stock.

(6) Includes 350,028 shares of Series A Preferred Stock issuable under the Series A Preferred Stock PIK dividend as described in TCI's certificate of incorporation.

(7) Mr. Berg terminated his duties as an officer and employee effective July 21, 2004.

Purchases by TCI and its Directors and Executive Officers and by Retalix and its Directors and Executive Officers.

         Except for shares acquired by Retalix from the institutional stockholders, no purchases of TCI stock were made by TCI, its directors and executive officers, or Retalix or its respective directors and executive officers during 2003 or 2004.

         Except as disclosed in this proxy statement, none of TCI's current executive officers or directors, nor any of the executive officers or directors of Retalix, have purchased or sold shares of TCI stock within 60 days of the date of this proxy statement.

Available Information

         TCI is subject to the informational reporting requirements of the Exchange Act, and in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the Securities and Exchange Commission at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials also may be obtained without charge at the Securities and Exchange Commission's website at www.sec.gov.

         TCI and Retalix have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this proxy statement may omit certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission.

         If you would like to request documents from TCI, please do so at least ten business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

         You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. TCI has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

         This proxy statement is dated ______________, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.



                                       By Order of the Board of Directors,

Irvine, California
           , 2005
-----------

                                   SCHEDULE I

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                               OF TCI AND RETALIX

1. DIRECTORS AND EXECUTIVE OFFICERS OF TCI SOLUTIONS. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of TCI. The business address of Mr. Butler and Mr. DeSantis is 17752 Skypark Circle, Suite 160, Irvine, California 92614 and their telephone number is (949) 476-1122. The business address of Mr. Moshaioff is 10 Zarhin Street, Raanana 43000, Israel and his telephone number is (972) 9-776-6677. The business address of Messrs. Shaked and Spirer is 6200 Tennyson Parkway, Suite 150, Plano, Texas 75024 and their telephone number is (469) 241-8400.

Name                     Age     Position
----                     ---     --------
David R. Butler          49      Director, President and Chief Executive Officer

Stephen P. DeSantis      43      Executive Vice President, Chief Financial
                                 Officer and Corporate Secretary

Barry Shaked             48      Director

Danny Moshaioff          58      Director

Eli Spirer               49      Director

Set forth below is a brief description of the background and business experience for the past five years of our directors and executive officers. Neither TCI nor Retalix, nor to the best of TCI's knowledge, any of the directors and executive officers of TCI or Retalix listed on this Schedule 1 (i) has been convicted in a criminal proceeding during the past four years (excluding traffic violations and similar misdemeanors); or (ii) has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation of federal as state securities laws. Mr. Butler and Mr. DeSantis are citizens of the United States. Mr. Shaked, Mr. Moshaioff and Mr. Spirer are citizens of Israel.

David R. Butler joined the board of directors in 2003 and was appointed President and CEO in July of 2004. In April 2005, Mr. Butler became the Executive Vice President, Sales of Retalix USA Inc. Mr. Butler has served as vice president of sales for Best Software since 1996, with responsibility for all corporate sales and marketing programs. In 1998, he was named Chief Operating Officer, and in 1999 assumed the additional position of President. Mr. Butler brings 25 years of experience in providing business solutions to small and mid-sized firms. He was previously director of sales for Lawson Software, and also held leadership positions with Bachman Information Services, MAI Basic Four, and Burroughs Corp. Mr. Butler received a BS in Finance from California State University, Fullerton.

Stephen P. DeSantis has over 19 years of financial management experience in both the private and public sectors. In his role as our Chief Financial Officer and Corporate Secretary, positions he has held since 1996, he is responsible for corporate governance issues, SEC compliance, business planning, corporate strategic communications, and securing financing for TCI. Mr. DeSantis also manages the investor relations, finance, accounting, IT and human resource departments. He began his career in 1985 with Coopers & Lybrand, LLP, in Los Angeles. From 1989 to 1993 he held the position of Corporate Controller at Cassette Productions Unlimited, Inc. From 1993 to 1995 he held the position of Controller for TCI.

Barry Shaked is a founder of Retalix and has served as its President, Chief Executive Officer and Chairman of the board since its inception in April 1982. From August 1975 to February 1979, Mr. Shaked served as an officer in the Israeli Defense Forces. He attended the Computer Science School of Bar-Ilan University from 1980 to 1983.

Danny Moshaioff has served as an Executive Vice President and Chief Financial Officer of Retalix since December 1999. From July 1997 to December 1999, Mr. Moshaioff served as Chief Financial Officer of Blue Square ISR and from September 1995 to June 1997, he served as General Manager of Mashbir Mazon. Mr. Moshaioff has served as a director of Neviot Ltd. since January 2004. Mr. Moshaioff received a B.A. in Economics and Statistics from the Hebrew University in 1970 and an M.B.A. from New York University in 1972.

Eli Spirer is Vice President for Customer Services of Retalix. He joined Retalix as a programmer when the company was founded in 1982 and was made Manager of Development for the Israeli market in 1987. In 1992 he was promoted to Vice President for International Development. After transferring to the United States in 1996 he served for four years as Vice President for Strategic Development, during which he managed supermarket business and strategic alliances. In May 2000 he was made Vice President for Customer Services. Mr. Spirer graduated from Technion, Israel Institute of Technology in 1981 with a degree in Hotel Management after service in the Israeli Defense Forces from 1974 to 1977.

2. DIRECTORS AND EXECUTIVE OFFICERS OF RETALIX. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Retalix. Each such person is a citizen of Israel, the business address of each such person is 10 Zarhin Street, Raanana 43000, Israel and the telephone number of each such person is (972) 9-776-6677, other than Mr. Shaked, whose business address is 6200 Tennyson Parkway, Suite 150, Plano, Texas 75024 and whose telephone number is (469) 241-8400.

Name                          Age     Position
----                          ---     --------

Barry Shaked                  48      President, Chief Executive Officer and Chairman of the Board
Danny Moshaioff               58      Executive Vice President, Chief Financial Officer
Avinoam Bloch                 47      Executive Vice President, Chief Operations Officer-International Business
Yoni Stutzen                  53      Executive Vice President, International Sales
Saul Simon                    52      Vice President, Business Development and CRM Products
David Butler                  49      Executive Vice President, Sales, Retalix USA
Victor Hamilton               51      President, Retalix SCM, Inc.
Elhanan (Elli) Streit         65      External Director
Ilan Horesh                   53      External Director
Sigal Hoffman                 48      Director
Brian Cooper                  48      Director
Ian O'Reilly                  56      Director
Amnon Lipkin-Shahak           61      Director


         Barry Shaked is a founder of Retalix and has served as its President, Chief Executive Officer and Chairman of the Board since its inception in April 1982. From August 1975 to February 1979, Mr. Shaked served as an officer in the Israeli Defense Forces. He attended the Computer Science School of Bar-Ilan University from 1980 to 1983.

         Danny Moshaioff has served as an Executive Vice President and Chief Financial Officer of Retalix since December 1999. From July 1997 to December 1999, Mr. Moshaioff served as Chief Financial Officer of Blue Square ISR and from September 1995 to June 1997, he served as General Manager of Mashbir Mazon. Mr. Moshaioff has served as a director in Neviot Ltd. since January 2004. Mr. Moshaioff received a B.A. in Economics and Statistics from the Hebrew University in 1970 and an M.B.A. from New York University in 1972.

         Avinoam Bloch has served as Executive Vice President, Chief Operations Officer - International Business of Retalix since January 2005. From January 2002 until January 2005, Mr. Bloch served as Executive Vice President, Products. From January 2000 until January 2002, Mr. Bloch served as Executive Vice President, Operations. From February 1993 to January 2000, Mr. Bloch served as Vice President, Engineering responsible for Israeli markets and new technology software development. From December 1988 to January 1993, Mr. Bloch served as a Product Manager for Wincor-Nixdorf and Wincor-Nixdorf Italy. He served as a Programmer and Product Manager from January 1986 to December 1998. Mr. Bloch served as an officer in the Israeli Defense Forces from 1975 to 1979. Mr. Bloch received a B.Sc. in Computer Science and Mathematics from the Hebrew University in 1993.

         Yoni Stutzen has served as Executive Vice President, International Sales of Retalix since January 2004, and served as its Vice President, International Sales from December 1998 until December 2003. He served as Retalix's Vice President, Marketing from August 1994 through December 1998. Mr. Stutzen served as a Marketing Manager for Manof Communications from January 1985 to July 1994 and as international SWIFT systems manager for Bank Hapoalim from January 1980 until December 1984. Mr. Stutzen received a B.Sc. in Industrial and Management Engineering from the Technion, Israel Institute of Technology in 1974.

         Saul Simon has served as Vice President, Business Development and CRM Products of Retalix since January 2004, and served as its Vice President, Business Development from November 1997 until December 2003. Mr. Simon served as Vice President, U.S. Activities for Adapt Technologies from March 1993 to June 1997. Mr. Simon received a B.Sc. in Computer Science and Mathematics from Tel Aviv University in 1982.

         David R. Butler has served as Executive Vice President, Sales of Retalix USA Inc. since April 2005. He has been a member of the TCI board of directors since 2003 and was appointed TCI's President and CEO in July of 2004. Mr. Butler has served as vice president of sales for Best Software since 1996, with responsibility for all corporate sales and marketing programs. In 1998, he was named Chief Operating Officer, and in 1999 assumed the additional position of President. Mr. Butler brings 25 years of experience in providing business solutions to small and mid-sized firms. He was previously director of sales for Lawson Software, and also held leadership positions with Bachman Information Services, MAI Basic Four, and Burroughs Corp. Mr. Butler received a BS in Finance from California State University, Fullerton.

         Victor Hamilton has served as President of Retalix SCM, Inc. since April 2005. His career began in 1981 when he founded H&S Computer Systems. H&S provided customized computer software for the food distribution industry, specializing in ERP warehousing, and sales force automation applications. In January 2000, Mr. Hamilton assumed the role of Chairman and Chief Executive Officer of a newly formed company, Integrated Distribution Solutions, L.L.C. ("IDS"), and served in such capacities until the acquisition of IDS by Retalix in April 2005. In addition to his role as Chairman and Chief Executive Officer, Mr. Hamilton was the majority shareholder in IDS.

         Elhanan (Elli) Streit has served as an external director of Retalix since March 2000. Since January 1999, Mr. Streit has been a managing director of PFM International Access Limited. Mr. Streit served as the Director of the Friends Association at the Israel Museum from July 1996 through July 1998 and as a managing director at Dizengoff West Africa from August 1991 through January 1996. Mr. Streit served as an independent director in Advantech Ltd. from April 2000 to December 2002 and as a director of Primode Ltd. from September 2000 to December 2004. He received a B.A. in Economics and Political Science from the Hebrew University in 1963 and an M.B.A. from the Wharton School at the University of Pennsylvania in 1965.

         Ilan Horesh has served as an external director of Retalix since March 2000. Since November 1998, Mr. Horesh has been a director of system projects at Pelephone Communications Ltd. From December 1997 to November 1998, Mr. Horesh was Chief Executive Officer at Shefa - The Customers Club of Maccabi Health Services and, from January 1994 to December 1997, Mr. Horesh was a planning and development executive at PAZ Oil Corporation. He received a B.A. in History from Tel Aviv University in 1984, an M.A. in Political Science from Haifa University in 1990 and an M.A. in Business Management from Tel Aviv Management College in 1996.

         Sigal Hoffman has served as a director of Retalix since May 2004. Ms. Hoffman has worked as an attorney in private practice since 1995. Ms. Hoffman has a B.A. degree in Social Work, an M.B.A. in Educational Consulting and an LL.B. in law from Tel-Aviv University.

         Brian Cooper has served as a director of Retalix since August 1984. From December 1999 to June 2001, Mr. Cooper served as Retalix's Vice President, Israeli operations. Mr. Cooper also served as its Chief Financial Officer from August 1984 until December 1999. From 1979 to 1984, Mr. Cooper served as an officer in the Israeli Defense Forces as an economist and programmer. Mr. Cooper has been a director of YCD Multimedia Ltd. since June 2003. Mr. Cooper received a B.A. in Economics from Haifa University in 1977.

         Ian O'Reilly has served as a director of Retalix since November 2000. Mr. O'Reilly serves as a director of e-Daily and the Cambridge Building Society and served as a Group IT Manager at Tesco Stores Ltd. between 1991 and 2000. He received a British Computer Society Qualification from the Cambridge College of Arts and Technology in 1972.

         Amnon Lipkin-Shahak has served as a director of Retalix since April 2002. Since May 2001, Mr. Lipkin-Shahak has served as the chairman of the board in the TAHAL Group, and as a director in the Kardan Group, Granit Hacarmel and NILIT, and as the chairman of the Bountiful Israel Council. Between May 1999 and March 2001, Mr. Lipkin-Shahak served as a member of the Israeli parliament (the Knesset). During most of this period, Mr. Lipkin-Shahak served as a cabinet minister in charge of transport (between July 2000 and March 2001) and in charge of tourism (between July 1999 and July 2000). In December 1998, Mr. Lipkin-Shahak retired from his position as the Chief of Staff of the Israeli Defense Forces after thirty-six years of service in the Israeli army.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER



                                    ATTACHED

                                   APPENDIX B

                            STOCK PURCHASE AGREEMENT



                                    ATTACHED

                                   APPENDIX C

                           OPINION OF THE MENTOR GROUP



                                    ATTACHED

                     [Letterhead of The Mentor Group, Inc.]

March 31, 2005



Board of Directors
TCI Solutions, Inc.
17752 Skypark Circle
Suite 160
Irvine, CA 92108


Members of the Board:


You have advised that us TCI Solutions, Inc., a Delaware corporation (the "Company"), proposes to enter into a series of transactions with Retalix, Ltd., an Israeli corporation ("Retalix") whereby Retalix will acquire all of the capital stock of the Company for an aggregate purchase price of approximately $34.5 million (the "Consideration"). The Consideration is divided equally between cash and Retalix common stock, and comprises of approximately $17.25 million in cash and an amount of Retalix common stock with a value of $17.25 million based on a $24 per share value of Retalix common stock (the "Stock Consideration").

The material terms of the transactions contemplated by the acquisition provide, among others, that pursuant to the Stock Purchase Agreement ("Purchase Agreement"), Retalix through Retalix Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Retalix ("Holdings"), proposes to purchase all of the outstanding shares of the Company's Series A and Series B Preferred Stock (the "Acquisition") from certain shareholders (the "First Closing Selling Stockholders"). The Acquisition will result in Holdings holding approximately 73 percent of the outstanding voting shares of the Company, and the First Closing Selling Stockholders will receive consideration of approximately $12.9 million in cash and the Stock Consideration. Concurrently with the closing of the Acquisition, the Company, Retalix and Holdings will execute an Agreement and Plan of Merger (the "Merger Agreement") under which the Company would be merged into a subsidiary of Holdings ("Merger Sub"), with the Company surviving (the "Merger"). The Merger Agreement provides for the payment of consideration of approximately $0.9 million in cash and $1.7 million in cash to certain preferred stockholders and the Company's common stockholders, respectively, at the closing of the Merger. All preferred and common stockholders of the Company are referred to herein as the "Public Stockholders." The transactions described above and all related transactions are referred to collectively herein as the "Transaction."

You have requested us to render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the Public Stockholders, of the Consideration to be received by the Public Stockholders pursuant to the terms and conditions of the Purchase Agreement and Merger Agreement relating to the Transaction. We will receive a fee for providing this Opinion. The opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

This Opinion does not, with your express approval, address the fairness of the Transaction to creditors or any security holders of the Company, either debt or equity, other than the Public Stockholders, and we expressly disclaim any obligation to do so.

Further, this Opinion does not address the Company's underlying business decision to effect the Transaction. You did not request us to, nor did we, either solicit third party indications of interest or evaluate any specific third party proposals relating to the acquisition of all or a part of the Company. We did not participate in the negotiations with respect to the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     2. visited certain facilities and business offices of the Company in Irvine, California;

     3. reviewed: (i) the Company's Form 10-KSB for the fiscal year ended December 31, 2003, including the audited consolidated balance sheet of the Company and its subsidiaries, as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2002 and 2003;
          (ii) Form 10-QSB for the quarter ended September 30, 2004, including the unaudited consolidated balance sheets of the Company and its subsidiaries, as of December 31, 2003 and September 30, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the interim nine-month periods ended September 30, 2003 and September 30, 2004; and (iii) certain other publicly available business and financial information related to the Company, which we deemed to be relevant;

     4. reviewed the unaudited financial information, internally prepared by management of the Company, relating to the operations of the Company, including: (i) the unaudited consolidated balance sheet of the Company and its subsidiaries, as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 2004, and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries, as of February 29, 2004 and February 28, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the two months ended February 29, 2004 and February 28, 2005, which the Company's management has represented and warranted as the most current financial statements available;

     5. reviewed audited financial statements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003;

Board of Directors
TCI Solutions, Inc.
March 31, 2005


6. reviewed certain financial projections provided by the Company's management relating to the Company for the fiscal years ending December 31, 2005, 2006 and 2007;

7. reviewed copies of the following documents and agreements, certified by management of the Company as true, correct and complete: (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company; (ii) the Transaction Documents for the Series B Preferred Stock Financings; and (iii) the Transaction Documents for the Series D Preferred Stock Financing;

8. reviewed a draft of the following documents and agreements: (i) the Purchase Agreement among the Company, Retalix and Holdings; (ii) the Merger Agreement among Retalix, Holdings, Merger Sub and the Company;
         (iii) the Registration Rights Agreement between Retalix and certain selling shareholders; and (iv) the Escrow Agreement between Retalix and certain selling shareholders;

9. Analyzed the trading history, recent market prices, and valuation multiples for Retalix's common stock;

10. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

11. conducted such other studies, analyses and inquiries as we have deemed appropriate for purposes of this Opinion.

In preparing this Opinion, we assumed and relied on, with your express permission, the truth, accuracy and completeness of all information supplied or otherwise, including, without limitation, any financial information, forecasts or projections, made available to us, discussed with or reviewed by or for us, or publicly available. In addition, where appropriate, we relied upon publicly available information that we believed to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. We did not independently verify the accuracy and completeness of the information provided to us and have not assumed and expressly disclaim any responsibility for independently verifying such information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we did not conduct, and have not assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the Company's direction and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

We assumed, with your express permission, that the financial forecast information furnished to or discussed with us by the Company, was prepared in a reasonable manner and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. This Opinion expresses no view with respect to how the projections were obtained, the reasonableness of such projections, or the assumptions on which they were based. Further, we have relied, with your express permission, upon the certifications, representations and warranties of management of the Company that management is not aware of any facts or circumstances that would make any such forecasts inaccurate or misleading. This Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us, as of the date of this Opinion. Any subsequent change in such conditions could materially affect the assumptions used in the Opinion and would require a reevaluation of such Opinion. Although subsequent developments may affect this Opinion, we have assumed no obligation to update, revise or reaffirm such opinion, and we expressly disclaim any obligation to do so. In rendering this Opinion, we assumed, with your permission, that the proposed Transaction would be consummated substantially on the terms discussed in the Purchase Agreement and Merger Agreement, without any waiver of any material terms or conditions by any party thereto. Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed that the Company is not a party to any pending transaction, including external financings, recapitalizations, asset sales, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the Consideration. This Opinion expresses no opinion as to the price at which the Company's Common Stock will trade in the future. This Opinion does not give consideration to the tax effect of the proposed Transaction on the Company or the shareholders of the Company in the United States or in any other jurisdiction.

This Opinion does not address the underlying decision of the Company to engage in the Transaction and does not constitute a recommendation to the Board of Directors, or to any shareholder of the Company as to how such shareholder should vote or as to any other action such shareholder should take in connection with the Transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received in the Transaction by the Public Stockholders, pursuant to the terms and conditions of the Purchase Agreement and Merger Agreement, is fair, from a financial point of view, to the Public Stockholders and to the Company.

This Opinion is for the use and benefit of the Board of Directors in its evaluation of the Transaction and shall not be used by any other person without our prior written consent. This Opinion is delivered to the Company's Board of Directors subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of The Mentor Group, Inc. ("TMG") in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of TMG shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Except with respect to the use of this Opinion in connection with the Proxy Statement relating to the Transaction, this Opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.


THE MENTOR GROUP, INC.



/s/ THE MENTOR GROUP
--------------------

                                   APPENDIX D

                            APPRAISAL RIGHTS STATUTE

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX E

                           FINANCIAL STATEMENTS OF TCI

                                    ATTACHED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of TCI Solutions, Inc.
Irvine, CA


We have audited the accompanying balance sheet of TCI Solutions, Inc. (the "Company") as of December 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of TCI Solutions, Inc. at December 31, 2004, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.





/s/ Deloitte & Touche LLP
-------------------------

Costa Mesa, CA
April 15, 2005

TCI SOLUTIONS, INC.

BALANCE SHEET
DECEMBER 31, 2004

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                     $  3,344,919
  Accounts receivable, net of allowance for doubtful accounts of $127,798          3,355,635
  Prepaid expenses and other current assets                                          212,217
                                                                                ------------

           Total current assets                                                    6,912,771
                                                                                ------------

PROPERTY AND EQUIPMENT:
  Computer equipment                                                               4,536,282
  Furniture and fixtures                                                             796,011
  Leasehold improvements                                                             190,227
                                                                                ------------

                                                                                   5,522,520
  Less accumulated depreciation and amortization                                  (4,248,192)
                                                                                ------------

           Property and equipment--net                                             1,274,328

GOODWILL                                                                             529,031

OTHER ASSETS                                                                          23,232
                                                                                ------------

TOTAL                                                                           $  8,739,362
                                                                                ============


See notes to financial statements.                                               (Continued)

TCI SOLUTIONS, INC.

BALANCE SHEET
DECEMBER 31, 2004

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                              $    825,873
  Accrued expenses                                                                 1,504,869
  Line of credit                                                                   2,437,046
  Current portion of capital lease obligation                                         24,270
  Deferred revenue                                                                 2,131,372
                                                                                ------------

           Total current liabilities                                               6,923,430
                                                                                ------------

CAPITAL LEASE OBLIGATION--Net of current portion                                      11,603

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, no par value--6,146,227                    5,509,993
    shares authorized; 5,816,037 shares issued and outstanding;
    liquidation preference of $6,165,000
  Series B convertible preferred stock, no par value--26,653,094                  12,340,746
    shares authorized; 26,653,094 shares issued and outstanding;
    liquidation preference of $13,327,000
  Common stock, $0.001 par value--72,000,000 shares authorized;                   37,481,222
    12,825,459 shares issued and outstanding
  Warrants to purchase common stock                                                  178,129
  Accumulated deficit                                                            (53,705,761)
                                                                                ------------

           Net stockholders' equity                                                1,804,329
                                                                                ------------

TOTAL                                                                           $  8,739,362
                                                                                ============


See notes to financial statements.                                               (Concluded)

TCI SOLUTIONS, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                2004               2003
REVENUES:
  Software licenses                                         $ 6,092,744        $ 5,561,806
  Maintenance                                                 4,754,043          3,787,985
  Services                                                   10,443,718          8,993,278
  Other                                                         537,509          2,870,681
                                                            -----------        -----------

           Total revenues                                    21,828,014         21,213,750
                                                            -----------        -----------

COST OF REVENUES:
  Software licenses                                             657,541            102,646
  Maintenance                                                   868,622          1,220,271
  Services                                                    7,123,382          5,771,337
  Other                                                         472,777          2,083,939
                                                            -----------        -----------

           Total cost of revenues                             9,122,322          9,178,193
                                                            -----------        -----------

GROSS PROFIT                                                 12,705,692         12,035,557
                                                            -----------        -----------

OPERATING EXPENSES:
  Product development                                         3,519,073          4,044,544
  Sales and marketing                                         7,061,998          7,376,018
  General and administrative                                  4,970,786          6,476,473
                                                            -----------        -----------

           Total operating expenses                         15,551,857          17,897,035
                                                            -----------        -----------

OPERATING LOSS                                               (2,846,165)        (5,861,478)

OTHER EXPENSE                                                   (85,076)           (88,936)
                                                            -----------        ----------

LOSS BEFORE PROVISION FOR INCOME TAXES                       (2,931,241)        (5,950,414)

PROVISION FOR INCOME TAXES                                       5,000               9,600
                                                            -----------             ------

NET LOSS                                                    $(2,936,241)       $(5,960,014)
                                                            ============       ===========

Net loss per share--basic and diluted                       $     (0.23)       $     (0.46)
Weighted-average common shares outstanding--basic and
diluted                                                      12,822,521         12,819,263


See notes to financial statements.

TCI SOLUTIONS, INC.


STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                     Series A                       Series B
                                    Convertible                   Convertible
                                   Preferred Stock                Preferred Stock                  Common Stock
                                Shares         Amount          Shares         Amount          Shares         Amount


BALANCE--January 1, 2003          5,816,037    $ 5,509,993      26,653,094    $ 12,340,746     12,819,263     $37,479,292
    Net loss
                                  ---------      ---------      ----------      ----------     ----------      ----------
BALANCE--December 31,
  2003                            5,816,037      5,509,993      26,653,094      12,340,746     12,819,263      37,479,292

Exercise of stock options                                                                           6,196           1,930

    Net loss
                                  ---------      ---------      ----------      ----------     ----------      ----------
BALANCE--December 31,
  2004                            5,816,037    $ 5,509,993      26,653,094    $ 12,340,746     12,825,459     $37,481,222
                                 ==========    ===========     ===========   =============    ===========     ===========

See notes to financial statements.



                                   Warrants
                                 to Purchase
                                   Common      Accumulated
                                   Stock         Deficit            Net


BALANCE--January 1, 2003             $178,129     $(44,809,506)   $ 10,698,654
    Net loss                                        (5,960,014)     (5,960,014)
                                                   ------------    ------------

BALANCE--December 31,
  2003                                178,129      (50,769,520)      4,738,640

Exercise of stock options                                                1,930

    Net loss                                        (2,936,241)     (2,936,241)
                                                   ------------    ------------

BALANCE--December 31,
  2004                               $178,129     $(53,705,761)   $  1,804,329
                                    =========     =============   ============

See notes to financial statements.

TCI SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                            2004               2003

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $(2,936,241)       $(5,960,014)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                                           630,750            609,017
    Provision for doubtful accounts                                        (212,000)           750,000
    Changes in operating assets and liabilities:
      Accounts receivable--net                                              110,520          4,378,259
      Prepaid expenses and other current assets                              33,367            398,902
      Other assets                                                           (3,467)            (1,740)
      Accounts payable                                                     (418,975)           (16,547)
      Accrued expenses                                                      467,285         (1,287,239)
      Deferred revenue                                                    1,365,932            130,740
                                                                        -----------        ----------

           Net cash used in operating activities                           (962,829)          (998,622)
                                                                        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES--Acquisition of
  property, plant and equipment                                            (182,378)          (712,894)
                                                                        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease obligation                            (23,270)           (22,848)
  Proceeds from line of credit                                            1,000,000            500,000
  Repayments on line of credit                                             (167,865)          (209,218)
  Proceeds from exercise of stock options                                     1,930

           Net cash provided by financing activities                       810,795            267,934
                                                                        -----------        ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                  (334,412)        (1,443,582)

CASH AND CASH EQUIVALENTS--Beginning of year                              3,679,331          5,122,913
                                                                        -----------        -----------

CASH AND CASH EQUIVALENTS--End of year                                  $ 3,344,919        $ 3,679,331
                                                                        ===========        ===========


                                                                                       (Continued)

TCI SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                           2004               2003
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--Cash paid during the period for:
  Interest                                                              $    95,693        $ 132,303
                                                                        ===========        =========

  Income taxes                                                          $     7,238        $   9,600
                                                                        ===========        =========


         NONCASH INVESTING AND FINANCING ACTIVITIES:
   During 2003, we entered into the following noncash investing and financing activities: Acquired $46,284 of equipment under capital lease arrangements.


         See notes to financial statements.                         (Concluded)

TCI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------------------------


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business--We provide retailers with enterprise solutions consisting of mission-critical software applications and specialized professional services. Our software enables retailers to quickly and accurately execute strategic business decisions in the areas of merchandise planning and optimization, merchandise management and store operations. Our architecture and enterprise data repository provide a powerful and flexible foundation that can automate and support electronic data exchange throughout the enterprise and retail supply chain.

Basis of Presentation--The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates--The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the allowance for doubtful accounts, contingencies and income taxes.

Cash and Cash Equivalents--We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. We maintain our cash balances with one financial institution. These balances are insured by the Federal Deposit Insurance Corporation for up to $100,000. At December 31, 2004, uninsured amounts held at this financial institution total $3,244,919. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash.

Accounts Receivable--We perform ongoing credit evaluations of our customers and generally do not require collateral. We maintain allowances for estimated credit losses, and such losses have been within management's expectations.

Inventory--Inventory consists primarily of computer hardware and software, manual inserts and binders and is stated at the lower of first-in, first-out cost or market. Inventory of approximately $64,000 has been included in prepaid expenses and other current assets in the accompanying balance sheet.

Property and Equipment--Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful life of five years. Leasehold improvements are amortized over the shorter of the remaining life of the respective leases or the useful life of the improvements. Depreciation and amortization expense was $630,750 and $609,017 for the years ended December 31, 2004 and 2003, respectively.

Goodwill--SFAS No. 142, Goodwill and Other Intangible Assets, requires that goodwill and other intangible assets with indefinite useful lives be tested for impairment annually or when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In accordance with SFAS No. 142, we do not amortize goodwill, but perform the required two-step impairment review each year. Step one of this review determines whether the fair value of each reporting unit is less than its carrying amount as of the measurement date. In the event that the fair value of each reporting unit was less than the carrying amount, step two of the test would be required to determine if the carrying value of goodwill exceeded the implied fair value. We performed an impairment analysis as of June 30, 2004 in accordance with SFAS No.
142. The analysis indicated there was no impairment of goodwill in software, the only segment to which goodwill is allocated. As of December 31, 2004, no impairment of goodwill has been recognized. If estimates change, a materially different impairment conclusion could result.

Long-Lived Assets--SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets requires long-lived assets to be reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable from future cash flows. Based on our analysis, there is no impairment of long-lived assets at December 31, 2004.

Revenue Recognition--We license software products under noncancelable perpetual license agreements and provide related services, including consulting and customer support. We recognize revenue in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended and interpreted by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants and Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, which provides further interpretive guidance for public reporting companies on the recognition, presentation and disclosure of revenue in financial statements.

Software license revenue is recognized when a license agreement has been signed, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is reasonably ensured. If a software license contains an undelivered element, the fair value of the undelivered element is deferred and the related revenue recognized once the element is delivered. Revenues attributable to undelivered elements, including consulting services and post-contract support, are based on the sales price of those elements when sold separately. If vendor specific objective evidence of the fair value of an undelivered element is not available, all revenue is deferred. In addition, if a software license contains customer acceptance criteria or a cancellation right, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. We do not offer rights of return.

Services are separately priced, are generally available from a number of suppliers, and are not essential to the functionality of our software products. Services, which include project management, system planning, design and implementation, customer configurations and training, are billed on an hourly basis. Services revenue billed on an hourly basis is recognized as the work is performed. Customer support services include post-contract support and the rights to unspecified upgrades and enhancements, when and if available. Maintenance revenues from ongoing customer support services are typically billed on an annual basis, with the revenue being deferred and recognized ratably over the maintenance period.

Other revenue is recognized when the third-party hardware and software products have been delivered and title has passed.

Basic and Diluted Net Loss per Share--Net loss per share is calculated in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted-average number of common and common equivalent shares outstanding during the period if their effect is dilutive. Common equivalent shares include the conversion of preferred stock and the impact of stock option plans calculated using the treasury stock method. Common equivalent shares for the years ended December 31, 2004 and 2003, totaling 49,647,081 and 45,343,474, respectively, have been excluded from diluted weighted-average common shares, as the effect would be antidilutive.

Income Taxes--We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the liability method in accounting for income taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

Stock-Based Compensation--We account for employee stock-based compensation using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and have adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

SFAS No. 123 requires the disclosure of pro forma net income (loss) had we adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from our stock option awards. These models also require subjective assumptions, including expected life, which greatly affect the calculated values. Our calculations were made using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected life of six years; stock volatility of 1%; risk-free interest rates of 4.0% in the years ended December 31, 2004 and 2003; and no dividends during the expected term. Our calculations are based on an option valuation approach, and forfeitures are recognized as they occur. The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

Had compensation costs for the plan been determined based on the fair value of the options and warrants at the grant dates consistent with the method of SFAS No. 123, our net loss would have been the following in the years ended December 31, 2004 and 2003:

                                                                      2004               2003

Net loss:
  As reported                                                     $(2,936,241)       $(5,960,014)
  Add:  Total stock-based employee compensation expense
    determined under fair-value-based method for all
    awards--net of tax                                               (188,913)           (68,939)
                                                                  -----------        ----------

Pro forma                                                         $(3,125,154)       $(6,028,953)
                                                                  ===========        ===========

Net loss per share--basic and diluted:
  As reported                                                    $      (0.23)           $ (0.46)
  Pro forma                                                      $      (0.24)           $ (0.47)


Comprehensive Income--SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss), as defined, includes all changes in equity (net assets) during a period from transactions and other events and circumstances from nonowner sources. There is no difference between net loss and comprehensive loss in our financial statements for the years ended December 31, 2004 and 2003.

New Accounting Pronouncements--In December 2004, the Financial Accounting Standards Board revised Statement No. 123 ("FAS 123R"), "Share-Based Payment," which requires companies to expense the estimated fair value of employee stock options and similar awards based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. The accounting provisions of FAS 123R will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. We will adopt the provisions of FAS 123R on July 1, 2005 using a modified prospective application. Under the modified prospective application, FAS 123R, will apply to new awards, unvested awards that are outstanding on the effective date and any awards that are subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FAS 123 (Note 2 Stock-Based Compensation). We are in the process of determining how the new method of valuing stock-based compensation as prescribed in FAS 123R will be applied to valuing stock-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on our financial statements.

Research & Development--We expense research and development costs as incurred. We do not consider new products or new versions to be technologically feasible until all design specifications for functionality, features and technical performance are completed and all uncertainties related to identified high-risk development issues are resolved. Once all high-risk development issues are resolved and the program design is finalized, the products have historically been considered ready for general release. As a result, no amounts are required to be capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," because no significant costs are incurred subsequent to the establishment of technological feasibility.

Customer Concentrations--We provide credit in the normal course of business to customers throughout the United States. All of our customers are in the retail industry. Two customers accounted for 18% and 11% of revenue for the year ended December 31, 2004 and one customer accounted for 17% of revenue for the year ended December 31, 2003. Approximately 57% of accounts receivable was due from three customers as of December 31, 2004. A significant decrease in sales to, or inability to collect accounts receivable from, any significant customer could have a material adverse impact on us.

2. ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2004:

Accrued vacation                                             $ 529,050
Accrued commissions                                            356,474
Customer deposits                                              334,653
Accrued sales and use tax                                      111,881
Accrued Severance                                               95,988
Accrued other                                                   76,823
                                                                ------

Total accrued expenses                                      $1,504,869
                                                            ==========


                                                             1,504,869




3. INCOME TAXES

Our provision for income taxes consists of the following at December 31:

                                                2004               2003

Current:
  Federal                                         $ -                $ -
  State                                         5,000              9,600

Deferred:
  Federal                                    (935,222)        (1,840,757)
  State                                       (66,618)          (473,329)
  Change in valuation allowance             1,001,840          2,314,086
                                            ----------        ----------

                                            $   5,000          $   9,600
                                            =========         ==========




Our reconciliation of income tax expense computed at the federal statutory rate of 34% to income tax expense is as follows:

                                                2004               2003

Tax at federal statutory rates             $ (996,622)       $(2,026,404)
State income taxes--net                       (35,793)          (309,534)
Other                                          35,575             31,452
Change in valuation allowance               1,001,840          2,314,086
                                           -----------       -----------

                                           $    5,000        $     9,600
                                           ==========        ===========

Deferred income taxes arise from the impact of temporary differences between the amounts of assets and liabilities recorded for tax and financial reporting purposes. The primary differences giving rise to our deferred tax assets and liabilities are as follows at December 31:

                                                2004                2003

Deferred tax assets (liabilities):
  Allowance for doubtful accounts        $     54,749        $    270,065
  Accrued compensation                        283,870             247,588
  State taxes                                   1,700               3,264
  Net operating loss carryforwards         11,426,405          10,283,017
  Depreciation and amortization              (121,011)          (160,061)
  Software development costs                   19,375              19,375
                                         ------------         -----------

                                           11,665,088          10,663,248
Valuation allowance                       (11,665,088)        (10,663,248)
                                         ------------         -----------

Total deferred tax assets                $        -          $        -
                                         ============        ============


At December 31, 2004, we had federal and state net operating loss carryforwards of approximately $30,758,000 and $16,650,000, respectively, which begin to expire in 2007 and 2005, respectively. We may have experienced a greater than 50% change in ownership as defined under Internal Revenue Code Section 382, in which case our ability to utilize the net operating loss carryforwards may be limited.

4. LINE OF CREDIT

On February 27, 2004, we entered into a $3,500,000 credit facility with a financial institution composed of a $500,000 equipment line of credit and a $3,000,000 accounts receivable revolving line of credit. Each advance under the equipment line of credit shall accrue interest at 0.75% above the prime rate is payable monthly. Beginning November 27, 2004, outstanding borrowings under the equipment line of credit shall be payable in 30 equal monthly installments, plus interest at 0.75% above the prime rate (6.0% at December 31, 2004) through the maturity date. The equipment line of credit matures in June 2007. The accounts receivable revolving line of credit bears interest at 0.50% above the prime rate (5.75% at December 31, 2004).

On November 18, 2004, we amended the above facility. The amended credit facility is comprised of a $3,000,000 accounts receivable revolving line of credit and a $1,000,000 maintenance receivable revolving line of credit. The maintenance revolving line of credit is not to exceed (i) $1.5 million from November 18, 2004 through February 28, 2005, (ii) $1 million from March 1, 2005 through March 31, 2005 and (iii) $500,000 from April 1, 2005 through May 31, 2005. The amended facility does not extend an equipment line of credit. The revolving line of credit bears interest at 0.50% above the prime rate (5.75% at December 31, 2004) and matures in May 2005. Borrowings are collateralized by substantially all of our assets, including our intellectual property. At the maturity of revolving line, Retalix, who purchased substantially all of our outstanding Series A Preferred Stock and Series B Preferred Stock on April 1, 2005, will pay down the line out of working capital.

Borrowings under the accounts receivable and maintenance receivable revolving lines of credit are limited to 80% and 50%, respectively, of eligible accounts receivable, as defined. As of December 31, 2004, available borrowings under the revolving line of credit were approximately $574,000. As of December 31, 2004, we have outstanding borrowings against our credit facility of $2,437,046 consisting of $186,255 under the equipment line of credit and $2,250,791 under the revolving line of credit.

We are required to comply with certain financial covenants and conditions, including quick ratio percentages. As of December 31, 2004, we were in compliance with all covenants included in the terms of the credit facility.

In connection with our credit facility, we granted warrants to purchase 115,000 shares of common stock at an exercise price of $0.25 per share to the financial institution (see Note 5). As the warrants were substantially out of the money, the fair value of the warrants, which was estimated using the Black-Scholes model, was nominal.

5. STOCKHOLDERS' EQUITY

Convertible Preferred Stock--The significant terms of our preferred stock are described below:

     Voting Rights--Holders of the preferred stock have the same voting rights as the common stockholders and are entitled to vote on an as-converted to common stock basis. Both Series A and B preferred stockholders have the right to elect two directors.

     Dividends--The Series B, together with the Series A, are entitled to receive cumulative cash dividends at a rate of 8% of the original issuance price per year, prior to the declaration of any dividend of the common stock or upon a Liquidation Event (the "Preferred Dividend"). In addition to the cumulative dividends, holders of the Series A are entitled to receive an additional dividend of $0.06033 per share, payable in authorized but unissued shares of Series A valued at the original issuance price (the "Series A PIK Dividend"). As a result, we have reserved a total of 330,189 shares of Series A to be issued upon payment of the Series A PIK Dividend. The Preferred Dividend and the Series A PIK Dividend shall be payable, whether or not declared by the Board of Directors, upon the effective date of a Liquidation Event. The Series A PIK Dividend is also payable on the mandatory or voluntary conversion of all outstanding shares of Series A and Series B to common stock.

     Conversion Rights--The conversion price of Series A and B is $0.50 per share. This conversion price is subject to adjustment for certain events, as defined. Series A and B are convertible automatically at the time of a qualified public offering, as defined, or any time at the option of the holder. Conversion is automatic in the event of a public offering of our common stock, meeting certain specified criteria.

     Liquidation Rights--Holders of the preferred stock are entitled to a preferential distribution of assets in the event of liquidation. Upon the occurrence of any Liquidation Event, as defined below, our assets available for distribution to stockholders, whether from capital, surplus, earnings or otherwise, shall be distributed in the following order of priority:

         The holders of the Series A and B are currently entitled to receive, prior to and in preference to any distribution of any of our assets or surplus funds to the holders of the common stock, an amount equal to the stated value of $1.06 per share and $0.50 per share, respectively. The holders of Series B are entitled to receive, in preference to holders of Series A and the common stock, all accrued but unpaid dividends on Series B. The holders of Series A are entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to all accrued but unpaid preferred dividends and the Series A PIK Dividend on each share of Series A preferred stock. Our remaining assets available for distribution shall be distributed ratably to the holders of the outstanding shares of our common stock and of our convertible preferred stock as if converted to common stock immediately prior to liquidation.

         A Liquidation Event is defined as (i) our voluntary or involuntary liquidation, dissolution or winding-up; (ii) a merger, consolidation or sale of voting control in which our stockholders, immediately prior to the merger, consolidation or sale, do not own a majority of the outstanding shares of the surviving corporation, or (iii) the sale or lease of substantially all of our assets, technology or intellectual property.

     Antidilution Rights--Both holders of designated preferred stock are entitled to "full-ratchet" antidilution rights. Under full-ratchet antidilution, the conversion price of the preferred stock is reduced to the price at which the dilutive securities are issued. A reduction in the conversion price will result in an increase in the number of shares of common stock that can be issued upon conversion. The issuance of Series B, at $0.50 per share, triggered the full-ratchet antidilution rights afforded to Series A. As a result, the number of shares of common stock into which Series A are convertible increased from 5,816,037 to 12,330,000 shares.

Warrants--In February and November 2004, we granted warrants to purchase 35,000 and 80,000 shares of common stock, respectively, at an exercise price of $0.25 per share to a financial institution. These warrants are immediately exercisable and expire on February 27, 2011 and November 18, 2011, respectively. The estimated fair value of these warrants using the Black-Scholes model was nominal. All warrants remain outstanding and exercisable as of December 31, 2004.

As of December 31, 2004, a total of 930,757 warrants to purchase shares of common stock are outstanding, which are fully exercisable at $0.25 per warrant through 2011.

6. COMMITMENTS AND CONTINGENCIES

We are involved in a dispute related to alleged preference payments to TCI from a customer who subsequently declared bankruptcy. We have provided a written response to the claimant regarding the our defenses to the claims made. As it is not possible to estimate the outcome of this issue, no accrual has been recorded in the financial statements. We believe that the possible liability could reasonably range in amount from zero to approximately $364,000.

Additionally, we lease certain facilities and equipment under agreements that expire at various times through 2008, which are accounted for as operating leases. Total rental expense for noncancelable operating leases was approximately $722,000 and $1,124,000 for the years ended December 31, 2004 and 2003, respectively. For those noncancelable leases with scheduled rental increases, rent expense is recorded on a straight-line basis over the lease term. Included in accrued liabilities is $28,377 of deferred rent at December 31, 2004.

We leased equipment with a net book value of $54,670, net of related accumulated depreciation and amortization of $680,290 at December 31, 2004, under capital lease agreements.

At December 31, 2004, future minimum lease payments, under operating and capital leases, consist of the following:

Year Ending                                           Capital         Operating
December 31                                           Leases           Leases

2005                                                $  25,567       $  689,943
2006                                                   11,614          662,539
2007                                                    1,936          656,793
2008                                                                    48,930
                                                    ---------       ----------

Future minimum lease payments                          39,117       $2,058,205
Less amount representing interest                      (3,244)      ----------
                                                    ---------
Present value of future minimum lease payments         35,873
Less current portion                                  (24,270)
                                                    ---------
                                                    $  11,603
                                                    =========


We have an agreement with a financial institution for the issuance of letters of credit up to an aggregate amount not to exceed $500,000. At December 31, 2004, we had $150,000 of letters of credit outstanding for our facility lease. These amounts are not included in our financial statements.

During the normal course of business, we have made certain indemnities, commitments and guarantees under which we may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to our customers in connection with the sales of our products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to our directors and officers. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments we could be obligated to make. We have not recorded any liability for these indemnities, commitments and guarantees in the accompanying balance sheets as the fair value is insignificant. We have never had to make any payments in the past and do not expect to in the future.

Litigation--In the normal course of business, we are subject to various legal matters. In the opinion of management, the resolution of these matters will not likely have a material adverse effect on our operations, cash flows and financial position.

7. STOCK OPTIONS

We maintain two stock option plans for our employees, directors and consultants. The purpose of the plans is to provide employees, directors and consultants an opportunity to participate in our ownership.

Our 1993 stock option plan consists of: (1) the 1993 Equity Incentive Plan and
(2) the 1993 Nonemployee/Directors Stock Option Plan (together, "1993 Option Plan"). The 1993 Option Plan provides for the issuance of up to 571,688 shares of common stock to employees, directors and consultants under incentive and nonstatutory stock option grants. Options granted under the 1993 Equity Incentive Plan have a term of 10 years when issued and vest over a five-year period. Options granted under the 1993 Nonemployee/Directors Stock Option Plan have a term of 10 years and vest immediately. Incentive and nonstatutory stock options may be granted at an exercise price equal to the fair market value of our common stock at the date of the grant. At December 31, 2004, there were 14,100 options outstanding and 557,588 options available for future grant under the 1993 Option Plan.

Our 2001 stock option plan consists of: (1) the 2001 Equity Incentive Plan and
(2) the 2001 Nonemployee/Directors Stock Option Plan (together, "2001 Option Plan"). The 2001 Option Plan provides for the issuance of up to 17,733,763 shares of common stock to employees, directors and consultants under incentive and nonstatutory stock option grants. Options granted under the 2001 Equity Incentive Plan have a term of 10 years when issued and vest over a five-year period. Options granted under the 2001

Nonemployee/Directors Stock Option Plan have a term of 10 years and vest immediately. Incentive and nonstatutory stock options may be granted at an exercise price equal to the fair market value of our common stock at the date of the grant. At December 31, 2004, there were 7,489,465 options outstanding and 10,244,298 options available for future grant under the 2001 Option Plan.

On October 27, 2004, we presented an offer to exchange outstanding options (the "Exchange Offer") under our 1993 and 2001 Option Plans to our employees and directors. On November 25, 2004, we canceled an aggregate of 9,278,200 shares of our common stock pursuant to the Exchange Offer. We planned on issuing to our employees and directors which tendered their options and still remain with us, replacement options under our 2001 Option Plan, with an exercise price that would reflect the then-current estimated fair value of our common stock determined by our Board of Directors and based on an independent valuation on or about May 27, 2005. None of the employees or directors participating in the Exchange Offer were granted any options during the six month period prior to the exchange, or during the period from the exchange date to year end. See Note 11, 'Subsequent Events'.

On June 25, 1995, we issued an employee an option to purchase 51,156 shares of common stock at $0.20 a share. This issuance was not under the 1993 Option Plan. All options vested on the issuance date and shall expire on June 21, 2005.

Option activity for the 1993 and 2001 Option Plans is as follows:

                                                              Weighted-      Number        Weighted-
                                               Number         Average         of            Average
                                                of            Exercise       Options       Exercise
                                               Options         Price        Exercisable     Price

Outstanding--January 1, 2003                  3,656,668       $ 0.33        3,221,918      $ 0.31

Granted (weighted-average fair
  value of $0.05 per share)                   5,219,608       $ 0.25
Canceled                                       (198,200)      $ 0.29
                                            -----------

Outstanding--December 31, 2003                8,678,076       $ 0.27        4,692,595      $ 0.29

Granted (weighted-average fair                9,989,801       $ 0.13
  value of $0.05 per share)
Exercised                                        (6,196)      $ 0.31
Canceled                                    (11,158,116)      $ 0.27
                                            -----------

Outstanding--December 31, 2004                7,503,565       $ 0.08        1,650,485      $ 0.21
                                            ===========


Additional information regarding options outstanding is as follows as of December 31, 2004:

                              Options Outstanding                              Options Exercisable
                                             Weighted-
                                              Average       Weighted-                    Weighted-
                                             Remaining       Average                      Average
Exercise                   Number           Contractual     Exercise          Number     Exercise
  Prices                Outstanding         Life (Years)     Price         Exercisable     Price

$0.05                    6,170,191               9.69        $0.05           351,171       $0.05
$0.25                    1,319,274               5.10        $0.25         1,286,854       $0.25
$0.53                       11,100               6.65        $0.53             9,460       $0.53
$1.06                        1,500               4.91        $1.06             1,500       $1.06
$1.50                        1,500               2.28        $1.50             1,500       $1.50
                         ---------                                         ---------

                         7,503,565                                         1,650,485
                         =========                                         =========


As discussed in Note 1, we continue to account for our stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and related interpretations. No compensation expense has been recognized in the financial statements for employee stock arrangements.

8. 401(k) RETIREMENT PLAN

We provide a 401(k) retirement plan (the "401(k) Plan") for our employees. Under the terms of the 401(k) Plan, we match dollar for dollar up to the first $250 contributed. For every dollar contributed over $250, we match $0.25 for each dollar contributed up to 6% of employee's compensation, not to exceed a maximum contribution of $2,500 per year. For the years ended December 31, 2004 and 2003, our total contributions were $119,427 and $169,782, respectively.

9. OPERATING SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by our chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our operating segments are managed separately because each segment represents a strategic business unit that offers different products or services.

Our reportable operating segments include software licenses, maintenance, services and other. The software licenses operating segment develops and markets our software products. The maintenance segment provides after-sales support for software products. The services segment provides fee-based training and implementation services related to our products. The other segment represents third-party hardware and software products.

We do not separately allocate operating expenses to these segments, nor do we allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues and gross profit, as this information is the only segment information provided to the chief operating decision-maker.

Operating segment data is as follows for the years ended December 31, 2004 and 2003:

                                Software
                                Licenses       Maintenance       Services           Other          Total

Year ended
  December 31, 2003:
  Revenues                     $ 5,561,806     $ 3,787,985       $ 8,993,278     $2,870,681      $21,213,750
  Cost of revenues                 102,646       1,220,271         5,771,337      2,083,939        9,178,193
                               -----------     -----------       -----------     ----------      -----------
Gross profit                   $ 5,459,160     $ 2,567,714       $ 3,221,941     $  786,742      $12,035,557
                               ===========     ===========       ===========     ==========      ===========
Year ended
  December 31, 2004:
  Revenues                     $ 6,092,744     $ 4,754,043       $10,443,718     $  537,509      $21,828,014
  Cost of revenues                 657,541         868,622         7,123,382        472,777        9,122,322
                               -----------     -----------       -----------     ----------      -----------
Gross profit                   $ 5,435,203     $ 3,885,421       $ 3,320,336     $   64,732      $12,705,692
                               ===========     ===========       ===========     ==========      ===========


10. SUBSEQUENT EVENTS

The majority of our stock has been acquired. On April 1, 2005, we entered into a Stock Purchase Agreement with Retalix Ltd., an Israeli corporation, and certain holders of our outstanding Series A Preferred Stock and Series B Preferred Stock (the "Selling Stockholders"), pursuant to which Retalix purchased substantially all of our outstanding Series A Preferred Stock and Series B Preferred Stock (the "Acquisition") for an aggregate purchase price of $30,035,148, consisting of 715,729 ordinary shares of Retalix valued at $17,177,500 and $12,857,648 in cash which was paid to the Selling Stockholders pro rata. As part of the transaction, we paid a bonus to certain employees and directors of an aggregate of $1,744,999 in cash. This amount was subtracted from Acquisition proceeds otherwise payable to the Selling Stockholders. The acquisition resulted in Retalix beneficially owning, in excess of 73% of our outstanding voting stock (calculated on an as-converted to common stock basis), and specifically, 99.8% of the outstanding Series A Preferred Stock and 95.8% of the outstanding Series B Preferred Stock. In connection with the Acquisition, on April 1, 2005, we entered into an agreement and plan of merger with Retalix Ltd., Retalix Holdings, Inc. ("Retalix Holdings") and certain subsidiaries of Retalix Holdings under which we would be merged with and into a subsidiary of Retalix Holdings and all of our outstanding common stock and preferred stock, other than shares held by Retalix Holdings and shares as to which appraisal rights have been properly asserted under Delaware law, would be exchanged for cash (the "Merger"). As a result of the Merger, other than shares held by Retalix Holdings and shares as to which appraisal rights have been properly asserted under Delaware law, each outstanding share of our common stock will be converted into the right to receive $0.132 in cash; each outstanding share of Series A Preferred Stock (on an as-converted to common stock basis) will be converted into the right to receive $0.8409 in cash; and each outstanding share of Series B Preferred Stock (on an as-converted to common stock basis) will be converted into the right to receive $0.7573 in cash. Following the Merger, we would cease to exist and all of our assets and liabilities would be held by a subsidiary of Retalix Holdings. The Merger would constitute a Liquidation Event as defined in Note 5, above.


                                     ******

                                      PROXY

                PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
                               TCI SOLUTIONS, INC.

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
               DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned stockholder(s) of TCI Solutions, Inc., a Delaware corporation (the "Company"), hereby appoint(s) David R. Butler, Stephen P. DeSantis, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held on _______________, 2005, and at any and all adjournments thereof, to vote all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company held of record by the undersigned on ____________, 2005, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.



          THE PROPOSALS HAVE BEEN PROPOSED BY THE COMPANY.                      Please mark vote as      |X|
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSALS.           indicated in this
                                                                                example using dark
                                                                                     ink only.

                                                                                For      Against      Abstain
                                                                                ---      -------      -------

1.  PROPOSAL TO ADOPT the agreement and plan of merger pursuant to which        |_|        |_|          |_|
    RTLX LLC, a subsidiary of Retalix, Ltd., will merge with and into TCI
    (with TCI surviving), followed immediately by the merger of TCI with and into Survivor RTLX LLC (with Survivor RTLX LLC surviving); and



3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

    |_| I plan to attend the Special Meeting

    Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign.
    All joint owners should sign.


    ____________________________________________________       Date: _____________________________
    Signature

    ____________________________________________________
    Print Name
